Exhibit 10.7

Execution Version

CREDIT AGREEMENT
Dated as of
September 29, 2025
among
BLACKFIN PIPELINE, LLC
as the Borrower,
BLACKFIN PIPELINE PLEDGOR, LLC
as the Parent,
BLACKFIN SUPPLY, LLC,
as the Permitted Subsidiary,
MUFG BANK, LTD.,
as Administrative Agent,
SUMITOMO MITSUI BANKING CORPORATION,
as Collateral Agent,
and
THE LENDERS PARTY HERETO FROM TIME TO TIME
___________________________________
MUFG BANK, LTD.,
JPMORGAN CHASE BANK, N.A.,
MIZUHO BANK, LTD.,
and
SUMITOMO MITSUI BANKING CORPORATION,
as Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
i

SCHEDULES
1.01A    Commitments
1.01B    Collateral Documents
2.05(a)    Amortization Schedule
4.01(p)    Permits
5.05    Certain Liabilities
6.11(b)    Closing Date Material Real Property
6.16    Post-Closing Deliveries
6.22    Insurance Policies
7.01(b)     Existing Liens
7.03(b)     Existing Indebtedness
7.07    Transactions with Affiliates
7.08    Certain Contractual Obligations
10.02(a)     Administrative Agent’s Office, Certain Addresses for Notices

v

EXHIBITS
Form of
A    Committed Loan Notice
B    Note
C-1    Compliance Certificate
C-2    Solvency Certificate
D    Assignment and Assumption
E-1    Security and Depositary Agreement
E-2    Pledge Agreement
F    CP2/Matterhorn Consent Agreement
G    First Lien Intercreditor Agreement
H-1    US Tax Compliance Certificate (Foreign Non-Partnership Lenders)
H-2    US Tax Compliance Certificate (Foreign Non-Partnership Participants)
H-3    US Tax Compliance Certificate (Foreign Partnership Lenders)
H-4    US Tax Compliance Certificate (Foreign Partnership Participants)
I-1    Affiliated Lender Assignment and Assumption
I-2    Affiliated Lender Notice
J    Independent Engineer Certificate
K    O&M Consent Agreement

CREDIT AGREEMENT
This CREDIT AGREEMENT (as the same may be amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of September 29, 2025, among Blackfin Pipeline, LLC, a Delaware limited liability company (the “Borrower”), Blackfin Pipeline Pledgor, LLC, a Delaware limited liability company and the direct parent of the Borrower (together with its successors, the “Parent”), Blackfin Supply, LLC, a Delaware limited liability company and the direct subsidiary of the Borrower (the “Permitted Subsidiary”), MUFG Bank, Ltd. (acting through such of its affiliates or branches as it deems appropriate), as Administrative Agent, Sumitomo Mitsui Banking Corporation (acting through such of its affiliates or branches as it deems appropriate), as Collateral Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).
PRELIMINARY STATEMENTS
WHEREAS, the Borrower has requested that, upon satisfaction or waiver of the conditions set forth in Section 4.01, (i) the Lenders extend credit to the Borrower in the form of the Initial Term Loans from time to time during the TLA Availability Period in an initial aggregate principal amount equal to the aggregate Initial Term Commitment of all of the Term Lenders and (ii) the Lender provide revolving commitments to the Borrower from time to time during the Revolver Availability Period in an initial aggregate principal amount equal to the aggregate Initial Revolving Commitment of all of the Revolving Lenders; and
WHEREAS, the proceeds of the Initial Term Loans and the Initial Revolving Loans will be used by the Borrower, directly or indirectly, for the purposes set forth in Section 5.20; and
WHEREAS, the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Defined Terms. As used in this Agreement (including in the preliminary statements hereto), the following terms shall have the meanings set forth below:
“Acceptable Bank” means any major domestic commercial bank or trust company organized under the laws of the United States or of a political subdivision thereof, or by a U.S. branch office of a foreign bank, in any case that at the time any applicable DSR L/C is issued has a long-term issuer rating of at least “A-” by S&P or at least “A3” by Moody’s (or a comparable rating from an Acceptable Rating Agency).
“Acceptable Credit Support” has the meaning assigned to such term in the Security and Depositary Agreement.
“Acceptable Owner” means, any Person, when considered collectively with its Affiliates, that (a) has, or is a direct or indirect Subsidiary of a Person that has (i) a tangible net worth, assets under management or, to the extent its securities are publicly traded, equity value of at least $1 billion or (ii) a minimum long term unsecured credit rating of at least Baa3 or higher by Moody’s or at least BBB- or higher by S&P or Fitch, (b)(i) is a Qualified Operator, (ii) has an Affiliate that is a Qualified Operator or (iii) has caused the Borrower to contract for the operation of the Project by one or more Qualified Operators to the extent the Project is not, at the time of (and after giving effect to) the acquisition of the applicable membership interests, operated by a Qualified Operator, (c) is not a Sanctioned Person and (d) has delivered to the Administrative Agent all documentation and other information as it may reasonably request required by the Administrative Agent’s regulatory authorities with respect to such Person under applicable Anti-Money Laundering Laws, including, without limitation, applicable “know your customer” rules and the USA PATRIOT Act.
“Acceptable Rating Agency” means (a) Moody’s, Fitch and/or S&P or (b) any other credit rating agency that is recognized as a nationally recognized statistical rating organization by the Securities Exchange Commission, so long as, in each case, any such credit rating agency described in clause (a) or (b) above continues to be a nationally recognized statistical rating organization recognized by the Securities Exchange Commission and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.
“Additional Lender” has the meaning set forth in Section 2.12(c).
“Additional Material Project Document” means any contract or agreement entered into by the Borrower after the Closing Date (a) pursuant to which the Company is required to make payments in excess of fifty million Dollars (US$50,000,000) or (b) the termination of which would reasonably be expected to have a Material Adverse Effect.
“Additional TSA” means any contract to lease pipeline capacity to transporters and/or provide transportation or/or storage services to shippers, entered into after the execution of this Agreement from time to time, in respect of capacity that is not otherwise contracted pursuant to the CP2 TSA.
“Adjusted EBITDA” shall mean, with respect to the Borrower for any period, the Net Income of the Borrower for such period plus, the sum of (in each case without duplication, and without duplication of any modifications contained in the definition of Net Income):
(a)    provision for Taxes based on income, profits, revenue or capital of the Borrower for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations), plus
(b)    Interest Expense (and to the extent not included in Interest Expense, (A) solely to the extent deducted from Net Income, all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or disqualified stock and (B) costs of surety bonds in connection with financing activities) of the Borrower for such period (net of interest income of the Borrower for such period), plus
(c)    depreciation and amortization expenses and capitalized fees, including, without limitation, the amortization of intangible assets, contributions in aid of construction costs, deferred financing costs, contract acquisition costs, prepaid cash items, debt issuance costs, commissions, fees and expenses, and any capitalized software expenditures of the Borrower for such period on a consolidated basis and otherwise determined in accordance with GAAP, plus
(d)    non-cash items; provided that accruals or reserves for potential cash items in any future period may or may not (at the election of the Borrower) be added back in such period and, to the extent added back, the cash payment in respect of such accrual or reserve in a future period shall be subtracted from Adjusted EBITDA in such future period, plus
(e)    extraordinary, unusual, infrequent or non-recurring items, whether or not classified as such under GAAP, including the following: (i) restructuring, severance, relocation, consolidation, integration or other similar items, (ii) start-up, closure or transition costs, (iii) expenses associated with strategic initiatives, facilities shutdown and opening costs, (iv) signing, retention and completion bonuses, (v) relocation or recruiting expenses, (vi) costs, expenses and losses incurred in connection with any strategic or new initiatives, (vii) transition, consolidation and closing costs for facilities, (viii) business optimization expenses (including costs and expenses relating to business optimization programs), expenses and charges attributable to the implementation of costs savings initiatives, and any restructuring costs, charges or reserves, whether or not classified as such under GAAP (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility closure, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges), (ix) new systems design and implementation costs, (x) public company expenses, including costs associated with an initial public offering, (xi) charges and expenses incurred in connection with litigation (including threatened litigation), any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general), and (xii) expenses incurred in connection with casualty events or asset sales outside the ordinary course of business, plus
(f)    all (i) costs, fees and expenses incurred in connection with, or relating to, the Facilities and/or the transactions contemplated by the Loan Documents, (ii) costs, fees and expenses incurred in connection with, or relating to, the TLB Credit Agreement and/or the transactions contemplated by the loan documents thereunder, (iii) costs, fees and expenses incurred in connection with transactions that are out of the ordinary course of business of the Borrower (including transactions proposed but not consummated) including equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of indebtedness and (iv) non-operating professional fees, costs and expenses, plus
(g)    to the extent permitted to be paid hereunder, the amount of any permitted management, monitoring, consulting, transaction or advisory fees and related expenses and indemnities paid to any person that is a direct or indirect parent company (which may be organized, among other things, as a partnership), including any managing member, of the Borrower, plus
(h)    the aggregate amount of expenses for such period attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary not included in calculating Net Income in such period, plus
(i)    to the extent permitted to be paid hereunder, any costs or expense incurred by the Borrower pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement and any compensation paid to members of the board of directors at the Borrower, plus
(j)    (x)    any earn-out payment permitted hereunder to the extent paid and to the extent such earn-out payments reduce Net Income, plus
(k)    to the extent relating to any acquisition, merger, business combination, investment, disposition or similar transaction, or minimum volume commitment, the amount of “run-rate” cost savings, operating expense reductions and synergies that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions either taken or expected to be taken within 24 months of the consummation of such transaction, net of the amount of actual benefits realized prior to or during such period from such transactions (which cost savings, operating expense reductions and synergies shall be calculated on a pro forma basis as though such cost savings, operating expense reductions or synergies had been realized on the first day of such period), plus
(l)    any cost and expense incurred by the Borrower in respect of the operation and maintenance of its assets, to the extent such costs and expenses are paid for with the proceeds of cash contributions to the common equity of the Borrower and/or purchases of or investments in equity interests of the Borrower;
provided that in the event the Borrower undertakes a Material Project or enters into an MVC Contract, a Material Project EBITDA Adjustment or MVC EBITDA Adjustment, as applicable, may be added to Adjusted EBITDA at the Borrower’s option (subject to receipt and approval (such approval not to be unreasonably withheld, conditioned or delayed) by the Administrative Agent of customary information relating to such Material Project or MVC Contract).
“Administrative Agent” means MUFG (acting through such of its affiliates or branches as it deems appropriate), in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02(a), or such other address or account as the Administrative Agent may from time to time notify the Borrower, the Lenders and the Issuing Banks.
“Administrative Questionnaire” means an Administrative Questionnaire in such form as may be supplied from time to time by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliated Lender” means, at any time, any Lender that is (a) a Sponsor (including portfolio companies of the Sponsors notwithstanding the exclusion in the definition of “Sponsors”) (other than (i) the Borrower or the Parent and (ii) any Debt Fund Affiliate), (b) a Non-Debt Fund Affiliate of a Sponsor or (c) a direct or indirect holding company of the Borrower, at such time.
“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section 10.07(k)(i).
“Affiliated Lender Cap” has the meaning set forth in Section 10.07(k)(iii).
“Affiliated Lender Notice” has the meaning set forth in Section 10.07(k)(iv).

“Agent-Related Persons” means the Agents and the Lead Arrangers, together with their respective Affiliates and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Intercreditor Agent and the Supplemental Agents (if any).
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” has the meaning set forth in the introductory paragraph hereto.
“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a SOFR or Base Rate floor, or otherwise, in each case, incurred or payable by the Loan Parties generally to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to an interest rate assuming a four (4)-year life to maturity (e.g., 100 basis points of original issue discount equals to 25 basis points of interest margin for a four (4) year average life to maturity) or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness; and provided, further, that (a) “All-In Yield” shall not include amendment fees, consent fees, arrangement fees, structuring fees, commitment fees, underwriting fees, placement fees, advisory fees, success fees, ticking fees, undrawn commitment fees and similar fees (regardless of whether any of the foregoing fees are paid to, or shared with, in whole or in part any or all lenders of such Indebtedness), any fees not paid or payable in the primary syndication of such Indebtedness or other fees not paid or payable generally to such lenders ratably (or, if there is only one Lender (or one affiliated group of Lenders), are of the type not customarily shared with lender generally) and (b) if any Incremental Term Loans include a SOFR or Base Rate floor that is greater than the SOFR or Base Rate floor applicable to any existing Class of Term Loans, such differential between SOFR or Base Rate floors, as applicable, shall be included in the calculation of All-In Yield, but only to the extent an increase in the SOFR or Base Rate floor applicable to the existing Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the SOFR and Base Rate floors (but not the Applicable Rate, unless the Borrower otherwise elects in its sole discretion) applicable to the existing Term Loans shall be increased to the extent of such differential between SOFR or Base Rate floors, as the case may be.
“Anti-Corruption Laws” means any and all Laws related to the prevention of corruption or bribery, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010, each as amended.
“Anti-Money Laundering Laws” means any and all Laws related to the prevention of money laundering or terrorism financing, including, but not limited to, the Bank Secrecy Act, as amended by Title III of the USA PATRIOT Act.
“Applicable Rate” means a percentage per annum equal to (a) for Term SOFR Loans, 2.25%, provided that each such rate shall increase by 0.25% on the fourth anniversary of the Closing Date and (b) for Base Rate Loans, 1.25%, provided that each such rate shall increase by 0.25% on the fourth anniversary of the Closing Date.
“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class and (b) with respect to Letters of Credit, (i) the relevant Issuing Banks and (ii) the Revolving Lenders.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.
“Assignees” has the meaning set forth in Section 10.07(b)(i).
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.
“Attorney Costs” means and includes all reasonable and documented fees, out-of-pocket expenses and disbursements of any law firm or other external legal counsel.
“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.19(b)(iii).
“Available Amount” shall mean, at any time (the “Reference Date”), the sum of (without duplication):
    (i)    100% of Cash Flow Available for Distribution; plus
    (ii)     to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash dividends and other distributions received by the Borrower from any Investments (to the extent that such Investments are made with a prior utilization of the Available Amount) during the period from and including the Closing Date through and including the Reference Date; provided, in no case shall such amount exceed the amount of such Investment made using the Available Amount; plus
    (iii)    proceeds (consisting of cash or Permitted Investments) (other than proceeds of ordinary course asset sales) of any Disposition by the Borrower that are Not Otherwise Applied; minus
    (iv)    the sum of the amounts include in this definition used to (i) incur Liens pursuant to Section 7.01(r), (ii) make Investments pursuant to Section 7.02(o), (iii) incur Indebtedness pursuant to Section 7.03(j) and (iv) pay dividends or make distributions pursuant to Section 7.06(b) (and, for purposes of this clause (iv), without taking account of the intended usage of the Available Amount on such Reference Date).
“Available Equity Amount” means, as of any time of determination, an aggregate amount not greater than the sum of,
(a) 100.0% of (i) the net cash proceeds and Cash Equivalent proceeds and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property (with respect to such property, to the extent that the Independent Engineer has confirmed that such property would be used or useful in the business of the Borrower) received by the Borrower since the Closing Date from (x) the issuance or sale of its Qualified Equity Interests and/or (y) contributions to its common equity with the net proceeds from the issuance and sale by the Parent (or any direct or indirect parent of the Parent) of its Qualified Equity Interests or a contribution to its common equity (in each case of (x) and (y), other than proceeds from the sale of Equity Interests to, or contributions from, the Borrower and other than the proceeds of any Designated Equity Contribution), plus (ii) dividends or returns of capital from Investments made pursuant to Section 7.02(p), plus (iii) the aggregate principal amount of any Indebtedness of the Borrower (other than Indebtedness owed to any Affiliate of the Borrower) exchanged or converted into or replaced by Qualified Equity Interests, plus (iv) Net Proceeds of Dispositions that are Declined Proceeds and are Not Otherwise Applied; provided that with respect to the components set forth in the foregoing clauses (ii) through (iv), any such amounts included in the calculation of Available Equity Amount shall not be included in calculation of the baskets provided in Section 7.01(r), Section 7.02(o), Section 7.03(j), and Section 7.06(b); minus
(b) the sum of the amounts included in clause (a) above used to (i) make Investments pursuant to Section 7.02(p) and (ii) pay dividends or make distributions pursuant to Section 7.06(g).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means the U.S. Bankruptcy Code, being Title 11 of the U.S. Code.
“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the sum of one-half of one percent (0.50%) per annum and the Federal Funds Rate, (b) the Prime Rate on such day and (c) Term SOFR published on such day (or if such day is not a Business Day the next previous Business Day) for an Interest Period of one month plus one percent (1.00%).
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Benchmark” means, initially, Term SOFR; provided that, if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    Daily Simple SOFR; or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and the applicability of other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof). For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)     a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof)

announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.
“Beneficial Ownership Certification” means a certification regarding individual beneficial ownership solely to the extent required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Blackfin Capacity Lease” means that certain Capacity Lease Agreement, dated as of January 19, 2024 (together with all related service orders), between the Borrower and the Transporter for the lease of 100% of the pipeline capacity of the Project in order for the Transporter to provide natural gas transportation services to the Committed Shipper pursuant to a Transportation Service Agreement dated as of November 1, 2024, by and between the Transporter and Venture Global CP2 LNG, LLC (the “CP2 TSA”).
“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.
“Borrower Materials” has the meaning set forth in Section 6.02.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Class and Type and, in the case of Term SOFR Loans, having the same Interest Period.
“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York and (b) if such day relates to any interest rate settings or notices of fundings, disbursements or payments in respect of any Term SOFR Loan, means any day that is a U.S. Government Securities Business Day.
“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower during such period that, in conformity with GAAP, are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease; provided that any obligations of any Person either existing on the Closing Date or created prior to any re-characterization described below (a) that were not included on the consolidated balance sheet of such Person as financing or capital lease obligations and (b) that are subsequently re-characterized as financing or capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement (including, without limitation, the calculation of Net Income and Adjusted EBITDA) not be treated as financing or capital lease obligations, Capitalized Lease Obligations or Indebtedness.
“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as financings or capital leases (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement or compliance with any covenant, GAAP will be deemed to treat leases in a manner consistent with its treatment under GAAP as of December 31, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.
“Cash Collateral” has the meaning set forth in Section 2.19(g).
“Cash Collateralize” has the meaning set forth in Section 2.19(g).
“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Person:
(a)    Dollars;
(b)    securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twenty-four (24) months or less from the date of acquisition;
(c)    certificates of deposit, time deposits and eurodollar time deposits with maturities of twenty-four (24) months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one (1) year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $1,000,000,000 in the case of non-U.S. banks;
(d)    repurchase obligations for underlying securities of the types described in clauses (b), (e), (f), (g) and (h) entered into with any financial institution or recognized securities dealer meeting the qualifications applicable to banks specified in clause (c) above;
(e)    commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within twenty-four (24) months after the date of creation thereof;

(f)    marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);
(g)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of twenty-four (24) months or less from the date of acquisition;
(h)    readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of twenty-four (24) months or less from the date of acquisition;
(i)    Investments with average maturities of twelve (12) months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);
(j)    investments in “money market funds” within the meaning of Rule 2a7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments issued by a financial institution having total assets in excess of $5,000,000,000;
(k)    securities with maturities of twelve (12) months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (l) below;
(l)    Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of twenty-four (24) months or less from the date of acquisition; and
(m)    investment funds investing at least ninety percent (90%) of their assets in securities of the types described in clauses (a) through (l) above.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above; provided that such amounts are converted into any currency listed in clause (a) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.
For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes regardless of the treatment of such items under GAAP.
“Cash Flow Available for Debt Service” means, for any calculation period, the difference between (a) the Project Revenues deposited into the Revenue Account (or, in the case of the calculation of any projected Debt Service Coverage Ratio, due to be received) during such period, minus (b) the Operating Expenses paid (or, in the case of the calculation of any projected Debt Service Coverage Ratio, expected to be paid) by the Borrower during such calculation period, plus (c) amounts withdrawn from the Major Maintenance Reserve Account pursuant to the terms of the Security and Depositary Agreement during such calculation period minus (d) amounts deposited into the Major Maintenance Reserve Account pursuant to the terms of the Security and Depositary Agreement during such calculation period.
“Cash Flow Available for Distribution” means, at any time, an aggregate amount, not less than zero, determined on a cumulative basis equal to the sum of, without duplication:
(a) the sum of (i) the Cumulative Retained Available Cash Amount at such time and (ii) the aggregate amount of all Declined Proceeds (and any other Net Proceeds not required for a mandatory prepayment under Section 2.03(b)) as of such time, minus
(b) the sum of the amounts included in clause (a) above used to (i) incur Liens pursuant to Section 7.01(r), (ii) make Investments pursuant to Section 7.02(o), (iii) incur Indebtedness pursuant to Section 7.03(j), and (iv) pay dividends or make distributions pursuant to Section 7.06(b).
“Casualty Event” means any (a) damage to, destruction of, or other casualty or loss involving, any property or asset or (b) seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset of the Borrower or the Permitted Subsidiary, in each case, that gives rise to the receipt by the Borrower or the Permitted Subsidiary of any insurance proceeds or condemnation awards.
“Change of Control” shall be deemed to occur if:
(a)    at any time prior to the Conversion Date, any combination of the Sponsors and their Affiliates shall fail to (i) own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate, Equity Interests representing at least 50.0% of the the issued and outstanding Equity Interests of the Borrower or (ii) Control the Borrower;
(b)    at any time on or after the Conversion Date, any combination of the Sponsors, their Affiliates and Acceptable Owners shall fail to (i) own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate, Equity Interests representing at least 50.0% of the issued and outstanding Equity Interests of the Borrower or (ii) Control the Borrower; or
(c)    the Parent shall cease to own directly or indirectly 100.0% of the Equity Interests of the Borrower.
Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Equity Interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement and (ii) if any group includes one or more Permitted Holders, the issued and outstanding Equity Interests of the Parent owned, directly or indirectly, by any Permitted Holders that are part of such group shall be treated as being beneficially owned by such Permitted Holders and shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred.
“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Initial Term Commitments, Incremental Term

Commitments, Initial Revolving Commitments or Incremental Revolving Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans, Initial Revolving Loans or Incremental Revolving Loans. Initial Term Commitments, Incremental Term Commitments, Initial Revolving Commitments and Incremental Revolving Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class. There shall be no more than an aggregate of five (5) Classes of Facilities under this Agreement.
“Closing Date” means September 29, 2025, the first date on which all conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.
“Closing Date Financial Model” has the meaning set forth in Section 4.01(m).
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means (a) the “Collateral” as defined in the Security and Depositary Agreement, (b) all the “Collateral”, “Pledged Collateral”, “Pledged Assets” or “Account Collateral” as defined in any other Collateral Document and (c) any other assets pledged or in which a Lien is granted, in each case, pursuant to any Collateral Document.
“Collateral Agent” means SMBC (acting through such of its affiliates or branches as it deems appropriate), in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a)    the Administrative Agent and the Collateral Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or from time to time pursuant to Section 6.11, Section 6.12 or Section 6.16, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;
(b)    the Obligations shall have been guaranteed by the Parent and the Permitted Subsidiary pursuant to the Guaranty;
(c)    the Obligations and the Guaranty shall have been secured pursuant to the Pledge Agreement by a first-priority security interest, subject to Permitted Liens, in all the Equity Interests in the Borrower (and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);
(d)    all Pledged Debt owing to the Borrower or any other Loan Party that is evidenced by a promissory note with a principal amount in excess of $25,000,000 shall have been delivered to the Collateral Agent pursuant to the Security and Depositary Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;
(e)    the Obligations and the Guaranty shall have been secured by a perfected security interest in substantially all now owned or at any time hereafter acquired tangible and intangible assets of the

Borrower (including Equity Interests, intercompany debt, accounts, inventory, equipment, investment property, contract rights, intellectual property, IP Rights, other general intangibles and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction);
(f)    except as otherwise contemplated by this Agreement or any Collateral Document, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, required by the Collateral Documents, applicable Law or reasonably requested by the Administrative Agent or the Collateral Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents and the other provisions of the term “Collateral and Guarantee Requirement”, shall have been filed, registered or recorded or delivered to the Administrative Agent or the Collateral Agent for filing, registration or recording;
(g)    within 120 days after the Closing Date, the Obligations and the Guaranty shall have been secured by a perfected security interest in, and Mortgages on, substantially all Collateral consisting of Material Real Property, subject to exceptions and limitations otherwise set forth in this Agreement, including this definition, and the Collateral Documents (to the extent appropriate in the applicable jurisdiction); and
(h)    subject to limitations and exceptions of this Agreement and the Collateral Documents, to the extent a security interest in and mortgages (“Mortgages”) on any Material Real Property are required pursuant to clause (g) above or under Section 6.11, Section 6.12 or Section 6.16 (each, a “Mortgaged Property”), within 120 days after the Closing Date (or the applicable later date in accordance with Section 6.11, Section 6.12 or Section 6.16), the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the applicable Loan Party, in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien (subject only to Permitted Liens) on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording and mortgage taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property (as reasonably determined by the Borrower) at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) fully paid policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the Secured Parties and their respective successors and assigns (the “Mortgage Policies”) issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent in form and substance and in an amount reasonably acceptable to the Administrative Agent (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the Mortgages to be valid subsisting first priority Liens on the property described therein, subject to Permitted Liens (and for avoidance of doubt, excluding any mechanics’ lien coverage unless the title company agrees to provide such mechanics’ lien coverage based on an indemnity from the Borrower); provided, however, that in lieu of a zoning endorsement the Administrative Agent may accept a zoning report from a nationally recognized zoning report provider; further, provided, however, and notwithstanding anything to the contrary, in no event shall Borrower be obligated to obtain Mortgage Policies with respect to any Immaterial Real Property, (iii) (A) to the extent that construction of the improvements on such Material Real Property are complete, American Land Title Association/National Society of Professional Surveyors land title surveys, certified to the Collateral Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent or (B) if applicable, previously obtained ALTA/NSPS land title surveys (collectively, “Surveys”), provided, however, that in no event shall any Loan Party be obligated to obtain Surveys with respect to any Immaterial Real Property, (iv) customary legal opinions of local counsel for the relevant Loan Party in the jurisdiction in which such Material Real Property is located, and (v) with respect to each Mortgaged Property, all information as the Administrative Agent may request in order to obtain “Life of Loan” standard flood hazard determination forms from a firm reasonably acceptable to the Administrative Agent covering any Buildings or Manufactured (Mobile) Homes (each as defined in the applicable Flood Insurance Law) constituting Mortgaged Property showing whether or not such Buildings or Manufactured (Mobile) Homes are located in an area designated by the U.S. Federal Emergency Management Agency (or any successor agency) as having special flood hazards requiring flood insurance to be maintained pursuant to Flood Insurance Laws and, to the extent any such Buildings or Manufactured (Mobile) Homes are located in a special flood hazard area, (1) an executed copy of any notice about such special flood hazard area status and flood disaster assistance delivered to the Borrower by the Administrative Agent and (2) evidence of flood insurance required by Section 6.22(b), in form and substance reasonably satisfactory to Administrative Agent, it being understood that in any event the items required pursuant to this clause (h)(v) shall be required to be delivered at least twenty (20) Business Days prior to the day on which Mortgages are executed pursuant to this clause (h) with respect to each Mortgaged Property.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:
(A)    the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in or taking other actions with respect to the following (collectively, the “Excluded Assets”),
(i)    (x) any Immaterial Real Property and (y) any Building (as defined in the applicable Flood Insurance Laws) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Laws) with a value of less than $20,000,000, unless such Building or Manufactured (Mobile) Home is set forth on Schedule 6.11(b) hereto or otherwise constitutes a natural gas processing plant, compression station or terminal situated thereon;
(ii)    Margin Stock and Equity Interests in any Person other than the Borrower and the Permitted Subsidiary,
(iii)    (x) commercial tort claims where the amount of damages claimed by the applicable Loan Party is less than $25,000,000 and (y) motor vehicles and other assets subject to certificates of title,
(iv)    any particular asset, if the pledge thereof or the security interest therein is restricted or prohibited by Law (including any requirement to obtain the consent of any governmental authority or third party (other than a Loan Party) unless such consent has been obtained) after giving effect to the anti-assignment provision of the Uniform Commercial Code (other than proceeds and receivables thereof), the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition or restriction,

(v)    any governmental licenses or state or local franchises, charters and authorizations, to the extent a security in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the anti-assignment provision of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition or restriction,
(vi)    letter of credit rights in an amount less than $25,000,000, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement),
(vii)    any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability, or result in the voiding or cancellation of such intent-to-use trademark application or any registration issuing therefrom (or any right, title or interest in or to any of the foregoing) under applicable federal Law,
(viii)    other than the Material Project Documents, any lease, license, contract, agreement, asset or other general intangible or any property subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangement, in each case permitted under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, contract, agreement, asset or other general intangible, Capitalized Lease Obligations or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition,
(ix)    any particular assets if the Administrative Agent and the Borrower reasonably agree in writing that the burden, cost or consequences (including any adverse tax consequences) of creating or perfecting such pledges or security interests therein is excessive in relation to the practical benefits to be obtained therefrom by the Lenders under the Loan Documents,
(x)    any cash or other credit support posted to third parties in the ordinary course of business or otherwise maintained in fiduciary accounts or other accounts (including escrow accounts) maintained solely to secure obligations permitted under this Agreement; or
(xi)    deposit, securities or commodities accounts the balance of which consists of funds used for the payment of salaries and wages, workers compensation, employee benefits and similar expenses and taxes related thereto;
(B)    (i) no actions or filings in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create, record, perfect or make enforceable any security interests in assets located or titled outside of the U.S., including any IP Rights registered in any non-U.S. jurisdiction, or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), and the Borrower shall not be required to reimburse the Administrative Agent or any Lender for any such actions or filings outside of the United States, (ii) no actions other than the filing of a financing statement under the Uniform Commercial Code with respect to the Borrower or the Parent shall be required to perfect security interests in any Collateral consisting of notes or other evidence of Indebtedness, except to the extent set forth in clause (d) to the first paragraph of this definition, (iii) no actions other than the filing of Uniform Commercial Code financing statements and Control Agreement(s) shall be required to perfect security interest in any Collateral consisting of proceeds of other Collateral, (iv) no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement, (v) no landlord waivers, bailee letters, estoppels, warehouseman waivers or other collateral access or similar letters or agreements shall be required, (vi) no filings or registrations or other actions shall be required with respect to any As-Extracted Collateral (as defined in Article 8 of the UCC) and (vii) except to the extent that perfection and priority may be achieved by the filing of a financing statement under the Uniform Commercial Code with respect to the Borrower or any other Loan Party, the Loan Parties shall not be required to perfect or provide priority with respect to any security interest on any assets or property except as required pursuant to the Collateral and Guarantee Requirement;
(C)    the Collateral Agent (at the direction of the Administrative Agent, in its reasonable discretion) may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of Mortgage Policies or other title insurance or taking other actions with respect to, particular assets (including extensions beyond the dates set forth in this definition) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Borrower, that the creation or perfection of security interests and Mortgages on, or obtaining of Mortgage Policies or other title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; provided that the Collateral Agent shall have received on or prior to the Closing Date (i) Uniform Commercial Code financing statements in appropriate form for filing under the Uniform Commercial Code in the jurisdiction of incorporation or organization of each Loan Party and (ii) to the extent applicable, any certificates or instruments representing or evidencing Equity Interests in or held by the Borrower (to the extent certificated) accompanied by instruments of transfer and stock powers undated and endorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent or its counsel such that certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel); and
(D)    Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.
“Collateral Documents” means, collectively, the Security and Depositary Agreement, the Control Agreements, the Pledge Agreement, the CP2/Matterhorn Consent Agreement, the O&M Consent Agreement, each of the collateral assignments, security agreements, pledge agreements, any other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to the Collateral and Guarantee Requirement, Section 4.01, Section 6.11, Section 6.12 or Section 6.16, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties to secure the Obligations.

“Commercial Consultant” means Fiveways Consulting Services, Ltd and/or Subsidiaries and Affiliates of Fiveways Consulting Services, Ltd.
“Commitment” means, as to each Lender, its Term Loan Commitment, Revolving Commitment, and Incremental Commitment, in each case, if any.
“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Committed Shipper” means Venture Global CP2 LNG, LLC.
“Compensation Period” has the meaning set forth in Section 2.10(c)(ii).
“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1.
“Compression System Installation Contract” means that certain Modular Compression System Installation Contract, dated as of June 30, 2023, by Venture Global Midstream Holdings, LLC, as assigned to the Borrower, and the Compression System Installation Contractor.
“Compression System Installation Contractor” means Solar Turbines Incorporated.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Construction Account” is defined in the Security and Depositary Agreement.
“Construction Budget” means a budget setting forth all expected Project Costs through ISD delivered to the Administrative Agent on the Closing Date pursuant to Section 4.01(n), as such budget may be updated and modified in accordance with the terms of this Agreement.
“Construction Contractors” means Troy Construction, LLC, and MPG Pipeline Contractors, LLC.
“Construction Contracts” means (i) that certain Blackfin Pipeline Modified Lump Sum Contract, dated as of January 26, 2024, effective as of May 18, 2023 between the Borrower and MPG Pipeline Contractors, LLC and (ii) that certain Blackfin Sheridan Lateral Pipeline Construction and Installation Contract, dated as of January 26, 2024, effective as of May 18, 2023 between the Borrower and Troy Construction, LLC.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means one or more control agreements entered into by the Borrower or any other Loan Party (as applicable), the Collateral Agent and the securities intermediary or depositary bank party thereto (as applicable), which (a) provides that the securities intermediary or depositary bank party thereto (as applicable) shall comply with any entitlement order or other instruction originated by the Borrower or such other Loan Party (as applicable), and, upon delivery of written notice that an Event of Default has occurred, the Collateral Agent (but not, after such notice (unless rescinded), the Borrower) and (b) is otherwise sufficient to establish the Collateral Agent’s control per Section 9-104 or 9-106 (as applicable) of the UCC.
“Conversion” means the occurrence of the Conversion Date.
“Conversion Date” means the first date on which each of the conditions set forth below has been satisfied, in each case as certified by the Borrower (unless waived by the Required Lenders):
(a)    the Borrower shall deliver to the Administrative Agent and the Lenders a certificate of the Independent Engineer certifying as to the occurrence of “Mechanical Completion” under the Construction Contracts and “Substantial Completion” under the Compression System Installation Contract;
(b)    the Borrower shall have paid in full all amounts then due and payable under the Construction Contracts other than (i) amounts required to complete the construction of the Project (in respect of which the Borrower shall have reserved sufficient funds available to pay for punch list items and the remaining Project Costs), (ii) amounts properly withheld or retained by the Borrower in accordance with the terms and conditions of the Construction Contracts, (iii) amounts needed to pay bonuses or other amounts payable under the Construction Contracts after final completion and (iv) in the event that any amount under the Construction Contracts has been disputed by the Borrower, adequate amounts shall have been reserved for payment thereof on deposit in the Construction Account;
(c)    the Borrower shall have certified in writing to the Administrative Agent and the Lenders that the insurance and reinsurance policies specified with respect to the operating period risks for the Project are in full force and effect, including payment of all premiums required at such time;
(d)    any Permits set forth on Schedule 4.01(p), applications with respect to any Permit set forth on Schedule 4.01(p) and other actions necessary at such time to enable the Borrower to exercise its material rights and to perform and comply with its material obligations under the Material Project Documents to which it is a party, shall have been obtained, and shall be in full force and effect and any conditions required to be satisfied at that time shall have been satisfied or waived;
(e)    the Initial Debt Service Reserve Account shall have on deposit an amount equal to the Initial Debt Service Reserve Required Balance (including by means of a DSR L/C having been posted for such amount concurrently with the occurrence of the Conversion Date);
(f)    (i) the Project shall be free and clear of all Liens other than Permitted Liens and (ii) the Borrower shall have delivered to the Administrative Agent, solely to the extent required under the Construction Contracts, the final lien waivers or duly executed acknowledgements of payments and releases with respect to applicable mechanics’ and materialmen’s liens under the Construction Contracts;

(g)    the representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the Conversion Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;
(h)    the Borrower shall have submitted to the Administrative Agent an initial operating budget as set forth in Section 6.02(g);
(i)    the Debt to Equity Ratio shall not exceed the Required Debt to Equity Ratio;
    (j)    ISD shall have occurred under the CP2 TSA;
(k)    no Default or Event of Default shall have occurred and be continuing;
(l)    no Force Majeure event shall exist under any Material Project Document that could reasonably be expected to have a Material Adverse Effect; and
(n)    the Borrower shall have delivered to the Administrative Agent and the Lenders an Officer’s Certificate confirming satisfaction of the foregoing clauses (a) through (l).
“CP2/Matterhorn Consent Agreement” means that certain Consent to Collateral Assignment, dated as of the date hereof, by and between Transporter, the Committed Shipper and the Borrower, substantially in the form attached hereto as Exhibit F.
“CP2 TSA” has the meaning set forth in the definition of the term “Blackfin Capacity Lease”.
“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt, in each case, issued, incurred or otherwise obtained (including by means of the modification, replacement, refunding, repurchase, extension or renewal of existing Indebtedness) in exchange for, or to modify, extend, renew, replace, refund, repurchase, retire or refinance, in whole or part, existing Loans, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness does not mature prior to the date that is the Maturity Date applicable to the Refinanced Debt or, with respect to Term Loans, have a Weighted Average Life to Maturity shorter than the Refinanced Debt, and (ii) such Refinanced Debt shall be repaid, repurchased, refunded, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (including tender premiums, if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.
“Credit Extension” means a Borrowing or a Letter of Credit Issuance.
“Cumulative Retained Available Cash Amount” means, at any date, an amount, not less than zero, equal to, the sum of the cumulative Quarterly Retained Available Cash Amount for all Excess Cash Flow Periods ending after the Closing Date and prior to such date.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent (acting at the direction of the Required

Lenders) in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower may establish another convention in their reasonable discretion that is administratively feasible as determined by the Administrative Agent.
“Date Certain” means September 30, 2027.
“Debt Fund Affiliate” means any Affiliate of a Sponsor (other than the Parent and its Subsidiaries) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of any such Affiliate. Notwithstanding the foregoing, in no event shall a Natural Person be a Debt Fund Affiliate.
“Debt Service” means, for any period, the sum of all scheduled cash interest and scheduled principal amortization payments (if any), any ordinary course payments, the current portion of any commitment fees and letter of credit fees and expenses, in each case, due and payable by the Borrower during such period in respect of the Senior Secured Credit Facilities, any Incremental Equivalent Debt and any Interest Rate Hedge Agreements less any ordinary course payments received by the Borrower during such period pursuant to Interest Rate Hedge Agreements. For the avoidance of doubt, Debt Service shall not include (i) any principal or interest due and payable with respect to any voluntary or mandatory prepayments pursuant to the Senior Secured Credit Facilities or any Incremental Equivalent Debt , (ii) any scheduled bullet payment required to be paid on the final maturity date of the Senior Secured Credit Facilities and any Incremental Equivalent Debt, (iii) any termination, liquidation or other non-ordinary course payments paid by the Borrower during such period pursuant to Interest Rate Hedge Agreements, (iv) any repayments of any revolving loans, letter of credit loans and letter of credit reimbursement obligations and (v) any amounts required to be transferred to the Debt Service Reserve Accounts (or amounts paid from proceeds in the Debt Service Reserve Accounts or from proceeds of any DSR L/Cs credited thereto).
“Debt Service Coverage Ratio” means, for any Test Period, the ratio of (a) the Cash Flow Available for Debt Service to (b) Debt Service; provided that, for purposes of this definition (i) Cash Flow Available for Debt Service and Debt Service, in each case as of the last day of the first full fiscal quarter ending after the Conversion Date shall equal the Cash Flow Available for Debt Service or Debt Service, as applicable, for the fiscal quarter ending on such date multiplied by four (4), (ii) Cash Flow Available for Debt Service and Debt Service, in each case as of the last day of the second full fiscal quarter ending after the Conversion Date shall equal the Cash Flow Available for Debt Service or Debt Service, as applicable, for the two (2) fiscal quarters ending on such date multiplied by two (2), and (iii) Cash Flow Available for Debt Service and Debt Service, in each case as of the last day of the third full fiscal quarter ending after the Conversion Date shall equal Cash Flow Available for Debt Service or Debt Service, as applicable, for the three (3) fiscal quarters ending on such date multiplied by 4/3.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt to Equity Ratio” means, as of any date of determination, the ratio of (a) the aggregate principal amount of Indebtedness under Senior Secured Credit Facilities and Incremental Equivalent Debt outstanding to (b) the aggregate Equity Contributions received by the Borrower through such date.
“Debt Service Reserve Accounts” is defined in the Security and Depositary Agreement.
“Declined Proceeds” has the meaning set forth in the TLB Credit Agreement.
“Default” means any event or condition specified in Section 8.01 that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Term Loans that are Base Rate Loans plus (c) two percent (2.0%) per annum; provided that with respect to the overdue principal or interest in respect of a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus two percent (2.0%) per annum, in each case to the fullest extent permitted by applicable Laws.
“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”
“Depositary” means Sumitomo Mitsui Banking Corporation, in its capacity as depositary bank, or another bank selected by the Borrower and reasonably acceptable to the Administrative Agent.
“Designated Equity Contribution” has the meaning set forth in Section 8.05(a).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Borrower or Parent of any of their respective Equity Interests to another Person.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, event of loss, or asset sale or event of default so long as any rights of the holders thereof upon the occurrence of a change of control, event of loss, asset sale or event of default shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control, event of loss, asset sale or event of default so long as any rights of the holders thereof upon the occurrence of a change of control, event of loss, asset sale or event of default shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, managers or consultants of the Borrower (or any Parent Company thereof) or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Lenders” means (a) those Persons that are engaged as principals primarily in private equity, mezzanine financing or venture capital and certain banks, financial institutions, other institutional lenders and other entities, in each case, identified by the Borrower or a Sponsor to the Administrative Agent in writing prior to the Closing Date (which list may be updated on or after the Closing Date with the Administrative Agent’s consent (such consent not to be unreasonably withheld, conditioned or delayed)), (b) competitors of the Parent or the Borrower separately identified by the Borrower or a Sponsor to the Administrative Agent in writing from time to time and (c) as to any entity referenced in each case of clauses (a) and (b) (the “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s known Affiliates or Affiliates identified in writing to the Administrative Agent from time to time or otherwise readily identifiable as such by name, but excluding any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity; provided that no updates to the Disqualified Lender list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation (or whose assignment or participation is pending) in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders. Any supplement to the list of Disqualified Lenders pursuant to clause (b) or (c) above shall be made by the Borrower to the Administrative Agent in writing (including by email) and such supplement shall take effect the same Business Day such notice is received by the Administrative Agent. The list of Disqualified Lenders shall be made available to any Lender upon request to the Administrative Agent, subject to customary confidentiality requirements.
“Distressed Person” has the meaning set forth in the definition of “Lender-Related Distress Event”.
“Distribution Conditions” is defined in the Security and Depositary Agreement.
“Distribution Reserve Account” is defined in the Security and Depositary Agreement.
“Distribution Reserve Prepayment Amount” has the meaning set forth in Section 2.03(b)(i)(B).
“Dollar” and “$” mean lawful money of the United States.
“Drawstop Equity Contributions” means any Equity Contribution by the Parent in addition to the Required Equity during any period in which the Company is not otherwise able to meet the conditions set forth in Section 4.02 with respect to the borrowing of Loans hereunder.

“DSR L/C” means an irrevocable standby letter of credit issued by an Acceptable Bank (a) naming the Administrative Agent as the beneficiary, (b) that has a stated maturity date that is not earlier than twelve (12) months after the date of issuance of such letter of credit, and (c) that is drawable if (i) it is not renewed or replaced at least thirty (30) days prior to its stated maturity date or (ii) a Negative Credit Event occurs with respect to the issuer and a replacement letter of credit has not been obtained from an

Acceptable Bank within the earlier of (x) thirty (30) days after the downgrade giving rise to such Negative Credit Event and (y) two Business Days prior to its stated maturity date.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” has the meaning set forth in Section 10.07(a).
“Environment” means the indoor or outdoor environment, including indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.
“Environmental Laws” means any applicable Law relating to the prevention of pollution or the protection, cleanup or restoration of the Environment and natural resources or the protection of human health and safety as it relates to exposure to Hazardous Materials, including any applicable Laws relating to the generation, use, handling, transportation, storage, treatment, disposal, Release, or threatened Release of, or exposure to, any Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, or penalties), of the Loan Parties directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, or (d) the Release or threatened Release of any Hazardous Materials into the Environment.
“Environmental Permit” means any Permit required under any Environmental Law.
“Environmental and Social Management Plan” means the environmental and social management system and, as applicable, related series of plans to address the Project’s compliance with applicable Environmental Laws, as such system and plans may be amended from time to time by the Company.
“Equator Principles” means the principles named “Equator Principles – A financial industry benchmark for determining, assessing and managing social and environmental risk in projects” adopted by various financing institutions in the form dated July 2020 and effective October 2020, available at: https://equator-principles.com/wp-content/uploads/2020/05/The-Equator-Principles-July-2020-v2.pdf.

“Equity Contribution” means a contribution of capital in the form of equity, or subordinated Indebtedness, regardless of the source of such contributions, which one or more parent companies of the Borrower provide, directly or indirectly, to the Borrower.
“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means (a) any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code or (b) any entity (whether or not incorporated) that is under common control within the meaning of Section 4001(a)(14) of ERISA with a Loan Party.
“ERISA Event” means (a) a Reportable Event; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan; (d) the filing by the PBGC of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or Section 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Abandonment” means (a) an announcement by the Borrower of a decision to abandon or indefinitely defer, the construction or operation of all or substantially all of the Project Facilities, (b) the suspension or abandonment of all or substantially all activities in respect of the Project for more than sixty (60) consecutive days or three hundred sixty-five (365) non-consecutive days or (c) the Borrower shall make any filing with a Governmental Authority giving notice of the intent or requesting authority to abandon the operation of the Project for any reason; provided that, any suspension or delay in construction or operation of the Project caused by a Force Majeure event or casualty event shall not constitute an “Event of Abandonment” so long as the Borrower is taking commercially reasonable actions to overcome or mitigate the effects of the cause of the suspension or cessation so that maintenance and/or operations, as the case may be, can be resumed.
“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow Period” means each fiscal quarter commencing with the first full fiscal quarter following the Closing Date.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.
“Excluded Swap Obligation” means, with respect to any Person, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Person of, or the grant by such Person of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Person’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Person and any and all applicable Guarantees of such Person’s Swap Obligations by other Loan Parties), at the time the Guarantee of (or grant of such security interest by, as applicable) such Person becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Person is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the Guarantee of (or grant of such security interest by, as applicable) such Person becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Person as specified in any agreement between the relevant Loan Parties or their respective Subsidiaries and the relevant Hedge Provider applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Hedging Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Hedging Agreement for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Agent or any Lender, (a) Taxes imposed on or measured by its net income (however denominated) and franchise Taxes, and branch profits Taxes, in each case, (i) imposed by a jurisdiction as a result of such recipient being organized in or having its principal office (or, in the case of any Lender, its applicable Lending Office) in such jurisdiction (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) Taxes attributable to a Lender’s or the Administrative Agent’s failure to comply with Section 3.01(d) or Section 3.01(f), (c) in the case of any Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (y) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.07) or (z) such Lender changes its applicable Lending Office, except to the extent such Lender (or its assignor, if any) was entitled immediately prior to the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01, (d) any Taxes imposed under FATCA.
“Expansion Capital Expenditures” means Capital Expenditures expended in connection with improvements or additions to the Project.

“Facility” or “Facilities” means the Initial Term Loans, a given Class of Incremental Term Loans, the Initial Revolving Loans or a given Class of Incremental Revolving Loans, as the context may require.
“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.
“FATCA” means Sections 1471 through 1474 of the Code (including, for the avoidance of doubt, any agreements entered into pursuant to Section 1471(b)(1) of the Code), as of the Closing Date (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations or other official administrative guidance promulgated thereunder, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the NYFRB arranged by Federal funds brokers, shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published for any day that is a Business Day, the average of the quotations for the day for such transactions as determined by the Administrative Agent; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
“Fee Letters” mean (i) that certain Arranger Fee Letter dated September 23, 2025, between the Borrower and the Lead Arrangers, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, (ii) that certain Structuring Fee Letter dated September 23, 2025, between the Borrower and MUFG, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, (iii) that certain Administrative Agent Fee Letter dated September 23, 2025, between the Borrower and the Administrative Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, (iv) that certain Collateral Agent Fee Letter, dated as of the Closing Date, between the Borrower and the Collateral Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, (v) that certain Depositary Fee Letter, dated as of the Closing Date, between the Borrower and the Depositary, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, (vi) that certain Intercreditor Agent Fee Letter, dated as of the Closing Date, between the Borrower and the Intercreditor Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time and (vii) that certain Upfront Fee Letter, dated as of the Closing Date, between the Borrower and the Lenders party thereto, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Financial Covenant” means the covenant of the Borrower set forth in Section 7.09.
“Financial Incurrence Tests” has the meaning set forth in Section 1.08.
“Financing Costs” means interest, scheduled principal (if any), fees (including commitment fees), all other costs, charges, expenses and all other amounts associated with this Agreement or any other

Loan Document including any applicable amounts payable to any Secured Party, legal and consultant fees and expenses, financial advisory fees, management and agency fees, taxes and other out-of-pocket expenses payable by or on behalf of the Borrower under or in connection with the Loan Documents.
“First Lien Intercreditor Agreement” means the Intercreditor Agreement, dated as of hereof, substantially in the form of Exhibit G hereto (subject to amendments, supplements and other modifications from time to time thereto to which the Collateral Agent is authorized to enter into) among the Borrower, MUFG Bank, Ltd., as Intercreditor Agent, the Collateral Agent, the Administrative Agent, MUFG as administrative agent under the TLB Credit Agreement, and each other Secured Party from time to time party thereto (including one or more collateral agents or representatives for the holders of Incremental Term Loans, Permitted First Priority Refinancing Debt, Incremental Equivalent Debt or Secured Hedging Obligations, as applicable, that are intended to be secured on a pari passu basis in right of priority to the Obligations). Wherever in this Agreement, an Other Debt Representative is required to become party to the First Lien Intercreditor Agreement, if the related Indebtedness is the initial Indebtedness incurred by the Borrower thereof to be secured by a Lien pari passu in right of priority with the Liens securing the Obligations, then the Loan Parties, the Collateral Agent and the Other Debt Representative for such Indebtedness shall execute and deliver the First Lien Intercreditor Agreement or a joinder thereto.
“First Lien Net Leverage Ratio” means the ratio of (a) Indebtedness for borrowed money as reflected on the balance sheet of the Borrower that is secured by Parity Lien (but excluding, for the avoidance of doubt, any debt to the extent secured by a Junior Lien), minus unrestricted cash and Cash Equivalents to (b) Adjusted EBITDA for the most recent four quarter period for which financial statements are available. Notwithstanding the foregoing, Adjusted EBITDA shall be calculated on an annualized basis using (i) for the first full fiscal quarter ending after the Closing Date, Adjusted EBITDA multiplied by 4, (ii) for the second full fiscal quarter ending after the Closing Date, Adjusted EBITDA for the first two full fiscal quarters ending after the Closing Date multiplied by 2 and (iii) for the third full fiscal quarter ending after the Closing Date, Adjusted EBITDA for the first three full fiscal quarters ending after the Closing Date multiplied by 4/3.
“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.
“Fixed Amounts” has the meaning set forth in Section 1.08.
“Flood Insurance Law” shall mean, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor thereto.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR. For the avoidance of doubt, the initial Floor for Term SOFR shall be zero percent (0.0%).
“Force Majeure” has the meaning given to such term in the Construction Contracts and also means any other force majeure event or analogous occurrence under any Material Project Document.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Free and Clear Incremental Amount” means $200,000,000 minus the amount of Indebtedness incurred under the TLB Credit Agreement pursuant to the Free and Clear Incremental Amount (as defined in the TLB Credit Agreement) thereunder.
“Fronting Exposure” means at any time there is a Defaulting Lender, with respect to the Issuing Banks, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a Natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change in accounting principles or change as a result of the adoption or modification of accounting policies (including, but not limited to, the impact of Accounting Standards Update 2016-12, revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies or any change in the methodology of calculating reserves for returns, rebates and other chargebacks) occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notify the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, and (iii) the accounting for operating leases and finance or capital leases under GAAP as in effect on December 31, 2019 (including, without limitation, FASB Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capitalized Leases and obligations in respect thereof.
“Good Faith Contest” means, with respect to any payment or any related claims or liabilities by any Person, the satisfaction of each of the following conditions: (a) the validity, timing or amount thereof is being diligently contested in good faith by such Person by appropriate proceedings timely instituted, (b) during the period of such contest, the enforcement of any contested item is effectively stayed, (c) neither such Person nor any of its officers nor any Secured Parties or their respective officers is or could reasonably be expected to become subject to any criminal liability or sanction and (d) such contest or proceedings and any resultant failure to pay or discharge the claimed or assessed amount do not and could not reasonably be expected to involve or present a material danger of the sale, forfeiture or loss of the Project or any material part thereof and do not and could not reasonably be expected to interfere in any respect with the use or disposition of the Project and do not and could not otherwise reasonably be expected to result in a Material Adverse Effect.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity, exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Granting Lender” has the meaning set forth in Section 10.07(i).
“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or is then in effect or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means the Parent and the Permitted Subsidiary.
“Guaranty” means, the guaranty of the Obligations by the Guarantors pursuant to the Security and Depositary Agreement.
“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, in any form, including petroleum or petroleum distillates, explosives, radioactive materials, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, toxic mold, or other materials, substances or wastes that are regulated, or for which liability may be imposed, pursuant to Environmental Law because of such materials’, substances’ or wastes’ dangerous, deleterious, hazardous or toxic properties, qualities or characteristics.
“Hedge Provider” means any Person that enters into or accedes to the First Lien Intercreditor Agreement and that (a) is an Agent, a Lead Arranger or a Lender or an Affiliate of an Agent, a Lead Arranger or a Lender that enters into a Secured Hedging Agreement, in its capacity as a party thereto or (b) was an Agent, a Lead Arranger or a Lender or an Affiliate of an Agent, a Lead Arranger or a Lender at the time it entered into a Secured Hedging Agreement, in its capacity as a party thereto.

“Hedging Agreement” means any agreement (other than this Agreement) in respect of any interest rate swap, forward rate transaction, commodity swap, commodity option, interest rate option, interest or commodity cap, interest or commodity floor, interest or commodity collar transaction, currency swap agreement, currency future or option contract (including deal contingent hedge), derivative or hedging transaction or other similar agreements (or any combination thereof).

“Honor Date” has the meaning set forth in Section 2.19(c)(i)).
“Immaterial Real Property” means on any date of determination, any real property other than Material Real Property.
“Incremental Amendment” has the meaning set forth in Section 2.12(f).
“Incremental Availability Amount” has the meaning set forth in Section 2.12(d)(iii)(C).
“Incremental Closing Date” has the meaning set forth in Section 2.12(d).
“Incremental Commitments” means the Incremental Term Commitments and the Incremental Revolving Commitments.
“Incremental Equivalent Debt” has the meaning set forth in Section 7.03(n).
“Incremental Equivalent First Lien Debt” has the meaning set forth in Section 7.03(n).
“Incremental Facility” means the Incremental Term Facility and the Incremental Revolving Facility.
“Incremental Facility Request” has the meaning set forth in Section 2.12(a).
“Incremental Loans” means Incremental Term Loans and Incremental Revolving Loans.
“Incremental Revolving Commitments” has the meaning set forth in Section 2.12(a).
“Incremental Revolving Facility” has the meaning set forth in Section 2.12(a).
“Incremental Term Commitments” has the meaning set forth in Section 2.12(a).
“Incremental Term Facility” has the meaning set forth in Section 2.12(a).
“Incremental Term Loan” has the meaning set forth in Section 2.12(b).
“Incurrence Based Amounts” has the meaning set forth in Section 1.08.
“Incurrence-Based Incremental Amount” has the meaning set forth in Section 2.12(d)(iii)(C).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
(c)    net obligations of such Person under any Hedging Agreement;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Indebtedness;
(g)    all obligations of such Person in respect of Disqualified Equity Interests;
(h)    if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; provided that Indebtedness of any Parent Company of the Borrower appearing on the balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded; and
(i)    to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall (A) in the case of the Borrower, exclude all intercompany Indebtedness having a term not exceeding three hundred sixty-four (364) days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, (B) exclude obligations under or in respect of Non-Capitalized Lease Obligations (to the extent they are treated as operating leases in the most recent financial statements in existence on the Closing Date), straight-line leases, operating leases or sale lease-back transactions (except any resulting Capitalized Lease Obligations) and (C) exclude obligations in respect of contract acquisition costs and structured bonus payments in connection with contract acquisitions, synthetic joint ventures or otherwise. For the purposes hereof, the amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness (not to exceed the maximum amount of such Indebtedness for which such Person could be liable) and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of FASB Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning set forth in Section 10.05.
“Independent Consultants” has the meaning set forth in Section 10.21.
“Independent Engineer” means Lummus Consultants International, Inc. and/or Subsidiaries and Affiliates of Lummus Consultants International, Inc.
“Information” has the meaning set forth in Section 10.08.
“Initial Debt Service Reserve Account” is defined in the Security and Depositary Agreement.
“Initial Debt Service Reserve Required Balance” is defined in the Security and Depositary Agreement.
“Initial Revolving Borrowing” means the Borrowing of Initial Revolving Loans from time to time during the Revolver Availability Period.
“Initial Revolving Commitment” means, as to each Revolving Lender, its obligation to make an Initial Revolving Loan to the Borrower pursuant to Section 2.01(b) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule 1.01A under the caption “Initial Revolving Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.12). The initial aggregate amount of the Initial Revolving Commitment is $75,000,000.
“Initial Revolving Loans” means the revolving loans made by the Lenders from time to time during the Revolver Availability Period to the Borrower pursuant to Section 2.01(b).
“Initial Term Borrowing” means the Borrowing of Initial Term Loans from time to time during the TLA Availability Period.
“Initial Term Commitment” means, as to each Term Lender, its obligation to make an Initial Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule 1.01A under the caption “Initial Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.12). The initial aggregate amount of the Initial Term Commitment is $425,000,000.
“Initial Term Loans” means the term loans made by the Lenders from time to time during the TLA Availability Period to the Borrower pursuant to Section 2.01(a).
“Insurance Consultant” means Moore McNeil, LLC and/or Subsidiaries and Affiliates of Moore McNeil, LLC.
“Insurance/Loss Proceeds Account” is defined in the Security and Depositary Agreement.

“Insurance Policies” has the meaning set forth in Section 6.22.
“Intercreditor Agent” means MUFG Bank, Ltd., in its capacity as intercreditor agent under the First Lien Intercreditor Agreement.
“Intercreditor Agreements” means the First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement, collectively, in each case to the extent in effect.
“Interest Expense” means, with respect to the Borrower for any period, the sum of (a) gross interest expense and letter of credit fees and commissions of the Borrower for such period on a consolidated basis, including to the extent included in interest expense under GAAP: (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Interest Rate Hedge Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense under GAAP, (iii) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and (iv) redeemable preferred stock dividend expenses, (b) capitalized interest of the Borrower and (c) cash dividends and similar distributions made in cash in respect of Disqualified Equity Interests of the Borrower. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower with respect to Interest Rate Hedge Agreements during such period.
“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Term SOFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each calendar quarter (commencing with the first full calendar quarter ending after the Closing Date) (provided, that, to the extent any Base Rate Loans are made on the Closing Date, the first Interest Payment Date shall be October 31, 2025) and the Maturity Date of the Facility under which such Loan was made.
“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter (subject to the availability thereof) or, to the extent agreed by each Lender of such Term SOFR Loan, twelve (12) months or a shorter period thereafter (or, to the extent agreed by the Administrative Agent, solely in the case of the first period commencing on the Closing Date, October 31, 2025, with interest calculated based on a 1-month Interest Period for a Term SOFR Loan), as selected by the Borrower in its Committed Loan Notice; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period (other than an Interest Period having a duration of less than one (1) month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Interest Rate Hedge Agreements” means any Hedging Agreement entered into by the Borrower and any Hedge Provider for the purpose of hedging against the Borrower’s exposure to interest rates and not for speculative purposes.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person excluding, in the case of the Borrower, intercompany loans, advances, or Indebtedness having a term not exceeding three hundred sixty-four (364) days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.
“IP Rights” means all ownership interests in and rights to license or possess the rights to use, exploit, enforce or prevent the use of all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know how, trade secrets, inventions, database rights, design rights and other intellectual property rights, including rights in all registrations thereof and applications for registration therefor.
“ISD” means (i) with respect to the Project, the first date on which the Tranche I Elected In-Service Date and the Tranche II Elected In-Service Date (each as defined in the CP2 TSA) have both occurred in accordance with the CP2 TSA and (ii) with respect to any other Material Project, the date on which a Material Project is placed in service pursuant to the TSA applicable to such Material Project.
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of the relevant Letter of Credit).
“Issuing Bank” means each of MUFG, SMBC, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd. and any other Revolving Lender that becomes an Issuing Bank in accordance with Section 2.19(k) or 10.07(p) in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. If there is more than one Issuing Bank at any given time, the term Issuing Bank shall refer to the relevant Issuing Bank(s).
“Junior Lien Intercreditor Agreement” means an intercreditor agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (subject to amendments, supplements and other modifications from time to time thereto to which the Collateral Agent is authorized to enter into) among the Collateral Agent and one or more collateral agents or representatives for the holders of Incremental Term Loans, Permitted Second Priority Refinancing Debt, Incremental Equivalent Debt or Secured Hedging Obligations, as applicable, that are intended to be secured on a basis junior in right of priority to the Obligations. Wherever in this Agreement, an Other Debt Representative is required to become party to the Junior Lien Intercreditor Agreement, if the related Indebtedness is the initial Indebtedness incurred by the Borrower or a Restricted Subsidiary thereof to be secured by a Lien junior in right of priority to the Liens securing the Obligations, then the Borrower, the

Guarantors, Parent, the Collateral Agent and the Other Debt Representative for such Indebtedness shall execute and deliver the Junior Lien Intercreditor Agreement.
“Junior Liens” shall mean Liens on any Collateral junior in lien priority with the Liens on such Collateral securing Parity Lien Debt.
“Latest Letter of Credit Expiration Date” means, with respect to any Letter of Credit, the day that is five Business Days prior to the scheduled maturity date then in effect for the applicable Revolving Facility under which such Letter of Credit is issued (or, if such day is not a Business Day, the next preceding Business Day).
“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Incremental Term Loans or Incremental Revolving Loan, in each case as extended in accordance with this Agreement from time to time.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement.
“L/C Borrowings” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Loan.
“L/C Disbursements” means any payment made by an Issuing Bank pursuant to a Letter of Credit.
“L/C Obligations” means as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.19(l).
“Lead Arranger” means MUFG, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd. and SMBC, each in its capacity as a joint lead arranger and joint bookrunner.
“Lender” has the meaning set forth in the introductory paragraph to this Agreement, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”, excluding, for the avoidance of doubt, any Disqualified Lender.
“Lender Default” means (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of any loans or reimbursement obligations required to be made by it, which refusal or failure is not cured within one (1) Business Day after the date of such refusal or failure; (b) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due (including in respect of its participation in Letters of Credit), unless subject to a good faith dispute; (c) a Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations, or has made a public statement to that effect with respect to its funding obligations, under any Facility or under other agreements generally in which it commits to extend credit; (d) a Lender has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under any Facility or to deny that it is insolvent or (e) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event or a Bail-in Action. Any determination by the Administrative Agent that a Lender Default has occurred under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and the applicable Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(c) upon delivery of written notice of such determination to the Borrower and each Lender).
“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any letter of credit issued hereunder, including any DSR L/C. A Letter of Credit shall only be a standby letter of credit and no Issuing Bank shall be required to issue a commercial letter of credit (unless otherwise agreed by such Issuing Bank).
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit, which shall be in a form reasonably acceptable to the relevant Issuing Bank.
“Letter of Credit Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Latest Letter of Credit Expiration Date in respect of the applicable Letter of Credit and the date of the recission, termination or cancellation of the Revolving Commitments pursuant to the terms of this Agreement.
“Letter of Credit Commitment” means, as to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the caption “Letter of Credit Commitment” opposite such Issuing Bank's name on Schedule 1.01A, as the same may be changed from time to time pursuant to the terms hereof.
“Letter of Credit Issuance” means with respect to any Letter of Credit, the issuance thereof or increase of the amount thereof.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).
“Loan” means any Initial Term Loan, Incremental Term Loan, Initial Revolving Loan or Incremental Revolving Loan, as the context may require.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) each Intercreditor Agreement to the extent then in effect and (e) any Incremental Amendment.
“Loan Parties” means, collectively, the Borrower, the Parent and the Permitted Subsidiary.
“Local Accounts” means shall mean one or more local checking accounts of the Borrower with funds not to exceed in the aggregate (i) prior to the Conversion Date, 60 days of anticipated Project Costs and (ii) on and after the Conversion Date, 60 days of projected Operating Expenses; provided, that any such account established pursuant to this definition shall be subject to a Control Agreement within 60 days (or such longer period as the Administrative Agent may agree in writing) of the later of (x) the Closing Date and (y) the opening thereof; provided further, that (i) during the 60 day period following the Closing Date, the Local Accounts that are not subject to a Control Agreement during such 60 day period shall not contain more than $10 million (in the aggregate across all such Local Accounts, the Permitted Subsidiary Account or the ROW Accounts that are not subject to a Control Agreement) unless and until such Control Agreement is in full force and effect and (ii) at all other times, no such Local Account shall contain any funds unless and until such Control Agreement is in full force and effect.
“Long Term Debt” shall mean Indebtedness of the type set forth in clause (a) of the definition of “Indebtedness” that is extended by a Person other than a Loan Party that matures more than one year from the date of its incurrence.
“Loss Proceeds” means the casualty insurance proceeds in respect of physical loss or damage arising from or in connection with a Casualty Event (but excluding proceeds of business interruption, delayed start-up and third-party liability insurance).
“LTM Adjusted EBITDA” means, as of any date of determination, Adjusted EBITDA of the Borrower for the most recently ended Test Period of the Borrower, calculated on a pro forma basis, for which financial statements are internally available.
“Major Maintenance Reserve Account” is defined in the Security and Depositary Agreement.
“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.
“Market Consultant” means S&P Global Commodity and/or Subsidiaries and Affiliates of S&P Global Commodity.
“Material Adverse Effect” means any event or circumstance affecting the business, assets, operations, properties, or financial condition of the Loan Parties, taken as a whole, that would, individually or in the aggregate, materially adversely affect (i) the business, operations, or financial condition of the Loan Parties, taken as a whole, (ii) the ability of the Loan Parties (taken as a whole) to fully and timely perform their payment obligations under the Loan Documents, (iii) the Collateral or the validity, perfection or effectiveness of the security interests granted under any Collateral Document that materially adversely affects the rights, interests or remedies of the Collateral Agent or (iii) the material rights and remedies available to the Lenders and Agents, taken as a whole, under the Loan Documents or the ability of the Secured Parties, taken as a whole, to enforce the Obligations under the Loan Documents.
“Material Project Counterparty” means each other Person (other than a Loan Party) counterparty to any Material Project Document.
“Material Project Documents” means, individually or collectively, as the context may require, the following contracts:
(a)    the Blackfin Capacity Lease;
(b)    the O&M Agreement;
(c)    any Additional Material Project Document;
(d)    any other documents as may be entered into by the Borrower and designated by the Borrower as a Material Project Document; and
(e)    any agreement entered into in replacement of any of the foregoing.
“Material Project EBITDA Adjustment” means, with respect to each Material Project of the Borrower:
(a)    prior to the ISD for such Material Project (but including the fiscal quarter in which such ISD occurs), a percentage (equal to the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent in its reasonable discretion as the projected Adjusted EBITDA of the Borrower with respect to such Material Project for the first 12-month period following the scheduled ISD of such Material Project (such amount to be determined based on predominantly contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled ISD, and other factors reasonably deemed appropriate by the Administrative Agent), which may, at the Borrower’s option, be added to actual Adjusted EBITDA for the fiscal quarter in which construction of the Material Project commences and for each fiscal quarter thereafter until the ISD of such Material Project (including the fiscal quarter in which such ISD occurs, but net of any actual Adjusted EBITDA of the Borrower attributable to such Material Project following such ISD) (and it being understood that for any four fiscal quarter test period, such amounts for a 12-month period shall be deemed to be added only to the most recently ended fiscal quarter); provided that if the actual ISD does not occur by the scheduled ISD, then the foregoing amount shall be reduced, for periods ending after the scheduled ISD to (but excluding) the first full quarter after its actual ISD, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days, but not more than 270 days, 50%, (iv) longer than 270 days, but not more than 365 days, 75% and (v) longer than 365 days, 100%; and

(b)    beginning with the first full fiscal quarter following the ISD of a Material Project and for two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent in its reasonable discretion as the projected Adjusted EBITDA of the Borrower attributable to such Material Project (determined in the same manner as set forth in clause (a) above) for the balance of the four full fiscal quarter period following such ISD, which may, at the Borrower’s option, be added to actual Adjusted EBITDA for such fiscal quarters (but net of any actual Adjusted EBITDA of the Borrower attributable to such Material Project following such ISD) (and it being understood that for any four fiscal quarter test period, such amounts shall be deemed to be added only to the most recently ended fiscal quarter).

“Material Projects” means the development, design, permitting, engineering, procurement, construction, completion, testing, operation and/or maintenance of any natural gas pipeline system project and any compressor stations and ancillary facilities under any TSA designated by written notice by the Borrower to the Administrative Agent (subject to receipt and approval (such approval not to be unreasonably withheld, conditioned or delayed) by the Administrative Agent of customary information (including pro forma projections) relating to such Material Project).
“Material Real Property” means any individual parcel of real property or Project Property Right owned, leased or held by any Loan Party and located in the United States with respect to any contiguous portion of the Project which (a) has a natural gas processing plant, compression station or terminal situated thereon or projected to be situated thereon, which, as of the Closing Date, consist of those set forth on Schedule 6.11(b) hereto or (b) has a Fair Market Value (determined at the time of the acquisition thereof) of greater than $20,000,000; provided that, notwithstanding the foregoing, Material Real Property shall not include any Excluded Assets.
“Maturity Date” means (a) with respect to the Initial Term Loans, September 29, 2030, (b) with respect to the Initial Revolving Loans and Initial Revolving Commitments, September 29, 2030 and (c) with respect to any Incremental Loans, the final maturity date applicable thereto as specified in the applicable Incremental Amendment; provided, in each case, that if such date is not a Business Day, then the applicable Maturity Date shall be the next succeeding Business Day.
“Maximum Hedge Requirement” has the meaning set forth in Section 6.23.
“Maximum Rate” has the meaning set forth in Section 10.10.
“MFN Protection” has the meaning set forth in Section 2.12(e)(iii).
“Minimum Hedge Requirement” has the meaning set forth in Section 6.23.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage Policies” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.
“Mortgaged Property” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.
“Mortgages” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“MUFG” means MUFG Bank, Ltd.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions if liability to a Loan Party remains.
“MVC Contract” means any transportation services or other revenue contract of the Borrower designated by written notice by the Borrower to the Administrative Agent (subject to receipt and approval (such approval not to be unreasonably withheld, conditioned or delayed) by the Administrative Agent of customary information (including pro forma projections) relating to such MVC Contract).
“MVC EBITDA Adjustment” means, with respect to any MVC Contract, an amount approved by the Administrative Agent in its reasonable discretion as the projected Adjusted EBITDA of the Borrower with respect to such MVC Contract for the first 12-month period following the execution of such MVC Contract, which may, at the Borrower’s option, be added to actual Adjusted EBITDA for the fiscal quarter in which such MVC Contract is executed and for each fiscal quarter thereafter (it being understood that for any four fiscal quarter test period, such amounts for a 12-month period shall be deemed to be added only to the most recently ended fiscal quarter) until four full fiscal quarters have passed since the execution of such MVC Contract at which point no Material Project EBITDA Adjustment (including in respect of prior fiscal quarters) shall be made to Adjusted EBITDA in respect of such MVC Contracts (and any MVC EBITDA Adjustment shall, in each case, be net of any actual Adjusted EBITDA of the Borrower attributable to such MVC Contract).
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“Natural Person” means (a) any natural person or (b) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person.
“Negative Credit Event” means, with respect to an Acceptable Bank that has issued a DSR L/C, a downgrade in (including the withdrawal of) the Acceptable Bank’s long-term unsecured senior debt rating by any Acceptable Rating Agency such that the Acceptable Bank no longer meets the credit criteria set forth in the definition of “Acceptable Bank.”
“Net Income” means with respect to the Borrower for any period, the net income (or loss) of the Borrower for such period, determined in accordance with GAAP; provided, however that, without duplication,
(a)    any effect of extraordinary, unusual or non-recurring gains or losses (less all fees and expenses relating thereto) or expenses, expenses attributable to the implementation of cost savings initiatives and other restructuring and integration costs (including related to the start-up, closure, and/or consolidation of facilities), and one-time compensation charges shall be excluded,
(b)    the net income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,
(c)    any effect of income (loss) from disposed or discontinued operations and any net gains or losses on disposal of disposed, abandoned, closed, or discontinued operations shall be excluded,

(d)    any effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or transfers other than in the ordinary course of business, as determined by the Borrower in good faith, shall be excluded,
(e)    accruals and reserves (including contingent liabilities) that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the transactions contemplated by the Loan Documents (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded,
(f)    any costs or expenses incurred during such period relating to environmental remediation, litigation, or other disputes in respect of events and exposures that occurred prior to the Closing Date shall be excluded,
(g)    any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,
(h)    to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded,
(i)    any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded,
(j)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, new contract start-up, assets sale, issuance, or repayment of indebtedness, issuance of equity interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, and
(k)    any non-cash portion of straight line rent expense and any non-cash portion related to rent expense as a result of change on accounting policies shall be excluded.
“Net Proceeds” means:
(a)    one hundred percent (100.0%) of the cash proceeds actually received by the Borrower or the Permitted Subsidiary from any Disposition effected pursuant to Section 7.05(a) or 7.05(g) or from any Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or subordinated to the Liens securing the Obligations) on the asset subject to such Disposition and that is required to be repaid (and is timely repaid) in connection with such Disposition (other than Indebtedness under the Loan Documents), (iii) taxes paid or reasonably estimated to be payable as a result thereof (including amounts needed to make any Permitted Tax Distributions), and (iv) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition occurring on the date of such reduction); and
(b)    one hundred percent (100.0%) of the cash proceeds from the incurrence, issuance or sale by the Borrower of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof (including any Permitted Tax Distributions) and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.
For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower shall be disregarded.
“Non-Capitalized Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Capitalized Lease Obligation.
“Non-Consenting Lender” has the meaning set forth in Section 3.07(c).
“Non-Debt Fund Affiliate” means any Affiliate of Parent other than (a) Parent or any Subsidiary of Parent, (b) any Debt Fund Affiliates and (c) any Natural Person.
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
“Non-Extension Notice Date” has the meaning set forth in Section 2.19(b)(iii).
“Not Otherwise Applied” means, with reference to any amount of net proceeds of any transaction or event, that such amount was not previously (and is not concurrently being) applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.
“Note” means a promissory note of the Borrower (i) payable to any Term Lender or its registered assigns, in substantially the form of Exhibit B-1, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender and/or (ii) payable to any Revolving Lender or its registered assigns, in substantially the form of Exhibit B-2, evidencing the aggregate Indebtedness of the Borrower to such Revolving Lender resulting from the Revolving Loans made by such Revolving Lender.
“NYFRB” means the Federal Reserve Bank of New York.

“O&M Account” is defined in the Security and Depositary Agreement.
“O&M Agreement” means that certain Construction, Operation and Management Agreement between the Borrower and WWM Operating LLC, dated November 1, 2024.
“O&M Consent Agreement” means that certain Consent to Collateral Assignment, dated as of the date hereof, by and between WWM Operating LLC and the Borrower, substantially in the form attached hereto as Exhibit K.
“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) any Secured Hedging Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document, in each such case, to the extent that any of the foregoing are required to be paid under the Loan Documents.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Officer’s Certificate” means a certificate signed by a Responsible Officer of the Borrower.
“OID” means original issue discount.
“Operating Expenses” shall mean (a) (i) the actual cash costs and expenses incurred in connection with the ownership, operation and maintenance of the Project, including payments to the counterparties under the Material Project Documents or any other source, fees and expenses of, and other amounts owing to, the Collateral Agent or any other Agent, (ii) costs, expenses and fees attendant to obtaining and maintaining in effect any Permit, and (iii) payments under any parts agreement, payments for spare parts, consumables, equipment, materials, utilities, repair and routine maintenance services, and replacement costs of assets and properties, (b) all Taxes imposed on and payable by the Borrower (other than any Taxes imposed on or measured by income or receipts), (c) insurance costs payable during such period, including insurance premiums, (d) legal, accounting and other professional fees attendant to any of the foregoing items payable during such period, (e) payments not to exceed $5,000,000 in any calendar year in respect of Indebtedness permitted under Section 7.03(r) that is incurred in the ordinary course of business (other than as excluded pursuant to clause (C), (D) and (E) below), (f) payments of any salaries and benefits of employees, and (g) all other costs and expenses in connection with the management, administration, maintenance, operation, refurbishment, preservation, renovation or restoration of the Project (and any related infrastructure); provided, that all of the foregoing costs and expenses shall be determined on a cash basis and shall not include (A) depreciation, amortization and other non-cash items and or other bookkeeping entries of a similar nature, (B) payments of any kind with respect to Restricted Payments, (C) payment of any Capital Expenditures other than Permitted Capital Expenditures, (D) Financing Costs, or (E) financing costs under any Incremental Term Loans, Incremental Revolving Loans or Incremental Equivalent Debt.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Debt Representative” means, with respect to any (a) series of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt or Incremental Equivalent Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be or (b) Secured Hedging Agreement, the counterparty to such Secured Hedging Agreement (other than the Borrower) or any agent acting on its behalf, and in the case of preceding clauses (a) and (b), each of their successors and assigns in such capacities.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).
“Outstanding Amount” means, (a) with respect to the Term Loans and Revolving Loans on any date of determination, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or Letter of Credit Issuances as a Borrowing under a Revolving Facility), as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the aggregate outstanding principal amount thereof on such date after giving effect to any Letter of Credit Issuance occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or Letter of Credit Issuances as a Revolving Loan) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” has the meaning set forth in the introductory paragraph of this Agreement.
“Parity Liens” shall mean Liens on any Collateral pari passu in lien priority with the Liens on such Collateral securing the Initial Term Loans, the Initial Revolving Loans or any other Parity Lien Debt.
“Parity Lien Debt” shall mean the (i) Initial Term Loans, (ii) Initial Revolving Loans, (iii) any other then outstanding Incremental Term Loans, Incremental Revolving Loans and Incremental Equivalent Debt, (iv) the Secured Hedging Agreements and (v) all other Indebtedness, in each case secured by Liens on any Collateral pari passu in lien priority with the Liens on such Collateral securing the Initial Term Loans and the Initial Revolving Loans (including, without limitation, Indebtedness arising under the TLB Credit Agreement).
“Parent Company” means, with respect to any Person, a direct or indirect parent company of such Person.
“Participant” has the meaning set forth in Section 10.07(f).
“Participant Register” has the meaning set forth in Section 10.07(f).
“Payment” has the meaning set forth in Section 9.16.
“Payment in Full” means (a) the payment in full of the Loans and all other Obligations (other than contingent reimbursement obligations) that are accrued and payable, (b) the termination and payment in full of the Secured Hedging Agreements, (c) the termination of the Commitments, and (d) each Letter of Credit has terminated or has been cancelled (unless such Letter of Credit has been Cash Collateralized or has had other arrangements made with respect to it, in each case, on terms and conditions reasonably satisfactory to the applicable Issuing Bank).
“Payment Notice” has the meaning set forth in Section 9.16.
“Payment or Bankruptcy Default” means an Event of Default under Section 8.01(a), (f) or (g).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or to which any Loan Party contributes or has an obligation to contribute or has any liability (including on account of any ERISA Affiliate), or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.
“Permit” means, at any relevant time, any authorization, consent, certification, determination, license, approval, permit, registration, order, ruling, identification number, exemption, notice, declaration or similar right, undertaking, verification or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority in connection with the development, construction, operation, maintenance and management of the Project.
“Permitted Capital Expenditures” is defined in the Security and Depositary Agreement.

“Permitted First Priority Refinancing Debt” means any Permitted First Priority Refinancing Notes and any Permitted First Priority Refinancing Loans.
“Permitted First Priority Refinancing Loans” means any Credit Agreement Refinancing Indebtedness in the form of secured loans incurred by the Borrower in the form of one or more tranches of Loans under this Agreement; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations and is not secured by any property or assets of the Borrower other than the Collateral,(b) such Indebtedness is not at any time guaranteed by any Person other than Persons that Guarantee the Obligations, and (c) it does not mature prior to the date that is the Maturity Date applicable to the Loans being refinanced or, with respect to Term Loans, have a Weighted Average Life to Maturity shorter than the Loans being refinanced, in either case at the time such Indebtedness is incurred or issued; provided that the foregoing requirements of this clause (c) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (c) and such conversion or exchange is subject only to conditions customary for similar conversions or exchange.
“Permitted First Priority Refinancing Notes” means any Credit Agreement Refinancing Indebtedness in the form of secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured notes (whether issued in a public offering, Rule 144A, private placement or otherwise); provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations and is not secured by any property or assets of the Borrower other than the Collateral, (b) such Indebtedness is not at any time guaranteed by any Person other than Persons that Guarantee the Obligations, (c) such Indebtedness does not mature prior to the date that is the Maturity Date with respect to the Loans being refinanced or, with respect to Term Loans, have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Indebtedness being refinanced, in either case at the time such Indebtedness is incurred or issued; provided that the foregoing requirements of this clause (c) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (c) and such conversion or exchange is subject only to conditions customary for similar conversions or exchange, (d) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (e) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to each Intercreditor Agreement. Permitted First Priority Refinancing Notes will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Holders” means, at any time prior to the Conversion Date, any combination of the Sponsors and their Affiliates and at any time on or after the Conversion Date, any combination of the Sponsors, their Affiliates and Acceptable Owners.
“Permitted Indebtedness” has the meaning set forth in Section 7.03.
“Permitted Incremental Uses” means any of the following: (a) Expansion Capital Expenditures, (b) transaction costs, fees and expenses associated with the Incremental Facility or Expansion Capital Expenditures and (c) reimbursement of any equity used to fund previous Expansion Capital Expenditures beyond the capacity of the Project contemplated in accordance with the Closing Date Financial Model.

“Permitted Investments” means any Investment permitted pursuant to Section 7.02.
“Permitted Liens” has the meaning set forth in Section 7.01.
“Permitted Other Debt Conditions” means, with respect to Permitted Second Priority Refinancing Debt and Permitted Unsecured Refinancing Debt, that such Indebtedness (a) does not mature or have scheduled amortization payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale, event of loss, change of control or event of default provisions), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred, (b) is not at any time guaranteed by any Person other than Persons that Guarantee the Obligations and (c) to the extent secured, the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent).
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest, premium and penalties thereon plus an amount equal to all premiums (including tender premiums, if any), accrued and unpaid interest (including post-petition interest), dividends, defeasance costs, underwriting discounts, fees, expenses, charges (including original issue discount, upfront fees or similar fees) and additional or contingent interest on obligations thereon or related thereto and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and, with respect to Term Loans, has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of, the Maturity Date with respect to the Indebtedness being refinanced; provided that the foregoing requirements of this clause (b) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (b) and such conversion or exchange is subject only to conditions customary for similar conversions or exchange, (c) to the extent such Indebtedness refinances, refunds, renews or extends Indebtedness that is secured by the Collateral on a pari passu or junior basis with the Obligations or that is unsecured or subordinated, such Indebtedness is secured, unsecured or subordinated at least to the same extent (as determined by the Borrower) as the Indebtedness being refinanced, refunded, renewed or extended.
“Permitted Second Priority Refinancing Debt” means secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (a) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Borrower other than the Collateral, (b) such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness,” (c) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the provisions of the Junior Lien Intercreditor Agreement as a “Second Priority Representative” thereunder, and (d) such Indebtedness meets the Permitted Other Debt

Conditions. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Subsidiary” has the meaning set forth in the introductory paragraph hereto.
“Permitted Subsidiary Account” means shall mean that certain account of the Permitted Subsidiary identified in writing to the Administrative Agent and the Collateral Agent by the Permitted Subsidiary as the Permitted Subsidiary Account; provided, that the Permitted Subsidiary Account shall be subject to a Control Agreement within 60 days (or such longer period as the Administrative Agent may agree in writing) of the later of (x) the Closing Date and (y) the opening thereof; provided further, that (i) during the 60 day period following the Closing Date, the Permitted Subsidiary Account shall not contain more than $10 million (in the aggregate across all Local Accounts, the Permitted Subsidiary Account or the ROW Accounts that are not subject to a Control Agreement) unless and until such Control Agreement is in full force and effect and (ii) at all other times, the Permitted Subsidiary Account shall not contain any funds unless and until such Control Agreement is in full force and effect.
“Permitted Tax Distribution” has the meaning set forth in Section 7.06(e)(iii).
“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness meets the Permitted Other Debt Conditions.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) sponsored, maintained or contributed to by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning set forth in Section 6.02.
“Pledge Agreement” means the Pledge Agreement, substantially in the form of Exhibit E-2, dated as of the Closing Date, among the Parent and the Collateral Agent.
“Pledged Debt” has the meaning set forth in the Security and Depositary Agreement.
“Prime Rate” means the rate of interest per annum quoted from time to time by The Wall Street Journal as the prime rate in effect, or if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent in its reasonable discretion) or any similar release by the FRB (as determined by the Administrative Agent in its reasonable discretion).
“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Loans under the applicable Facility or Facilities at such time.

“Project” means the proposed development, design, permitting, engineering, procurement, construction, completion, testing, operation and maintenance of an approximately 3.3 Bcf/d natural gas pipeline system linking from Colorado County to Jasper County in Texas and all expansions, compressor stations and ancillary facilities related thereto.
“Project Accounts” is defined in the Security and Depositary Agreement.
“Project Costs” means, without duplication, all costs, fees, Taxes and expenses incurred or payable by the Borrower in connection with the ownership, development, design, permitting, engineering, procurement, construction, completion and testing of the Project, including the costs incurred in connection with development, design, permitting, engineering, procurement, construction, testing, commissioning, equipping, assembly, inspection, start-up and financing of the Project (provided that Taxes shall only be included to the extent incurred prior to the Conversion Date), Financing Costs related to the loans and other extensions of credit under the Senior Secured Credit Facilities and any refinancing permitted thereunder (but excluding the incurrence of incremental loans under such Senior Secured Credit Facilities), Operating Expenses, cash security posted under any Material Project Document, expenses incurred in connection with initial working capital requirements, initial inventory and spares requirements, Debt Service and other fees (including advisors’ fees) payable to the Secured Parties, advisors’ fees, fees related to the provision of Acceptable Credit Support, amounts used for the initial funding of the Debt Service Reserve Accounts and the reimbursement of Drawstop Equity Contributions.
“Project Document” means any Material Project Document and any other contract or agreement entered into by the Borrower for (i) the design of the Project, (ii) the procurement of major components of the Project, (iii) the construction of the Project and associated facilities and (iv) the operation and/or maintenance of the Project and associated facilities.
“Project Facilities” means the Project and associated facilities or any portion thereof, in each case, on the Project Site.
“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of the Borrower furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower prior to the Closing Date.
“Project Property Rights” means collectively, all right, title and interest (including any leasehold or other estate) of any Loan Party in and to any and all parcels of real property, including, fee interests, leasehold interests, right-of-way agreements, easements, surface use agreements, servitudes, permits, licenses and other similar access agreements conferring upon such Loan Party the surface or subsurface land use rights.
“Project Revenues” means, without duplication, all revenues, interest, payments, cash and other proceeds from whatever source received by or on behalf of the Borrower arising from the ownership or operation of the Project, including payments made to the Borrower under any Project Document, liquidated damages payable as compensation for delay paid by the relevant counterparty under any Material Project Document, delay in start-up proceeds, business interruption insurance proceeds and proceeds of liability insurance (to the extent such liability insurance proceeds represent reimbursement of third party claims previously paid by the Borrower), and investment income on amounts in the Project Accounts (in each case to the extent deposited in or transferred to the Revenue Account) (it being acknowledged that asset sale proceeds, Loss Proceeds, proceeds of Indebtedness for borrowed money, any drawings under a letter of credit, any net payments received pursuant to the Interest Rate Hedge

Agreements as determined in conformity with cash accounting principles, any performance-based liquidated damages payments to the Borrower under any Material Project Document and equity contributions to the Borrower shall not be Project Revenues).
“Project Schedule” means a schedule setting forth the expected schedule and milestones for the Project through ISD with respect to the Project delivered to the Lender on the Closing Date pursuant to Section 4.01(n).
“Project Site” means, the tracts of land located in the State of Texas where the Project is, or is to be developed and including all easements, rights of ways, leases or similar real property rights required to develop, construct, operate and maintain the Project, including any processing station related thereto, whether now owned or hereafter acquired by the Borrower.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning set forth in Section 6.02.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Qualified IPO” means any transaction or series of transactions that results in any of the common Equity Interests of Parent, any Parent Company of the Parent or the Borrower being publicly traded on any United States national securities exchange or over-the-counter market, or any analogous exchange or any recognized securities exchange in Canada, the United Kingdom or any country of the European Union.
“Qualified Operator” means any of (a) WWM Operating, LLC, or any of its Affiliates or (b) any Person that (i) directly or through an Affiliate, has operated, for at least 2 years, one or more natural gas pipelines at least 100 miles long, in the aggregate, at least 24 inches in diameter, and with at least 10,000 hp of compression, capable of transporting, in the aggregate, at least 500 Bcf per year of natural gas, (ii) has an appropriate SCADA system and control rooms through which to manage the Project and (iii) employs sufficient employees (either directly or through the use of experienced contractors) to operate the Project in a manner consistent with good industry practices.
“Quarterly Payment Date” shall mean the last Business Day of the month immediately following the end of any fiscal quarter of the Borrower commencing with the first full fiscal quarter ending after the Closing Date.
“Quarterly Retained Available Cash Amount” means, with respect to any Excess Cash Flow Period, 100.0% of cash transferred from the Distribution Reserve Account or the Initial Debt Service Reserve Account to the Retained ECF Account under the Security and Depositary Agreement.
“Recipient” has the meaning set forth in Section 9.16(a).
“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is Term SOFR, 5:00 p.m. (New York City time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting or (b) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness”.
“Register” has the meaning set forth in Section 10.07(d).
“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Release” means any spilling, leaking, leaching, pumping, pouring, emitting, escaping, emptying, seeping, discharging, injecting, dumping, depositing or disposing into the Environment.
“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York or any successor thereto.
“Replacement Conditions” means the Borrower can demonstrate a pro forma Debt Service Coverage Ratio of at least 1.30:1.00 for each quarter through the remaining tenor of the CP2 TSA assuming fully-amortizing term loan debt during such period; and the Borrower executes a replacement agreement in respect of the Blackfin Capacity Lease or CP2 TSA, as applicable, on terms not materially less favorable to the Borrower, taken as a whole, than the Blackfin Capacity Lease or CP2 TSA, as applicable.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan, other than events for which the thirty (30) day notice period has been waived.
“Required Class Lenders” means, with respect to any Class on any date of determination, Lenders having more than fifty percent (50.0%) of the sum of (a) the Total Outstandings under such Class and (b) the aggregate unused Commitments under such Class; provided that the unused Commitments (if any) of, and the portion of the outstanding Loans under such Class held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Class Lenders; provided, further, that, to the same extent set forth in Section 10.07(m) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Class Lenders.
“Required Debt to Equity Ratio” means a Debt to Equity Ratio of no greater than eighty (80) to twenty (20).
“Required Equity” means one or more Equity Contributions made to the Borrower such that the Required Debt to Equity Ratio is satisfied. The following amounts shall be credited towards the Required Equity as of the Closing Date: (a) documented fees and expenses paid or payable, as set forth in the Construction Budget, (b) cash security posted under any Project Document, if any, provided that to the extent the beneficiary of any such cash security releases such cash security, the proceeds thereof shall be deposited directly into the Construction Account prior to the Conversion Date or the Revenue Account after the Conversion Date, and (c) capital investments made by any of the Sponsors or any Affiliate thereof and contributed or assigned to the Borrower.

“Required Facility Lenders” mean, as of any date of determination, with respect to any Facility, Lenders having more than fifty percent (50.0%) of the sum of (a) the Total Outstandings (including Loans, Commitments and L/C Obligations (including participations in Letters of Credit outstanding)) under such Facility and (b) the aggregate unused Commitments under such Facility; provided that the unused Commitments (if any) of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders; provided, further, that, to the same extent set forth in Section 10.07(m) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders.
“Required Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50.0%) of the aggregate principal amount of the Loans and Commitments and any Incremental Term Facility (including Loans, Commitments and L/C Obligations (including participations in Letters of Credit outstanding)); provided that Loans and Commitments held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that, to the same extent set forth in Section 10.07(m) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders.
“Required Revolving Lenders” means, as of any date of determination, with respect to any Revolving Facility, having Revolving Loans, Revolving Commitments and L/C Obligations (including participations in Letters of Credit outstanding) under such Revolving Facility that, taken together, represent more than 50.0% of the sum of all Revolving Loans, Revolving Commitments and L/C Obligations (including participations in Letters of Credit outstanding) under such Revolving Facility. The Revolving Loans, Revolving Commitments and L/C Obligations (including participations in Letters of Credit outstanding) of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.
“Required Term Lenders” means, as of any date of determination, with respect to any Term Facility, at any time, Lenders having Term Loans and Term Loan Commitments outstanding under such Term Facility that, taken together, represent more than 50.0% of the sum of all Term Loans and Term Loan Commitments outstanding under such Term Facility. The Term Loans and Term Loan Commitments of any Defaulting Lender shall be disregarded in determining Required Term Lenders at any time and the Term Loans and Term Loan Commitments of any Non-Debt Fund Affiliate shall, for purposes of this definition, be subject to Section 10.07(k).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief legal officer, treasurer or assistant treasurer or other similar officer, authorized signatory or a manager of a Loan Party and, as to any document delivered on the Closing Date or any document similar to any such document, any secretary, assistant secretary, manager or authorized signatory of such Loan Party and any officer, employee or authorized signatory of the applicable Loan Party where the signature is included on an incumbency certificate or similar certificate reasonably satisfactory to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible

Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless expressly stated otherwise, a reference to a Responsible Officer shall mean a Responsible Officer of the Borrower.
“Restricted Investment” means any Investment other than a Permitted Investment.
“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Persons thereof) and (c) any Restricted Investment.
“Retained ECF Account” is defined in the Security and Depositary Agreement.
“Revenue Account” is defined in the Security and Depositary Agreement.
“Revolver Availability Period” means the period from the Closing Date until the earliest to occur of (a) the Maturity Date of the Revolving Loans and (b) the date of rescission, termination or cancellation of the Revolving Commitments.
“Revolving Commitment” means, as to each Revolving Lender, its obligation to make Revolving Loans to the Borrower hereunder, expressed as an amount representing the maximum principal amount of Revolving Loans to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.04 and (b) reduced, increased or extended from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption or (ii) an Incremental Amendment.
“Revolving Credit Exposure” means, as to each Revolving Lender, the sum of the amount of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its Pro Rata Share or other applicable share provided for under this Agreement of the amount of the L/C Obligations outstanding at such time.
“Revolving Facility” means the Revolving Commitments and the Revolving Loans made hereunder.
“Revolving Lender” means a Lender with a Revolving Commitment or with outstanding Revolving Loans.
“Revolving Loan” means any Initial Revolving Loan or Incremental Revolving Loan, as the context may require.
“Revolving Loan Increase” has the meaning set forth in Section 2.12(a).
“ROW Accounts” means shall mean one or more local checking accounts of the Borrower with funds not to exceed the cap specified in clause (b) of the definition of “Local Account Maximum Balance” in the Security and Depositary Agreement; provided, that any such account established pursuant to this definition shall be subject to a Control Agreement within 60 days (or such longer period as the Administrative Agent may agree in writing) of the later of (x) the Closing Date and (y) the opening thereof; provided, further, that (i) during the 60 day period following the Closing Date, the ROW Accounts that are not subject to a Control Agreement during such 60 day period shall not contain more than $10 million (in the aggregate across all such Local Accounts, the Permitted Subsidiary Account or the ROW Accounts that are not subject to a Control Agreement) unless and until such Control Agreement is in full force and effect and (ii) at all other times, no such ROW Account shall contain any funds unless and until such Control Agreement is in full force and effect.
“S&P” means Standard & Poor’s Ratings Financial Services, a subsidiary of S&P Global Inc., and any successor thereto.
“Same Day Funds” means immediately available funds.
“Sanctioned Country” means any country, region or territory that is the subject or target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of Sanctions, including any Person: (i) identified on any Sanctions-related list of designated parties maintained by the United States, the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom; (ii) located, organized, domiciled, incorporated or ordinarily resident in, or the government of a Sanctioned Country; (iii) directly or indirectly fifty percent (50%) or more owned or, where relevant under Sanctions, controlled by, or acting for the benefit or on behalf of, one or more entities or individuals described in (i) and/or (ii) above.
“Sanctions” means any and all economic and financial sanctions, or trade embargoes imposed, administered or enforced by the United States government (including without limitation, OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Hedging Agreement” means any Hedging Agreement entered into with respect to Parity Lien Debt that, in each case, the Borrower shall elect (in writing, to the Administrative Agent, Collateral Agent and Intercreditor Agent) to be secured by the Liens on the Collateral securing the Obligations.
“Secured Hedging Obligations” means the obligations of the Borrower or any other Loan Party to any Hedge Provider in respect of any Secured Hedging Agreement (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising).
“Secured Net Leverage Ratio” means the ratio of (a) Indebtedness for borrowed money as reflected on the balance sheet of the Borrower that is secured by a lien on the Collateral, minus unrestricted cash and Cash Equivalents to (b) Adjusted EBITDA for the most recent four quarter period for which financial statements are available. Notwithstanding the foregoing, Adjusted EBITDA shall be calculated on an annualized basis using (i) for the first full fiscal quarter ending after the Closing Date, Adjusted EBITDA multiplied by 4, (ii) for the second full fiscal quarter ending after the Closing Date, Adjusted EBITDA for the first two full fiscal quarters ending after the Closing Date multiplied by 2 and (iii) for the third full fiscal quarter ending after the Closing Date, Adjusted EBITDA for the first three full fiscal quarters ending after the Closing Date multiplied by 4/3.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Providers, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.
“Securities Act” means the Securities Act of 1933, as amended.
“Security and Depositary Agreement” means the Security and Depositary Agreement, substantially in the form of Exhibit E-1, dated as of the date hereof, by and among the Borrower, the Collateral Agent, the Intercreditor Agent and the Depositary.
“Senior Secured Credit Facilities” means (i) the Facilities provided under this Agreement (including, for the avoidance of doubt, any Incremental Loans) and (ii) the facilities provided under the TLB Credit Agreement (including, for the avoidance of doubt, any incremental loans, extended loans or refinancing series thereunder).
“Senior Secured Credit Facility Loans” means any loans provided pursuant to the Senior Secured Credit Facilities.
“SMBC” means Sumitomo Mitsui Banking Corporation.
“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Solvent” and “Solvency” mean, after giving effect to the consummation of the Transactions, (i) the sum of the debts and liabilities (including liabilities that are contingent, subordinated or otherwise) of the Loan Parties, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Loan Parties, on a consolidated basis; (ii) the present fair saleable value of the property of the Loan Parties, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of the debts and other liabilities of the Loan Parties, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the capital of the Loan Parties, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof; and (iv) the Loan Parties, on a consolidated basis, have not incurred debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise) or absolute.
“Specified Equity Contribution” means any cash contribution to the common equity of the Borrower and/or any purchase or investment in an Equity Interest of the Borrower other than Disqualified Equity Interests.
“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment or other transaction in respect of which the terms of this Agreement require any test to be calculated on a “pro forma basis” or after giving “pro forma effect”.
“Sponsor” means Venture Global LNG, Inc., WhiteWater Development, LLC and, in each case (whether individually or as a group), Affiliates of either of the foregoing (but excluding any operating portfolio companies of the foregoing).

“Subordinated Debt” means Indebtedness of any Loan Party that is subordinated to the obligations of such Loan Party under this Agreement pursuant to a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent and (b) matures at least ninety (90) days after the latest maturity date of any Indebtedness outstanding pursuant to the Senior Secured Credit Facilities at the time such Subordinated Debt is incurred.
“Subsidiary” means, with respect to any specified Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of its Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership (whether general or limited) or limited liability company (i) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (ii) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively, plus in the case of both subclauses (x) and (y) of this clause (ii) it consolidates the financial results of such partnership or limited liability company with its own financial results in accordance with GAAP.
“Supplemental Agent” has the meaning set forth in Section 9.13(a) and “Supplemental Agents” shall have the corresponding meaning.
“Surveys” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.
“Swap Obligation” means, with respect to any Person, any obligation of such Person to pay or perform under any Hedging Agreement.
“Swap Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
“Taxes” has the meaning set forth in Section 3.01(a).
“Termination Prepayment Amount” has the meaning set forth in Section 2.03(b)(ii)(C).
“Term Facility” means the Term Loan Commitments and the Term Loans made hereunder.
“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower hereunder, expressed as an amount representing the maximum principal amount of Term Loans to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.04 and (b) reduced, increased or extended from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption or (ii) an Incremental Amendment.

“Term Lender” means a Lender with a Term Loan Commitment or with outstanding Term Loans.
“Term Loan Increase” has the meaning set forth in Section 2.12(a).
“Term Loans” means any Initial Term Loan or Incremental Term Loan, as the context may require.
“Term SOFR” means, for any Interest Period for a Term SOFR Loan, the greater of (a) the Term SOFR Reference Rate (rounded upward to the next one-sixteenth (1/16th) of one percent (0.0625%), if necessary) for a tenor comparable to the applicable Interest Period on the day (the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator and (b) the Floor; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR.
“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.
“Term SOFR Reference Rate” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.
“Test Period” means for any date of determination under this Agreement, the latest four consecutive fiscal quarters for which financial statements (i) have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to Section 6.01, as applicable (or, before the first delivery of financials pursuant to Section 6.01, the most recent period of four fiscal quarters at the end of which financial statements are available) or (ii) at the option of the Borrower, are internally available (as determined in good faith by the Borrower).
“Threshold Amount” means the greater of (x) $75,000,000 and (y) 37.5% of LTM Adjusted EBITDA.
“TLA Availability Period” means the period from the Closing Date until the earliest to occur of (a) September 29, 2027, (b) the Conversion Date, (c) the date that the Term Loans are drawn in full and (d) the date of rescission, termination or cancellation of the Term Commitments.

“TLB Credit Agreement” means that certain Credit Agreement, dated as of the Closing Date, by and among the Borrower, the Parent, the Permitted Subsidiary, MUFG Bank, Ltd., as the administrative agent, the Collateral Agent and the other persons party thereto from time to time.
“Total Loss” means a total loss or “constructive total loss”, destruction or damage with respect to the property of the Borrower affecting all or substantially all of the Project.
“Total Net Leverage Ratio” means the ratio of (a) Indebtedness for borrowed money as reflected on the balance sheet of the Borrower, minus unrestricted cash and Cash Equivalents to (b) Adjusted EBITDA for the most recent four quarter period for which financial statements are available. Notwithstanding the foregoing, Adjusted EBITDA shall be calculated on an annualized basis using (i) for the first full fiscal quarter ending after the Closing Date, Adjusted EBITDA multiplied by 4, (ii) for the second full fiscal quarter ending after the Closing Date, Adjusted EBITDA for the first two full fiscal quarters ending after the Closing Date multiplied by 2 and (iii) for the third full fiscal quarter ending after the Closing Date, Adjusted EBITDA for the first three full fiscal quarters ending after the Closing Date multiplied by 4/3.
“Total Outstandings” means, with respect to any Class or Facility, or all Facilities taken together, as applicable, the aggregate Outstanding Amount of all Loans.
“Transaction Expenses” means any fees or expenses incurred or paid by the Sponsors, the Parent or the Borrower in connection with the Transactions (including expenses in connection with hedging transactions related to the Obligations, any OID or upfront fees, employee retention payments and deferred compensation expenses (regardless of when paid)), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.
“Transactions” means, collectively, (a) the funding of the Initial Term Loans and the Initial Revolving Loans and the execution and delivery of the Loan Documents, (b) the funding of the loans under the TLB Credit Agreement and the execution and delivery of the loan documents described therein, (c) the establishment and funding of the Initial Debt Service Reserve Account, including through the issuance of one or more DSR L/Cs, (d) the consummation of certain Restricted Payments as set forth herein and (e) the payment of Transaction Expenses.
“Transporter” means Matterhorn Express Pipeline, LLC.
“Treasury Regulations” means the regulations, including temporary and proposed regulations, promulgated by the United States Department of Treasury with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.
“True-Up Distribution” means a Restricted Payment in a maximum amount such that, after giving effect thereto, the Required Debt to Equity Ratio is satisfied.
“TSA” means collectively or individually, as the context may require, each of the following: (a) the CP2 TSA and (b) the Additional TSAs.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” or “U.S.” means the United States of America.
“United States Tax Compliance Certificate” means a certificate substantially in the form of Exhibits H-1, H-2, H-3 and H-4 hereto, as applicable.
“Unreimbursed Amounts” has the meaning set forth in Section 2.19(c)(i)).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” (as defined in Section 7701(a)(30) of the Code).
“Voluntary Prepayment Amount” has the meaning set forth in Section 2.12(d)(iii)(B).
“Voting Stock” of any specified Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withholding Agent” means the Borrower, any Guarantor, the Parent and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yield Differential” has the meaning set forth in Section 2.12(e)(iii).
Section 1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(c)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(d)    The term “including” is by way of example and not limitation.
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(g)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
Section 1.03    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, except as otherwise specifically prescribed herein.
(b)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Debt Service Coverage Ratio, the First Lien Net Leverage Ratio, the

Secured Net Leverage Ratio, and the Total Net Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a pro forma basis.
(c)    References to “fiscal quarter” and “fiscal year” are to the fiscal quarter and fiscal year of the Borrower.
Section 1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06     Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.08    Negative Covenant Compliance(a)    . For purposes of determining whether the any Loan Party complies with any exception to Article VII (other than the Financial Covenant) where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests and (b) correspondingly, any such ratio and metric shall only prohibit the Borrower from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Indebtedness or Investments, but shall not result in any previously permitted, for example, Liens, Indebtedness or Investments ceasing to be permitted hereunder. With respect to determining whether the Borrower complies with any negative covenant in Article VII (other than the Financial Covenant), to the extent that any obligation or transaction could be attributable to more than one exception to any such negative covenant, the Borrower may elect to categorize all or any portion of such obligation or transaction to any one or more exceptions to such negative covenant that permit such obligation or transaction. Notwithstanding anything to the contrary herein, (i) if any incurrence-based financial ratios or tests (including, without limitation, the Debt Service Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio) (“Financial Incurrence Tests”) would be satisfied in any subsequent fiscal quarter following the utilization of either (x) fixed baskets, exceptions or thresholds (including any related builder or grower component) that do not require compliance with a financial ratio or test (“Fixed Amounts”) or (y) baskets, exceptions and thresholds that require compliance with a financial ratio or test (including, without limitation, the Debt

Service Coverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio) (any such amounts, “Incurrence Based Amounts”), then the reclassification of actions or transactions (or portions thereof), including the reclassification of utilization of any Fixed Amounts as incurred under any available Incurrence Based Amounts, shall be deemed to have automatically occurred even if not elected by the Borrower (unless the Borrower otherwise notifies the Administrative Agent) and (ii) in calculating any Incurrence Based Amounts (including any Financial Incurrence Tests), any (x) DSR L/Cs (or any revolving facility), (y) Indebtedness concurrently incurred to fund original issue discount and/or upfront fees and (z) amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Amount in a concurrent transaction, a single transaction or a series of related transactions with the amount incurred, or transaction entered into or consummated, under the applicable Incurrence Based Amount, in each case of the foregoing clauses (x), (y) and (z), shall not be given effect in calculating the applicable Incurrence Based Amount (but giving pro forma effect to all applicable and related transactions (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases and redemptions of Indebtedness) and all other pro forma adjustments).

Section 1.09    Rates. (a) The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.10    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE COMMITMENTS AND BORROWINGS
Section 2.01    The Commitments and Borrowings.

(a)    The Initial Term Loans.    Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make to the Borrower from time to time during the TLA Availability Period (but not more than twice in any month) term loans denominated in Dollars in an aggregate amount not to exceed the amount of such Term Lender’s Initial Term Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Initial Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.
(b)    The Initial Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make to the Borrower from time to time during the Revolver Availability Period revolving loans denominated in Dollars in an aggregate amount not to exceed the amount of such Revolving Lender’s Initial Revolving Commitment. Amounts borrowed under this Section 2.01(b) may be reborrowed. Initial Revolving Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.
Section 2.02    Borrowings, Conversions and Continuations of Loans.
(a)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice on behalf of the Borrower to the Administrative Agent, which may be given by telephone (confirmed by a written Committed Loan Notice). Each such notice must be received by the Administrative Agent not later than (i) 12:00 noon New York City time three (3) Business Days prior to the requested date of any Borrowing or continuation of Term SOFR Loans or any conversion of Base Rate Loans to Term SOFR Loans, and (ii) 11:00 a.m. New York City time on the requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in clause (i) above may be delivered no later than one (1) Business Day prior to the Closing Date in the case of any Initial Term Borrowing or Initial Revolving Borrowing on the Closing Date; provided further that that no such notice shall be required for any deemed request of a Base Rate Borrowing to finance the reimbursement of an L/C Disbursement as provided in Section 2.19(c). Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Term Loans consisting of Term SOFR Loans shall be in a minimum principal amount of $10,000,000, or a whole multiple of $100,000, in excess thereof. Each Borrowing of, conversion to or continuation of Revolving Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $100,000, in excess thereof. Notwithstanding anything contained herein to the contrary in this Section 2.02(a), any Borrowing may be in an aggregate amount that is equal to the entire remaining balance of the Term Loans, the unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.19(c). Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) whether such Borrowing is of a Term Loan or a Revolving Loan. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, converted to, or continued as Term SOFR Loans with an Interest Period of one (1) month. Any such automatic conversion to, or continuation as, Term SOFR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall promptly notify each Lender of the details of any automatic conversion to Term SOFR Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Except as otherwise provided in the following sentence, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of a Payment or Bankruptcy Default, the Administrative Agent shall, at the direction of the Required Lenders, require that no Loans may be converted to or continued as Term SOFR Loans.
(c)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. The determination of Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.
(d)    After giving effect to all Borrowings, all conversions of Loans, from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect for the Initial Term Loans and the Initial Revolving Loans (taken as a whole); provided that after the establishment of any new Class of Loans pursuant to an Incremental Amendment, the number of Interest Periods otherwise permitted by this Section 2.02(d) shall increase by three (3) Interest Periods for each applicable Class so established.
(e)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing or make any other payment obligation under the Loan Documents.
Section 2.03    Prepayments.

(a)    Voluntary.
(i)    Borrower may, upon written notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans of any Class in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m. New York City time (A) three (3) Business Days prior to any date of prepayment of Term SOFR Loans and (B) one (1) Business Day prior to any on the date of prepayment of Base

Rate Loans; (2) any prepayment of Term Loans consisting of Term SOFR Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $1,000,000 in excess thereof; (3) any prepayment of Term Loans consisting of Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; (4) any prepayment of Revolving Loans consisting of Term SOFR Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $1,000,000 in excess thereof; (3) any prepayment of Revolving Loans consisting of Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans and the order of Borrowing(s) to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and (subject to Section 2.03(a)(ii)) the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest thereon to such date, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.03(a), the Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share as provided for under this Agreement. A notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be delayed until such time as such condition is satisfied or revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (or waived by the Borrower in its sole discretion) and/or rescinded at any time by the Borrower if the Borrower determines in its sole discretion that any or all of such conditions will not be satisfied (or waived).
(ii)    Subject to the payment of any amounts owing pursuant to Section 3.05, upon request of the Borrower, the Borrower may rescind any notice of prepayment under Section 2.03(a)(i) if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing shall not be consummated or shall otherwise be delayed. Each prepayment of any Class of Term Loans pursuant to this Section 2.03(a) shall be applied in an order of priority as directed by the Borrower (which may be applied to any specific Class, tranche or Facility of Indebtedness) and, absent such direction, shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.05(a).
(b)    Mandatory.
(i)    On, or no later than the date that is ten Business Days after, each Quarterly Payment Date, commencing with the first Quarterly Payment Date to occur after the Conversion Date:
(A)    [Reserved];
(B)    the Borrower shall prepay an aggregate principal amount of Term Loans in an amount equal to one hundred percent (100%) of any amount that has been on deposit in a Distribution Reserve Account for a period of six (6) full consecutive fiscal quarters following the Conversion Date if the Borrower has failed to declare or make any Restricted Payment during such time due to the inability to satisfy the Distribution Conditions (the “Distribution Reserve Prepayment Amount”); provided, that if at the time that any such prepayment would be required, the Borrower is required to prepay or offer to repurchase any other Parity Lien Debt with the Distribution Reserve Prepayment Amount, then the Borrower may apply the Distribution Reserve Prepayment Amount on a pro rata basis to the Term Loans and other Parity Lien Debt (determined on the basis of the aggregate outstanding principal amount of the Term Loans and other Parity Lien Debt at such time); provided, further, that (1) the portion of the Distribution Reserve Prepayment Amount allocated to other Parity Lien Debt shall not exceed the amount of the Distribution Reserve Prepayment Amount required to be allocated to other Parity Lien Debt pursuant to the terms thereof, the remaining amount, if any, of the Distribution Reserve Prepayment Amount shall be allocated to the Term Loans in accordance with the terms hereof, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.03(b)(i)(B) shall be reduced accordingly and (2) to the extent the holders of the other Parity Lien Debt decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and such other Parity Lien Debt at such time) prepay the Term Loans and any other Parity Lien Debt that requires the same, in accordance with the terms hereof.
(ii)    Within ten (10) Business Days:
(A)    after the date of the realization or receipt by the Borrower of Net Proceeds of Dispositions pursuant to Section 7.05(a) or 7.05(g) or from any Casualty Event of the Borrower, in each case in excess of $50,000,000, the Borrower shall apply such proceeds in accordance with Section 5.07 of the Security and Depositary Agreement and, if such section requires a prepayment, prepay such Net Proceeds to the prepayment of Term Loans in accordance with Section 5.07 of the Security and Depositary Agreement; provided, that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase any other Parity Lien Debt, then the Borrower may apply such Net Proceeds on a pro rata basis to the Term Loans and other Parity Lien Debt (determined on the basis of the aggregate outstanding principal amount of the Term Loans and other Parity Lien Debt at such time); provided, further, that (A) the portion of such Net Proceeds allocated to other Parity Lien Debt, as applicable, shall not exceed the amount of such Net Proceeds required to be allocated to other Parity Lien Debt, pursuant to the terms thereof, the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.03(b)(ii)(A) shall be reduced accordingly and (B) to the extent the holders of other Parity Lien Debt decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and such other Parity Lien Debt at such time) prepay the Term Loans and any other Parity Lien Debt that requires the same, in accordance with the terms hereof;

(B)    after the date of receipt by the Borrower of Net Proceeds received from the incurrence or issuance of any Indebtedness after the Closing Date (other than Permitted Indebtedness), the Borrower shall cause to prepaid an aggregate principal amount of Term Loans and Revolving Loans in an amount equal to one hundred percent (100.0%) of such Net Proceeds; provided, that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase any other Parity Lien Debt, then the Borrower may apply such Net Proceeds on a pro rata basis to the Term Loans, the Revolving Loans and other Parity Lien Debt (determined on the basis of the aggregate outstanding principal amount of the Term Loans, the Revolving Loans and other Parity Lien Debt at such time); provided, further, that (A) the portion of such Net Proceeds allocated to other Parity Lien Debt, as applicable, shall not exceed the amount of such Net Proceeds required to be allocated to other Parity Lien Debt, pursuant to the terms thereof, the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans and the Revolving Loans in accordance with the terms hereof, and the amount of prepayment of the Term Loans and the Revolving Loans that would have otherwise been required pursuant to this Section 2.03(b)(ii)(B) shall be reduced accordingly and (B) to the extent the holders of other Parity Lien Debt decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and such other Parity Lien Debt at such time) prepay the Term Loans, the Revolving Loans and any other Parity Lien Debt that requires the same, in accordance with the terms hereof; and
(C)    after the date of receipt of any amounts received as termination payments or performance liquidated damages under any Material Project Document in excess of $50,000,000 in the aggregate (such amount in excess of such threshold, the “Termination Prepayment Amount”), the Borrower shall prepay, an aggregate principal amount of Term Loans in an amount equal to one hundred percent (100.0%) of the Termination Prepayment Amount received; provided, that the Borrower shall not be required to prepay the Term Loans pursuant to this Section 2.03(b)(ii)(C) to the extent that the Borrower applies the same to (A) offset any liquidated damages owed by the Borrower to any Construction Contractor under other Construction Contracts or (B) reinvest in assets which are necessary or useful for the Project (provided, that such construction or repair is reasonably related to cure the events or circumstances that gave rise to the payment of such liquidated damages), in each case pursuant to a transaction not prohibited hereunder, and the proceeds are so retained are reinvested, or committed to be reinvested pursuant to a binding agreement, within eighteen (18) months of the occurrence of receipt of such amounts (and if so committed to be reinvested, within six month thereof), and any non-reinvested portion of such amounts in excess of $50,000,000 in the aggregate shall be promptly applied to prepayments as contemplated in this Section 2.03(b)(ii)(C); provided, that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase any other Parity Lien Debt with the Termination Prepayment Amount, then the Borrower may apply the Termination Prepayment Amount on a pro rata basis to the Term Loans and other Parity Lien Debt (determined on the basis of the aggregate outstanding principal amount of the Term Loans and other Parity Lien Debt at such time); provided, further, that (A) the portion of the Termination Prepayment Amount allocated to other Parity Lien Debt shall not exceed the amount of the Termination Prepayment Amount required to be allocated to other

Parity Lien Debt pursuant to the terms thereof, the remaining amount, if any, of the Termination Prepayment Amount shall be allocated to the Term Loans in accordance with the terms hereof, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.03(b)(ii)(C) shall be reduced accordingly and (B) to the extent the holders of other Parity Lien Debt decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and such other Parity Lien Debt at such time) prepay the Term Loans and any other Parity Lien Debt that requires the same, in accordance with the terms hereof.
(iii)    In the event that the total Revolving Credit Exposure of the Revolving Lenders exceeds the total Revolving Commitments of the Revolving Lenders, the Borrower shall eliminate such excess by prepaying the Revolving Loans and then Cash Collateralizing any L/C Obligations.
(iv)    Except with respect to Loans incurred in connection with any Incremental Amendment (which may be prepaid on a less than pro rata basis in accordance with its terms) and subject to any applicable Intercreditor Agreement (including, without limitation, the First Lien Intercreditor Agreement), (A) each prepayment of Term Loans (and, in the case of Section 2.03(b)(ii)(B) only, the Revolving Loans) pursuant to this Section 2.03(b) (other than Section 2.03(b)(iii)) shall be applied as between series, Classes or tranches of Term Loans (and, in the case of Section 2.03(b)(ii)(B) only, Revolving Loans) as directed by the Borrower (provided that (1) any prepayment of Term Loans (and, in the case of Section 2.03(b)(ii)(B) only, Revolving Loans) with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt and (2) subject to clause (1), mandatory prepayments may not be directed to a series, Class or tranche of Term Loans (and, in the case of Section 2.03(b)(ii)(B) only, Revolving Loans) with a later maturity date without at least a pro rata repayment of each series, Class or tranche of Term Loans (and, in the case of Section 2.03(b)(ii)(B) only, the Revolving Loans) with an earlier maturity date); (B) with respect to each Class of Term Loans (and, in the case of Section 2.03(b)(ii)(B) only, Revolving Loans), each prepayment pursuant to clauses (i) and (ii) of this Section 2.03(b) shall be applied to the scheduled installments of principal thereof following the date of prepayment pursuant to Section 2.03(a) as directed by the Borrower (without premium or penalty) and, absent such direction, shall be applied in direct order of maturity and (C) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment. Any prepayment of the Revolving Loans pursuant to Section 2.03(b)(ii)(B) shall be accompanied by a corresponding permanent reduction to the Revolving Commitments.
(v)    The Borrower shall notify the Administrative Agent in
writing of any mandatory prepayment of Term Loans (and, in the case of Section 2.03(b)(ii)(B) only, Revolving Loans) required to be made pursuant to clauses (i) and (ii) of this Section 2.03(b) at least five (5) Business Days prior to the date of such prepayment (or such shorter time as the Administrative Agent may agree). Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(vi)    Funding Losses, Etc. All prepayments under this Section 2.03 shall be made together with, in the case of any such prepayment of a Term SOFR Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Term SOFR Loan pursuant to Section 3.05.
(vii)    [Reserved].
(viii)    Subject to any applicable Intercreditor Agreement (including, without limitation, the First Lien Intercreditor Agreement), in connection with any mandatory prepayments by the Borrower of the Term Loans (and, in the case of Section 2.03(b)(ii)(B) only, the Revolving Loans) pursuant to this Section 2.03(b), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans (and, in the case of Section 2.03(b)(ii)(B) only, Revolving Loans) of the applicable Class or Classes being prepaid irrespective of whether such outstanding Term Loans (and, in the case of Section 2.03(b)(ii)(B) only, Revolving Loans) are Base Rate Loans or Term SOFR Loans; provided that with respect to such mandatory prepayment, the amount of such mandatory prepayment within any tranche of Term Loans (and, in the case of Section 2.03(b)(ii)(B) only, Revolving Loans) shall be applied first to Term Loans (and, in the case of Section 2.03(b)(ii)(B) only, Revolving Loans) of such tranche that are Base Rate Loans to the full extent thereof before application to Term Loans (and, in the case of Section 2.03(b)(ii)(B) only, Revolving Loans) of such tranche that are Term SOFR Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05; provided, further, that, in the event that any Lender has waived its right to prepayment pursuant to Section 2.03(b)(vi), then such Lender shall be excluded from the pro rata application of such prepayment.
Section 2.04    Termination or Reduction of Commitments.

(a)    Optional. The Borrower may, upon irrevocable written notice from the Borrower to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in a minimum aggregate amount of $100,000, as applicable, or any whole multiple of $100,000, in excess thereof. The Borrower shall not (i) terminate or reduce the Term Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the total Outstanding Amount under the Term Facility would exceed the Term Commitments under the Term Facility and (ii) terminate or reduce the Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the total Outstanding Amount under the Revolving Facility would exceed the Revolving Commitments under the Revolving Facility. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed. Prior to the Conversion Date, the Borrower may only voluntarily terminate or reduce the Initial Term Commitments if a Responsible Officer has certified to the Administrative Agent that the funds under the cancelled Initial Term Commitments are not necessary to achieve the Conversion Date by the Date Certain (in each case, as confirmed by the Independent Engineer). The Borrower may only voluntarily terminate or reduce the Initial Revolving Commitments if a Responsible Officer has certified to the Administrative Agent that the funds under the cancelled Initial Revolving Commitments are not necessary to satisfy the Debt Service Reserve Required Balance or provide credit support in respect to the obligations of the Loan Parties under the Material Project Documents or that the Borrower otherwise has sufficient funds and/or letter of credit capacity to fund the Debt Service Reserve Required Balances as and when required under the Loan Documents or provide such credit support as and when required under the Material Project Documents.
(b)    Mandatory.
(i)    The Initial Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 on the last day of the TLA Availability Period.
(ii)    The Initial Revolving Commitment of each Revolving Lender shall be automatically and permanently reduced to $0 on the last day of the Revolver Availability Period.
(c)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the unused Commitments of any Class under this Section 2.04. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
Section 2.05    Repayment of Loans.

(a)    Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (i) with respect to each fiscal quarter, no later than the Quarterly Payment Date with respect to such fiscal quarter, commencing with the Quarterly Payment Date with respect to the first full fiscal quarter after the Conversion Date, an aggregate principal amount equal to the aggregate principal amount of Initial Term Loans set forth opposite such Quarterly Payment Date on Schedule 2.05(a) of the aggregate principal amount of the Initial Term Loans outstanding on the Conversion Date and (ii) on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date; provided that payments required by Section 2.05(a)(i) above shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03(b). In the event any Incremental Term Loans are made, such Incremental Term Loans shall be repaid by the Borrower in the amounts and on the dates set forth in the Incremental Amendment with respect thereto and on the applicable Maturity Date thereof. For the avoidance of doubt, the full amount of the Loans shall be repaid in accordance with this Section 2.05 and Section 2.03.
(b)    [Reserved]
(c)    Revolving Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Appropriate Lender on the Maturity Date for the Revolving Loans the aggregate principal amounts of all of its Revolving Loans then outstanding. All payments for the account of such Appropriate Lenders in respect of this Section 2.05(c) shall be applied to the Revolving Loans on a pro rata basis based on such Appropriate Lender’s Pro Rata Share.
Section 2.06    Interest.

(a)    Subject to the provisions of Section 2.06(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)    During the continuance of an Event of Default under Section 8.01(a), the Borrower shall pay interest on past due principal or interest owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto, upon any prepayment in respect thereof and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. For the avoidance of doubt, interest shall be payable on the full amount of the Loans in accordance with this Section 2.06.
Section 2.07    Fees.

(a)    The Borrower shall pay to the Administrative Agent (for the account of the parties entitled thereto) such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified (including all fees under the Fee Letters that are payable pursuant to the terms thereof). Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent.
(b)    The Borrower agrees to pay to the Administrative Agent for account of each Term Lender having Term Commitments a commitment fee, which shall accrue at a rate per annum equal to thirty-five percent (35%) of the Applicable Rate on the average daily unused amount of the Term Commitment of such Term Lender during the period from and including the Closing Date to but excluding the date each such Term Commitment terminates (or if such Term Commitment is cancelled or expired prior to such date, on the date of such cancellation or expiration). All commitment fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to the Term Commitments, a Term Lender’s Term Commitment shall be deemed to be used to the extent of such Term Lender’s outstanding Term Loans of the corresponding Class. Accrued commitment fees shall be due and payable in arrears on each Quarterly Date, commencing on the first such date to occur after the Closing Date; provided, that, notwithstanding the foregoing, the first payment of commitment fees following the Conversion Date shall be made on the Quarterly Date occurring in the first full quarter following the Conversion Date.
(c)    The Borrower agrees to pay to the Administrative Agent for account of each Revolving Lender having Revolving Commitments a commitment fee, which shall accrue at a rate per annum equal to thirty-five percent (35%) of the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the date each such Revolving Commitment terminates (or if such Revolving Commitment is cancelled or expired prior to such date, on the date of such cancellation or expiration). All commitment fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to the Revolving Commitments, a Revolving Lender’s Revolving Commitment shall be deemed to be used to the extent of such Revolving Lender’s outstanding Revolving Loans of the corresponding Class. Accrued commitment fees shall be due and payable in arrears on each Quarterly Date, commencing on the first such date to occur after the Closing Date;

provided, that, notwithstanding the foregoing, the first payment of commitment fees following the Conversion Date shall be made on the Quarterly Date occurring in the first full quarter following the Conversion Date.
(d)    The Borrower agrees to pay the Administrative Agent, for the account of each Revolving Lender under the Revolving Facility and each Issuing Bank, the fees specified in Section 2.19 on the dates specified therein.
Section 2.08    Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of three hundred sixty-five (365) days, or three hundred sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.09    Evidence of Indebtedness.

(a)    The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register and the corresponding accounts and records of the Administrative Agent in respect of such matters, the Register and the corresponding accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and record thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon Payment in Full, each Note shall be deemed automatically terminated, canceled and of no further force or effect. Upon request of the Borrower, the Lenders shall return such Notes to the Borrower.
(b)    Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.09(a), and by each Lender in its account or accounts pursuant to Section 2.09(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.
Section 2.10    Payments Generally.

(a)    All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 12:00 noon New York City time on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 12:00 noon New York City time shall in each case be deemed received on the next succeeding Business Day, in the Administrative Agent’s sole discretion, and any applicable interest or fee shall continue to accrue.
(b)    Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Term SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
(c)    Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:
(i)    if Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Overnight Bank Funding Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and
(ii)    if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Bank Funding Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the

Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.10(c) shall be conclusive, absent manifest error.
(d)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV or in the applicable Incremental Amendment are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(e)    The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.
(f)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(g)    Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04 (subject to any applicable Intercreditor Agreement (including, without limitation, the First Lien Intercreditor Agreement)). If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.
Section 2.11    Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or any security therefor, any payment or distribution (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or distribution in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment or distribution is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.12    Incremental Borrowings.

(a)    Incremental Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice from the Borrower to the Administrative Agent (an “Incremental Facility Request”), request (x) one or more new commitments in respect to term loans (each, an “Incremental Term Facility”) which may be in the same Facility as any outstanding Term Loans of an existing Class of Term Loans (a “Term Loan Increase”) or a new Class of Term Loans (collectively with any Term Loan Increase, the “Incremental Term Commitments” and the term loans thereunder, “Incremental Term Loans”) and (y) one or more new commitments in respect to revolving loans (each, an “Incremental Revolving Facility”) which may be in the same Facility as any outstanding Revolving Loans of an existing Class of Revolving Loans (a “Revolving Loan Increase”) or a new Class of Revolving Loans (collectively with any Revolving Loan Increase, the “Incremental Revolving Commitments” and the revolving loans thereunder, the “Incremental Revolving Loans”), whereupon the Administrative Agent shall promptly deliver a copy of such Incremental Facility Request to each of the Lenders (except to those Lenders (if any) the Borrower has notified the Administrative Agent that it does not intend to approach for Incremental Commitments).
(b)    Incremental Loans. Any Incremental Commitments effected through the establishment of commitments under an existing Facility under this Agreement or new Term Loans or Revolving Loans made on an Incremental Closing Date shall be designated a separate Class of Incremental Commitments for all purposes of this Agreement, except in the case of a Term Loan Increase or a Revolving Loan Increase, as applicable. On any Incremental Closing Date on which any Incremental Commitments of any Class are effected (including through any Term Loan Increase or Revolving Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.12, (i) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto and (ii) each Incremental Revolving Lender of such Class shall become a Lender hereunder with respect to the Incremental Revolving Commitment of such Class and the Incremental Revolving Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans and Incremental Revolving Loans, as applicable, may have identical terms to any of the Term Loans or any of the Revolving Loans, as applicable, and be treated as the same Class as any of such Term Loans or Revolving Loans, as applicable. The Incremental Term Loans shall be funded net of the OID applicable thereto, if any.
(c)    Incremental Facility Request. Each Incremental Facility Request from the Borrower pursuant to this Section 2.12 shall set forth the requested amount and proposed terms of the relevant Incremental Loans. Incremental Loans may be made by any existing Lender (but each existing Lender will not have an obligation to make any Incremental Commitment, nor will the Borrower have any obligation to approach any existing Lenders to provide any Incremental Commitment) or by any other bank or other financial institution or other institutional lender (any such other bank or other financial institution or other institutional lender being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such Incremental Commitment, an “Incremental Lender”); provided that (i) with respect to Incremental Loans secured by Parity Liens, the Administrative Agent (and with respect to Incremental Revolving Loans, the Issuing Banks) shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Lender’s or Additional Lender’s making such Incremental Loans to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans to such Lender or Additional Lender and (ii) with respect to Incremental Term Commitments, any Affiliated Lender providing an Incremental Term Commitment shall be subject to the same restrictions set forth in Section 10.07(k) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans. The Borrower may appoint any Person to arrange any Incremental Commitments and provide such Person any titles with respect to such arrangement of Incremental Commitments as it deems appropriate.
(d)    Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Term Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Closing Date”) of each of the following conditions:
(i)    the representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the effective date of such Incremental Amendment with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;
(ii)    immediately before and immediately after giving effect to such Incremental Commitments, no Event of Default shall exist and be continuing or would immediately result from such proposed Incremental Commitment or from the application of the proceeds therefrom;
(iii)    each Incremental Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence);
(iv)    the aggregate principal amount of the Incremental Loans, together with the aggregate principal amount of Incremental Equivalent Debt, shall not exceed the sum of:
(A)    the Free and Clear Incremental Amount, plus

(B)    an amount equal to aggregate principal amount of all voluntary prepayments, redemptions and repurchases and other permanent reductions (but, with respect to the Revolving Facility or other revolving loans, only to the extent such voluntary prepayment is accompanied by a permanent reduction of the commitments of the Revolving Facility or such other revolving facility) of the Loans and/or other Parity Lien Debt and all debt buy backs, yank-a-bank payments and similar transactions made in respect of any of the foregoing (with credit given to the principal amount of the debt purchased) at or prior to the date of any such incurrence (in each case, to the extent not funded with the proceeds of Long Term Debt and whether or not offered to all Lenders); provided, that the foregoing shall not apply in respect of any prepayments, redemptions or repurchases of, or other permanent reductions of, indebtedness incurred using the Incurrence-Based Incremental Amount (the “Voluntary Prepayment Amount”); plus
(C)    an additional amount such that, after giving effect to the incurrence of such amount, the use of proceeds thereof (including for purposes of this clause (iii), the full amount of any Incremental Loans incurred at such time but without netting the cash proceeds of such Incremental Loans in the calculation of the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio) and any other pro forma adjustments (A) in the case of Incremental Loans secured by Parity Liens, the First Lien Net Leverage Ratio calculated on a pro forma basis for the most recently ended Test Period for which financial statements of the Borrower are internally available as of the date of incurrence of any such Incremental Loans does not exceed 4.50:1.00, (B) in the case of Incremental Loans secured by Junior Liens, the Secured Net Leverage Ratio calculated on a pro forma basis for the most recently ended Test Period for which financial statements of the Borrower are internally available as of the date of incurrence of any such Incremental Loans does not exceed 5.00:1.00 and (C) in the case of Incremental Loans incurred on an unsecured basis, the Total Net Leverage Ratio calculated on a pro forma basis for the most recently ended Test Period for which financial statements of the Borrower are internally available as of the date of incurrence of any such Incremental Loans does not exceed 5.25:1.00; provided that the amount of debt for purposes of calculating such First Lien Net Leverage Ratio, Secured Net Leverage Ratio or Total Net Leverage Ratio, as applicable, for this clause (iii), shall not include any principal amount or cash proceeds of Incremental Loans and Incremental Equivalent Debt which is being incurred simultaneously or substantially simultaneously by utilizing the Free and Clear Incremental Amount and/or the Voluntary Prepayment Amount (the “Incurrence-Based Incremental Amount”, collectively, the amounts in clauses (A) through (C), the “Incremental Availability Amount”). The Borrower may elect to incur any Incremental Loans or Incremental Equivalent Debt by utilizing the Incurrence-Based Incremental Amount, the Free and Clear Incremental Amount, the Voluntary Prepayment Amount or any combination thereof, and Borrower may at any time elect to reclassify any principal amount of any Incremental Loans or Incremental Equivalent Debt incurred utilizing the Free and Clear Incremental Amount or the Voluntary Prepayment Amount as being incurred by utilizing the Incurrence-Based Incremental Amount, to the extent the Incurrence-Based Incremental Amount, as recalculated at such time, exceeds the aggregate principal amount outstanding of the Incremental Loans and Incremental Equivalent Debt being reclassified, and such reclassification shall occur automatically on the last day of any fiscal quarter while any Incremental Loans or Incremental Equivalent Debt is outstanding to the extent that the Incurrence-Based Incremental Amount, as recalculated at such time, exceeds the aggregate principal amount outstanding of the Incremental Loans and Incremental Equivalent Debt. For the avoidance of doubt, any incurrence of Incremental Equivalent Debt in reliance on the Incurrence-Based Incremental Amount shall be calculated as if references to the Incremental Loans in this clause (iii) were references to such Incremental Equivalent Debt.
(v)    the incurrence of any such Incremental Loans shall be in compliance with all obligations under Regulations T, U and X issued by the FRB; and
(vi)    such other conditions as the Borrower and each Incremental Lender providing such Incremental Commitments shall agree;
(vii)    the Borrower certifies, and provides written evidence in form and substance reasonably acceptable to the Administrative Agent demonstrating, that there is a pro forma projected Debt Service Coverage Ratio of at least 1.30:1.00 for each quarter through the remaining tenor of the CP2 TSA; provided that such projected Debt Service Coverage Ratio shall be calculated (A) taking into account any additional revenues under the CP2 TSA, (B) shall not take into account any revenue that is not contracted as of the date of such calculation and (C) assuming fully-amortizing term loan debt during such period; and
(viii)    the proceeds with respect thereto may only be used in connection with Permitted Incremental Uses.
(e)    Required Terms. The terms, provisions and documentation of any Incremental Loans and Incremental Commitments of any Class shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments, except as otherwise set forth herein. In any event:
(i)    the Incremental Loans:
(A)    shall be unsecured or shall rank pari passu with or junior in right of payment and of security to the Term Loans and the Revolving Loans (and to the extent subordinated in right of payment or security, shall be subject to a Junior Lien Intercreditor Agreement or an alternate intercreditor and subordination arrangement reasonably satisfactory to the Administrative Agent),
(B)    (1) with respect to Incremental Term Loans, shall not mature earlier than the Maturity Date of the Initial Term Loans and (2) with respect to Incremental Revolving Loans, shall not mature earlier than the Maturity Date of the Initial Revolving Loans.
(C)    with respect to Incremental Term Loans, shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans (without giving effect to any prepayments of the Initial Term Loans prior to the time of incurrence of such Incremental Term Loans that would otherwise shorten the Weighted Average Life to Maturity of the Initial Term Loans); provided that the foregoing requirements of this clause (C) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (C) and such conversion or exchange is subject only to conditions customary for similar conversions or exchange,
(D)    shall have an Applicable Rate, and subject to clauses (e)(i)(B) and (e)(i)(C) above and clause (e)(iii) below, with respect to Incremental Term Loans, amortization determined by the Borrower and the applicable Incremental Lenders,
(E)    may not be incurred (or guaranteed) by a non-Loan Party or secured by assets that do not constitute Collateral,
(F)    (1) with respect to Incremental Term Loans, any Incremental Term Loans may share on a pro rata or less than pro rata basis (but not greater than pro rata basis) in any mandatory repayments or prepayments of the Initial Term Loans (other than with respect to prepayments of such Incremental Term Loans at maturity, any greater than pro rata repayment of such Incremental Term Facility that constitutes an earlier maturing tranche of Term Loans or with the proceeds of a Permitted Refinancing in respect thereof) and (2) with respect to Incremental Revolving Loans, any Incremental Revolving Loans may share on a pro rata or less than pro rata basis (but not greater than pro rata basis) in any mandatory repayments or prepayments of the Initial Revolving Loans (other than with respect to prepayments of such Incremental Revolving Loans at maturity, any greater than pro rata repayment of such Incremental Revolving Facility or with the proceeds of a Permitted Refinancing in respect thereof), and
(G)    with respect to Incremental Revolving Loans, no Incremental Revolving Facility shall require any scheduled amortization payments prior to the Maturity Date of the Initial Revolving Loans.
(ii)    [reserved].
(iii)    with respect to Incremental Term Loans, the amortization schedule applicable to any Incremental Term Loans and the All-In Yield applicable to the Incremental Term Loans of each Class shall be determined by the Borrower and the applicable Incremental Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that with respect to any Incremental Term Loans that are made prior to the date that is six (6) months after the Closing Date and are scheduled to mature prior to the date that is twelve (12) months after the Maturity Date of the Initial Term Loans (other than Incremental Term Loans that are unsecured or rank junior in right of payment and of security to the Initial Term Loans), if the All-In Yield applicable to such Incremental Term Loans shall be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to the Initial Term Loans by more than 50 basis points per annum (the amount of such excess of the All-In Yield applicable to such Incremental Term Loans over the sum of the All-In Yield applicable to the Initial Term Loans plus 50 basis points per annum, the “Yield Differential”) then the interest rate (together with, as provided in the proviso below, the SOFR or Base Rate floor) with respect to the Initial Term Loans shall be increased by the applicable Yield Differential (this proviso, the “MFN Protection”).
(iv)    Except as otherwise required or permitted in this Section 2.12, all other terms of any Incremental Commitments (excluding pricing, rate floors, discounts, fee and optional prepayment provisions), shall be as agreed between the Borrower and the applicable Incremental

Lenders providing such Incremental Commitments; provided, however, that such terms shall not be materially less favorable (when taken as a whole) to the Borrower than the terms of the Initial Term Loans or the Initial Revolving Loans, as applicable; provided, further, that the foregoing proviso shall not apply (x) to the extent that the covenants and terms apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Incremental Amendment (immediately prior to the establishment of such Incremental Commitments) or (y) to the extent such covenant or term is also made applicable to the Initial Term Loans or the Initial Revolving Loans, as applicable.
(f)    Incremental Amendment. Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower or such other Loan Party organized under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, that may be designated as a borrower in respect thereof (if any), each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.12. No Lender shall be obligated to provide any Incremental Loans, unless it so agrees.
(g)    This Section 2.12 shall supersede any provisions in Section 2.11 or 10.01 to the contrary.
Section 2.13    [Reserved].
Section 2.14    [Reserved].
Section 2.15    [Reserved].
Section 2.16    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to Issuing Banks hereunder; third, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent or requested by any Issuing Bank, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this

Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share such payment shall be applied solely to pay the Loans or L/C Borrowings of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans or L/C Borrowings of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by such Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Reallocation of Pro Rata Share to Reduce Fronting Exposure; Certain Fees. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.19, the “Pro Rata Share” of each Non-Defaulting Lender’s Revolving Loans and L/C Obligations shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that Non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.07(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.19(h).
(c)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
Section 2.17    [Reserved].
Section 2.18    [Reserved].
Section 2.19    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon (among other things) the agreements of the other Revolving Lenders set forth in this Section 2.19, (1) from time to time on any Business Day during the Letter of Credit Availability Period to issue standby Letters of Credit denominated in Dollars for the account of the Borrower and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.19(b), and (2) to honor drawings under the Letters of Credit and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.19 and any drawings thereunder; provided that no Issuing Bank shall be obligated to make any Letter of Credit Issuance with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if, as of the date of such Letter of Credit Issuance, (x) the aggregate L/C Obligations for all Letters of Credit issued by such Issuing Bank would exceed such Issuing Bank’s Letter of Credit Commitment and (y) the Revolving Credit Exposure of any Revolving Lender would exceed such Lender’s Revolving Commitment. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)    An Issuing Bank shall be under no obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, liquidity, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such Issuing Bank is not otherwise compensated hereunder);
(B)    subject to Section 2.19(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or the then-current expiry date, unless the Issuing Bank and the Borrower have approved of such expiration date;
(C)    the expiry date of such requested Letter of Credit would occur after the Latest Letter of Credit Expiration Date, unless (1) each Appropriate Lender has approved such expiry date or (2) the Issuing Bank thereof has approved of such expiration date and the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or otherwise backstopped pursuant to arrangements reasonably satisfactory to such Issuing Bank;
(D)    the issuance of such Letter of Credit would violate any Laws binding upon such Issuing Bank or any policies of the Issuing Bank governing letters of credit in general;
(E)    such Letter of Credit is in an initial amount less than $50,000; or

(F)    any Revolving Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.16(b) with respect to the Defaulting Lender arising from the Letter of Credit then proposed to be issued.
(iii)    An Issuing Bank shall be under no obligation to issue an amendment or extension to any Letter of Credit if such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof.
(iv)    Each Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and any Letter of Credit Application (and any other document, agreement or instrument entered into by such Issuing Bank and the Borrower or in favor of such Issuing Bank) pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to each Issuing Bank.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit or amendment shall be issued, as the case may be, upon the request of the Borrower delivered to an Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the relevant Issuing Bank and the Administrative Agent not later than 11:00 am New York City time at least three Business Days prior to the proposed issuance date or amendment date, as the case may be, or such later date and time as the relevant Issuing Bank may agree in a particular instance in its sole discretion. In the case of a request for the issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant Issuing Bank: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant Issuing Bank may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant Issuing Bank may reasonably request.
(ii)    Promptly after receipt of any Letter of Credit Application, the relevant Issuing Bank will confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Upon written notice from the Administrative Agent confirming that the conditions contained in Article IV have been satisfied

(and the Administrative Agent hereby agrees to deliver such notice upon such satisfaction (it being understood that in making such determination, the Administrative Agent shall be permitted to conclusively rely on a certificate of the Borrower (or the Letter of Credit Application) delivered in connection with such request)), then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement multiplied by the amount of such Letter of Credit.
(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the relevant Issuing Bank shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant Issuing Bank to prevent any such extension at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) prior to the end of such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant Issuing Bank, the Borrower shall not be required to make a specific request to the relevant Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Latest Letter of Credit Expiration Date; provided that the relevant Issuing Bank shall not permit any such extension if (A) the relevant Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.19(a)(ii) or otherwise), or (B) it has received notice (which shall be in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Article IV is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.
(iv)    [Reserved];
(v)    Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment and such other information as the Administrative Agent or the Borrower shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of a compliant drawing under such Letter of Credit, the relevant Issuing Bank shall notify promptly the Borrower and the Administrative Agent thereof. Not later than 12:00 noon New York City time on the next Business Day immediately following any payment by an Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse such Issuing Bank by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share or other applicable share provided for under this Agreement thereof. In such event, the Borrower shall be deemed to have requested a Revolving Loan of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Commitments of the Appropriate Lenders and the absence of a Payment or Bankruptcy Event of Default (but not, for the avoidance of doubt, any of the conditions set forth in Article IV). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.19(c)(i) shall be in writing.
(ii)    Each Appropriate Lender (including any Lender acting as an Issuing Bank) shall upon any notice pursuant to Section 2.19(c)(i) make funds available to the Administrative Agent for the account of the relevant Issuing Bank at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the Unreimbursed Amount not later than 2:00 p.m. New York City time on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.19(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall promptly remit the funds so received to the relevant Issuing Bank.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Facility Borrowing of Base Rate Loans because a Payment or Bankruptcy Event of Default exists or for any other reason, the Borrower shall be deemed to have incurred from the relevant Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest (which begins to accrue upon funding by the Issuing Bank) at the Default Rate. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant Issuing Bank pursuant to Section 2.19(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.19.
(iv)    Until each Appropriate Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.19(c) to reimburse the relevant Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant Issuing Bank.
(v)    Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse an Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.19(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) subject to the immediately following proviso, the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving

Loans pursuant to this Section 2.19(c) (but not, for the avoidance of doubt, to make L/C Advances) is subject to the absence of a Payment or Bankruptcy Event of Default (but, for the avoidance of doubt, is not subject to any of the conditions set forth in Article IV). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.
(vi)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the relevant Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.19(c) by the time specified in Section 2.19(c)(ii), such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. A certificate of the relevant Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.19(c)(vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    If, at any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.19(c), the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement hereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.19(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Lender that is an Appropriate Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.
(e)    Obligations Absolute. The obligation of the Borrower to reimburse the relevant Issuing Bank for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the relevant Issuing Bank under such Letter of Credit against presentation of a document that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(v)    any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guarantee or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or
(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;
provided that the foregoing shall not excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
(f)    Role of Issuing Banks. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, any Agent nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the Revolving Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, any Agent, nor any of the respective correspondents, participants or assignees of any Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (iv) of Section 2.19(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s bad faith, willful misconduct or gross negligence or such Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of documents strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g)    Cash Collateral. If (i) as of the Latest Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) any Event of Default occurs and is continuing and the Administrative Agent, the applicable Issuing Banks or the Lenders holding a majority of the Revolving Commitments, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.01 or (iii) an Event of Default set forth under Section 8.01(f) or (g) occurs and is continuing, the Borrower shall, subject to any applicable Intercreditor Agreement, Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default or the Latest Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 p.m., New York City time on (x) in the case of the immediately preceding clauses (i) and (ii), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon, New York City time or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) or (g) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, within two Business Days after the request of the Administrative Agent, the Issuing Bank, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(b) and any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant Issuing Bank and the Appropriate Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) in an amount no less than 102% of the aggregate amount of L/C Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings. The Borrower shall grant to the Administrative Agent and/or the relevant Issuing Bank, at the election of the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders of the applicable Facility, to secure the payment and performance of the Obligations, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank (which documents are hereby consented to by the Appropriate Lenders). If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in an account established and maintained on the books and records of the Collateral Agent, which account shall be a securities account in the name of the Collateral Agent and for the benefit of the Appropriate Lenders, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant Issuing Bank. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.19(g) is cured or otherwise waived by the Required Lenders or following the elimination of the applicable or other Obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be refunded to the Borrower.
(h)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of the Revolving Lenders for the applicable Revolving Facility (in accordance with their Pro Rata Share or other applicable share provided for under this Agreement) a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate for Revolving Loans that are SOFR Loans multiplied by the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank pursuant to this Section 2.19 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.16(b), with the balance of such fee, if any, payable to the Issuing Bank for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in Dollars on each Quarterly Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Latest Letter of Credit Expiration Date and thereafter on demand.
(i)    Fronting Fee and Documentary and Processing Charges Payable to Issuing Banks. The Borrower shall pay directly to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by it in an amount as agreed as between the Borrower and such Issuing Bank. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on each Quarterly Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Latest Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each Issuing Bank for its own account with respect to each Letter of Credit issued by it such customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect as agreed by the Issuing Bank and the Borrower. Such customary fees and standard costs and charges are due and payable within 10 Business Days of demand and are nonrefundable.

(j)    Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
(k)    Addition of an Issuing Bank. The Borrower may, at any time and from time to time, upon written notice to the Administrative Agent, designate a Revolving Lender to become an additional Issuing Bank hereunder pursuant to a designation notice from the Borrower and accepted by such Revolving Lender. The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.
(l)    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount available to be drawn under such Letter of Credit during the remaining life of such Letter of Credit at such time.
(m)    Reporting. At the request of the Administrative Agent (and no more frequently than once per calendar month), each Issuing Bank will report in writing to the Administrative Agent (i) the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding calendar month (and on such other dates as the Administrative Agent may request), (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such Issuing Bank shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date and amount of such L/C Disbursement and (iv) on any Business Day on which the Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such Issuing Bank on such day, the date and amount of such failure.
(n)    Applicability of ISP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued the rules of the ISP shall apply to each standby Letter of Credit.
(o)    Provisions Related to Extended Revolving Commitments. If the Latest Letter of Credit Expiration Date in respect of any tranche of Revolving Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the Issuing Bank which issued such Letter of Credit, if one or more other tranches of Revolving Commitments in respect of which the Latest Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.19(c) and Section 2.19(d)) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.19(g).
(p)    No Commercial Letters of Credit. No commercial Letters of Credit shall be required to be issued hereunder.

ARTICLE III
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY
Section 3.01    Taxes.

(a)    Any and all payments made by or on account of the Borrower or any other Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future taxes, duties, deductions, levies, imposts, fees, assessments or withholdings (including backup withholding) or similar charges imposed by any Governmental Authority including any interest, penalties and additions to tax thereto (collectively “Taxes”), except as required by applicable Law. If the applicable Withholding Agent shall be required by any applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, to the extent the Tax in question is an Indemnified Tax or an Other Tax , the sum payable by the Borrower or any Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including any deductions or withholding of an Indemnified Tax or Other Tax applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions or withholding been made. Within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), the Borrower or any Loan Party shall furnish to the Administrative Agent the original or a copy of a receipt issued by such Governmental Authority evidencing payment thereof or other evidence reasonably acceptable to the Administrative Agent.
(b)    The Borrower agrees to timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    The Borrower and the other Loan Parties agree to jointly and severally indemnify each Agent and each Lender, within 10 days after demand therefor, for (i) the full amount of any Indemnified Taxes and, without duplication, Other Taxes payable or paid by such Agent or such Lender, or required to be withheld or deducted from a payment to such Agent or such Lender (including Indemnified Taxes and Other Taxes imposed on or attributable to amounts payable under this Section 3.01) and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, Borrower and the other Loan Parties shall not be liable to the extent such amounts are payable due to the fraud, gross negligence, bad faith, or willful misconduct of any Agent or Lender. A certificate as to the amount of such payment or liability prepared in good faith by such Agent or Lender (or by an Agent on behalf of such Lender) shall be conclusive absent manifest error.
(d)    Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any form pursuant to this clause (d) that such Lender is not legally eligible to deliver or any form pursuant to this clause (d) (other than any such documentation set forth in any of Section 3.01(d)(i), Section 3.01(d)(ii) (other than Section 3.01(d)(ii)(E)) and Section 3.01(d)(iii) below) that may subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the foregoing:
(i)    Each Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.
(ii)    Each Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:
(A)    two copies of properly completed and duly signed Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any successor forms), claiming eligibility for the benefits of an income tax treaty to which the United States is a party,
(B)    two copies of properly completed and duly signed Internal Revenue Service Form W-8ECI (or any successor forms),
(C)    in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (a) a United States Tax Compliance Certificate and (b) two copies of properly completed and duly signed Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any successor forms),
(D)    to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership), two copies of properly completed and duly signed Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a copy of properly completed and duly signed Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E, W-8IMY, W-9, a United States Tax Compliance Certificate and/or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership, and one or more direct or indirect beneficial partners of such Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of each such partner), or
(E)    two copies of any other properly completed and duly signed form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower and the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(d)(iii), “FATCA” shall include any amendments made to FATCA after the Closing Date.
Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation described in this Section 3.01(d) obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.
(e)    [Reserved].
(f)    If the Administrative Agent (including any successor agent and any sub-agent thereof, if applicable) is not a U.S. Person, the Administrative Agent (and any successor agent or sub-agent thereof, if applicable) shall deliver to the Borrower on or before the date on which it becomes the Administrative Agent (or sub-agent) under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) (i) a copy of an accurate and complete signed Internal Revenue Service Form W-8ECI with respect to any amounts payable to the Administrative Agent (or sub-agent) for its own account and (ii) a copy of an accurate and complete signed Internal Revenue Service Form W-8IMY with respect to any amounts payable to the Administrative Agent (or sub-agent) for the account of others, certifying that it is a “U.S. branch,” and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Administrative Agent (and any sub-agent) agree to so treat the Administrative Agent (and any sub-agent thereof, if applicable) as a U.S. Person with respect to such payments as contemplated by, and in accordance with, Sections 1.1441-1(b)(2)(iv) of the Treasury Regulations). If the Administrative Agent (and any sub-agent thereof, if applicable) is a U.S. Person, it shall deliver to the Borrower on or before the date on which it becomes the Administrative Agent (or sub-agent) under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) a copy of an accurate and complete Internal Revenue Service Form W-9 setting forth an exemption from backup withholding. The Administrative Agent shall, whenever a lapse in time or change in circumstances renders any such documentation described in this Section 3.01(f) obsolete or inaccurate in any material respect, deliver promptly to the Borrower updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower) or promptly notify the Borrower in writing of its inability to do so.
(g)    If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower or any other Loan Party pursuant to this Section 3.01, it shall remit such refund to the Borrower or such other Loan Party (but only to the extent of indemnification or additional amounts paid by the Borrower or such other Loan Party under this Section

3.01 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund, net of any Taxes payable by any Agent or Lender on such interest); provided that the Borrower or such other Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will a Lender or Agent be required to pay any amount to the Borrower or any other Loan Party pursuant to this paragraph (g) to the extent the payment of which would place such Lender or Agent in a less favorable net after-Tax position than such Lender or Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This section shall not be construed to require any Lender or Agent to make available its Tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other Person.
(h)    For the avoidance of doubt, the term “Law” for purposes of this Section 3.01 includes FATCA and the term “Lender” includes any Issuing Bank.
(i)    Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent and the Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 3.02    Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term SOFR Loans, or to determine or charge interest rates based upon the SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, to be determined by the Administrative Agent without reference to the Term SOFR component of Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (it being understood that such Lender agrees to so advise the Administrative Agent once the relevant circumstances giving rise to such determination no longer exists). Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR (it being understood that such Lender agrees to so advise the Administrative Agent once such illegality no longer exists). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03    Benchmark Replacement Setting.
(a)
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(ii)    No Hedging Agreement shall be deemed to be a “Loan Document” for purposes of this Section 3.03.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes (in consultation with the Borrower) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term SOFR Loan of, conversion to or continuation of a Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
Section 3.04    Increased Cost and Reduced Return; Capital Adequacy; Reserves on Term SOFR Loans.

(a)    If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Term SOFR Loans or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes, (ii) Excluded Taxes or Other Taxes or (iii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Term SOFR Loan (or of making or maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International

Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued; provided, that to the extent any increased costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III after the Closing Date, then such Lender shall be compensated pursuant to this Section 3.04 only if such Lender imposes such charges under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under.
(b)    If any Lender reasonably determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.
(c)    The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including SOFR funds or deposits, additional interest on the unpaid principal amount of each applicable Term SOFR Loan of the Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Term SOFR Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.
(e)    If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

(f)    For the avoidance of doubt, the term “Lender” for purposes of this Section 3.04 includes any Issuing Bank.
Section 3.05    Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Term SOFR Loan of the Borrower on a day other than the last day of the Interest Period for such Loan; or
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term SOFR Loan of the Borrower on the date or in the amount notified by the Borrower; including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term SOFR Loan made by it Term SOFR for such Loan by a matching deposit or other borrowing in the secured overnight market for a comparable amount and for a comparable period, whether or not such Term SOFR Loan was in fact so funded.
Section 3.06    Matters Applicable to All Requests for Compensation.
(a)    Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.
(b)    With respect to any Lender’s claim for compensation under Section 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such one hundred eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Term SOFR Loan, or, if applicable, to convert Base Rate Loans into Term SOFR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
(c)    If the obligation of any Lender to make or continue any Term SOFR Loan, or to convert Base Rate Loans into Term SOFR Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Term SOFR Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Term SOFR Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02 hereof that gave rise to such conversion no longer exist:
(i)    to the extent that such Lender’s Term SOFR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Term SOFR Loans shall be applied instead to its Base Rate Loans; and

(ii)    all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Term SOFR Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Term SOFR Loans shall remain as Base Rate Loans.
(d)    If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02 hereof that gave rise to the conversion of any of such Lender’s Term SOFR Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term SOFR Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term SOFR Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.
Section 3.07    Replacement of Lenders under Certain Circumstances.

(a)    If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Term SOFR Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may so long as no Event of Default has occurred and is continuing, at its sole cost and expense, on five (5) Business Days’ prior written notice (or such shorter time as the Administrative Agent may agree) to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments, (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents and (C) in the case of any such assignment resulting from payments required to be made pursuant to Section 3.01, such Lender has declined or is unable to designate a different Lending Office in accordance Section 3.01(e); or (y) terminate the Commitment of such Lender (in respect of any applicable Facility only in the case of clause (i) or clause (iii)), as the case may be, and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iii).
(b)    Any Lender being replaced pursuant to Section 3.07(a)(iii)(x) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative

Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.
(c)    In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender or each affected Lender of a certain Class in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Facility, the Required Class Lenders as applicable) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.
Section 3.08    Survival. Each of the obligations of the parties hereto under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO BORROWINGS
Section 4.01    Conditions to Closing and Initial Borrowing. The occurrence of the Closing Date and the obligation of each Lender to fund any Borrowing hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or “.pdf” copies or other electronic copies (followed promptly by originals if requested by the Administrative Agent) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:
(i)    if any Loans hereunder are to be borrowed on the Closing Date, a Committed Loan Notice, in accordance with the requirements hereof;
(ii)    executed counterparts of this Agreement and the First Lien Intercreditor Agreement;

(iii)    each Collateral Document set forth on Schedule 1.01B as required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party thereto, together with, in each case, solely to the extent required by the Collateral and Guarantee Requirement:
(A)    certificates, if any, representing the equity interests in the Borrower and owned by the Borrower accompanied by undated stock or membership interest powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent or its counsel that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel);
(B)    copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all United States jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens created under (1) the Security and Depositary Agreement on assets of the Borrower, covering the Collateral described in the Security and Depositary Agreement and (2) the Pledge Agreement on assets of the Parent, covering the Collateral described in the Pledge Agreement; and
(C)    evidence that all other actions, recordings and filings required by the Collateral Documents as of the Closing Date that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that the Borrower hereby provides authorization to the Administrative Agent to take such actions or make such recordings and filings that can be taken or made by the Administrative Agent or the Collateral Agent and to the extent agreed to be taken or made by the Administrative Agent or Collateral Agent, such actions, recordings and filings shall be reasonably satisfactory to the Administrative Agent);
(iv)    copies of a recent Lien, judgment and litigation search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties;
(v)    a certificate signed by a Responsible Officer, dated as of the Closing Date, certifying that:
(A)    attached to such certificate is a true and complete copy of one or more certificates of the Secretary of State of the jurisdiction of formation of each Loan Party dated reasonably near the Closing Date certifying (I) as to a true and correct copy of the certificate of formation of such Loan Party and each amendment thereto on file in such Secretary of State’s office (or its jurisdictional equivalent, as applicable) and (II) that (1) such amendments are the only amendments to such Loan Party’s constitutional documents on file in such Secretary of State’s office (or its jurisdictional equivalent, as applicable) and (2) such Loan Party is duly formed and in good standing or presently subsisting under the laws of the applicable jurisdiction of formation;

(B)    attached to such certificate is a true and complete copy of the limited liability company agreement, operating agreement, bylaws or comparable governing documents of each Loan Party;
(C)    attached to such certificate is a true and complete copy of the valid resolutions relating to the authorization, execution and delivery of each Loan Document to which such Loan Party is a party; and
(D)    attached to such certificate is a true and complete copy of the incumbency and signatures of the Persons authorized to execute and deliver on its behalf the Loan Documents to which it is or is to be a party and any other documents in connection with the transactions contemplated hereby and thereby;
(vi)    an opinion from Latham & Watkins LLP, New York counsel to the Loan Parties;
(vii)    a solvency certificate, substantially in the form of Exhibit C-2 hereto, from the chief financial officer, chief accounting officer, manager or other officer with equivalent duties of the Borrower (after giving effect to the Transactions);
(viii)    a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth in Section 4.01(c), (d), (g), (m), (n), (o) and (p);
(b)    All reasonable and documented out-of-pocket expenses pursuant to the Fee Letters due to the Administrative Agent, the Collateral Agent, the Lead Arrangers and their respective Affiliates required to be paid on the Closing Date and (in the case of expenses) invoiced at least three (3) Business Days before the Closing Date (except as otherwise reasonably agreed by the Borrower) shall have been paid from the proceeds of the initial funding under the Facilities.
(c)    The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” are true and correct in all respects as so qualified) as of such earlier date.
(d)    No Default or Event of Default shall exist and be continuing or would immediately result from any initial Borrowing on the Closing Date hereunder or from the application of the proceeds therefrom.
(e)    The Administrative Agent shall have received copies of (i) a consolidated pro forma balance sheet of the Borrower, dated June 30, 2025 and (ii) (x) the unaudited consolidated balance sheet of the Borrower as of June 30, 2025, (y) the unaudited consolidated statement of operations of the Borrower for the quarter ended on June 30, 2025 and the portion of the fiscal year through the end of such quarter, and (z) the unaudited consolidated statement of cash flows of the Borrower for the portion of the fiscal year through the end of such quarter.
(f)    Each Lender shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Loan Parties required under applicable Anti-Money

Laundering Laws, including, without limitation, applicable “know your customer” rules and the USA PATRIOT Act, that has been reasonably requested by such Lender in writing at least ten (10) Business Days prior to the Closing Date. At least three (3) Business Days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, then the Borrower shall have delivered to the Administrative Agent a Beneficial Ownership Certification in relation to the Borrower on the form promulgated by the Loan Syndications and Trading Association.
(g)    Since December 31, 2024, there shall not have been or occurred any event, change, fact, development, circumstance, condition or occurrence that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(h)    Consultant Reports.
(i)    Report of the Independent Engineer. The Administrative Agent shall have received a technical due diligence report of the Independent Engineer, which shall state that (or a letter from the Independent Engineer shall have been delivered stating that) each Lender shall be entitled to rely on such report.
(ii)    Report of the Insurance Consultant. The Administrative Agent shall have received a report of the Insurance Consultant, which shall state that (or a letter from the Insurance Consultant shall have been delivered stating that) each Lender shall be entitled to rely on such report.
(iii)    Report of the Market Consultant. The Administrative Agent shall have received a report of the Market Consultant, and a letter from the Market Consultant shall have been delivered stating that each Lender shall be entitled to rely on such report to the extent they countersign such letter.
(iv)    Report of the Commercial Consultant. The Administrative Agent shall have received a report of the Commercial Consultant, which shall state that (or a letter from the Commercial Consultant shall have been delivered stating that) each Lender shall be entitled to rely on such report.
(i)    The Borrower shall have obtained the applicable Insurance Policies that are required to be in effect as of the Closing Date pursuant to Section 6.22. The Administrative Agent shall have received copies of the certificates of insurance reflecting (i) in the case of liability insurance, the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case property insurance, an additional loss payable clause that names the Collateral Agent, on behalf of the Secured Parties as an additional loss payee thereunder.
(j)    [Reserved].
(k)    The Sponsors shall have made (or shall make substantially concurrently with the initial Borrowing under this Agreement) an Equity Contribution to the Borrower in an amount at least equal to the Required Equity.
(l)    The Borrower shall have delivered to the Administrative Agent true and complete copies of (i) all Material Project Documents required to be in effect as of the Closing Date, (ii) the CP2/Matterhorn Consent Agreement and (iii) the O&M Consent Agreement, and, in each case, each such document shall have been duly executed and delivered by the Persons intended to be parties thereto, shall be in full force and effect and recorded (where applicable) and shall be in form and substance reasonably satisfactory to the Administrative Agent.
(m)    The Borrower shall have delivered to the Administrative Agent an electronic copy of the financial model for the Project (the “Closing Date Financial Model”), which Closing Date Financial Model shall (i) include the underlying models and the incorporation of appropriate operating assumptions agreed by the Independent Engineer, in each case, containing projections of revenues and cash flows with respect to the Project and proving resistance to reasonable sensitivities and downside scenarios, (ii) be consistent in all material respects with the applicable terms and conditions of the Loan Documents and the Material Project Documents, (iii) include at least the minimum Required Equity, (iv) demonstrate a minimum forecast Debt Service Coverage Ratio (excluding, for the avoidance of doubt, mandatory prepayments under Section 2.03(b)(i)) of not less than 1.30:1.00, and (v) otherwise be in form and substance reasonably satisfactory to each initial Lender.
(n)    The Administrative Agent shall have received a copy of each of (i) the Construction Budget and (ii) the Project Schedule, in each case certified as such by a Responsible Officer, and in form and substance reasonably acceptable to each Lender in consultation with the Independent Engineer.
(o)    The Construction Contractors are, as of the Closing Date, in material compliance with the construction schedules set forth in the Construction Contracts.
(p)    Except as set forth on Schedule 4.01(p), all Permits necessary for the development, construction, operation, maintenance and management of the Project (A) have been obtained, filed or made with the corresponding Governmental Authorities, as applicable, (B) are in full force and effect and (C) except as disclosed on Schedule 4.01(p), are not be subject to any pending appeal or other proceedings that if determined adversely, would reasonably be expected to result in a Material Adverse Effect.
(q)    No investigations, actions, suits, proceedings, claims or disputes pending or, to the Borrower’s knowledge, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their respective properties or revenues shall exist that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Without limiting the generality of the provisions of Section 9.03(d), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 4.02    Conditions to All Credit Extensions after the Closing Date. The obligation of each Lender to fund any Borrowing or make any other Credit Extensions hereunder after the Closing Date is subject to satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

(a)    The conditions set forth in Section 4.01 have been satisfied or waived in accordance with Section 10.01.

(b)    No Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Credit Extension.
(c)    With respect to any Borrowing of Term Loans, since the Closing Date, no event, circumstance or condition has occurred and is continuing that has had or would reasonably be expected to have a Material Adverse Effect.
(d)    The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document are be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the proposed date of the Credit Extension, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” are true and correct in all respects as so qualified) as of such earlier date.
(e)    With respect to any Borrowing of Term Loans, the Borrower shall deliver a certificate of the Independent Engineer certifying that (i) ISD for the Project is capable of being achieved by the Date Certain and (ii) the Borrower has sufficient funds available to achieve ISD for the Project.
(f)    The Borrower shall have delivered a Committed Loan Notice or a Letter of Credit Application, as applicable, in accordance with the requirements hereof .
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each of the Borrower and the Permitted Subsidiary (and, solely to the extent applicable to it, the Parent) represents and warrants to the Agents and the Lenders as of the Closing Date that:
Section 5.01    Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in material compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clauses (c) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which it is a party or affecting it or its properties or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which it or its property is subject; or (iii) violate any Law binding on it; in each case of this clause (b), to the extent that such violation, conflict, breach, contravention or payment would not reasonably be expected to have a Material Adverse Effect.

Section 5.03    Governmental Authorization. No material approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings, recordings and registrations with Governmental Authorities necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) filings, recordings and registrations with Governmental Authorities to the extent required by Regulation T, U or X promulgated by the FRB, and (iii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or to be in full force and effect pursuant to the Collateral and Guarantee Requirement).

Section 5.04    Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

Section 5.05    Financial Statements; No Material Adverse Effect.
(a)    The forecasts of consolidated balance sheets and consolidated statements of income and cash flow (including the Projections) of the Borrower which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that such forecasts are as to future events and not to be viewed as facts, such forecasts are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular projections will be realized and actual results may vary from such forecasts and that such variations may be material.
(b)    Since June 30, 2025, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
(c)    As of the Closing Date, no Loan Party has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05, (ii) obligations arising under the Loan Documents and (iii) liabilities incurred in the ordinary course of business that, either individually or in the aggregate, are not material).
Section 5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the Borrower’s knowledge, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their respective properties or revenues that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.07    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)    each Loan Party and its respective assets and operations are and, other than any matters which have been finally resolved without further liability or obligation, within the past three (3) years have been, in compliance with all Environmental Laws, which includes obtaining, maintaining in full force and effect, and complying with all Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties as currently conducted;
(b)    no Loan Party is subject to any Environmental Liability;
(c)    the Loan Parties have not received any written notice that alleges any of them is in violation of any Environmental Laws or subject to any Environmental Liability;
(d)    none of the Loan Parties or any of their respective real property is the subject of any claims, investigations, liens, or judicial or administrative proceedings pending or, to the Borrower’s knowledge, threatened, under any Environmental Law, including with respect to any of the foregoing that would result in the revocation, suspension or adverse modification of any Environmental Permit held by any of the Loan Parties;
(e)    no Release of Hazardous Materials has occurred on real property or facilities currently owned or leased by any of the Loan Parties or, to the Borrower’s knowledge, real property or facilities formerly owned, operated or leased by the Loan Parties that would reasonably be expected to require investigation, remedial activity or corrective action or cleanup by any Loan Party pursuant to any Environmental Law; and
(f)    the Borrower and the Project are in compliance with the Equator Principles.
Section 5.08    Taxes. Each of the Loan Parties have filed all income tax returns and all other material tax returns and reports required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income or assets that are due and payable, except those (i) the amount of which, individually or in the aggregate, is not material or (ii) which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP. There is no proposed Tax deficiency or assessment known to any Loan Party against the Loan Parties that would, if payment of such proposed Tax deficiency or assessment is made, either individually or in the aggregate, have a Material Adverse Effect. The charges, accruals and reserves on the books of the Loan Parties in respect of federal, national, state or other taxes for all fiscal periods are adequate. There are no Liens for Taxes on any assets of the Loan Parties, other than Permitted Liens, and, to the knowledge of a Responsible Officer, no claim is being asserted, with respect to any such Tax.

Section 5.09    ERISA Compliance.
(a)    Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan maintained by a Loan Party or ERISA Affiliate is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.
(b)    (i) No ERISA Event has occurred during the five (5) year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under

Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the preceding clauses of this Section 5.09(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(c)    (i) The Plans of any Loan Party and any ERISA Affiliate are funded to the extent required by the terms of each Plan, if any, and by Law or otherwise to comply with the requirements of any Law applicable in the jurisdiction in which the relevant pension scheme is maintained, and (ii) neither any Loan Party nor any ERISA Affiliate maintains or contributes to a Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), except, with respect to each of the preceding clauses of this Section 5.09(c), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 5.10    Subsidiaries.
(a)    As of the Closing Date, the Borrower has no Subsidiaries other than the Permitted Subsidiary and has no other equity or other interest in or otherwise controls any Voting Stock of or has any direct or indirect ownership interest in, any other Person.
(b)    As of the Closing Date, the Parent has no Subsidiaries other than the Borrower and the Permitted Subsidiary and has no other equity or other interest in or otherwise controls any Voting Stock of or has any direct or indirect ownership interest in, any other Person.
(c)    As of the Closing Date, the Permitted Subsidiary has no Subsidiaries.
(d)    As of the Closing Date, all of the outstanding Equity Interests of the Borrower and the Permitted Subsidiary have been validly issued and are fully paid and all Equity Interests owned by the Parent in the Borrower and by the Borrower in the Permitted Subsidiary are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is not prohibited by Section 7.01.
Section 5.11    Margin Regulations; Investment Company Act.

(a)    No Loan Party is engaged, nor will any Loan Party engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, in either case in violation of Regulation U.
(b)    No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the regulations of the FRB, including Regulation T, U or X.
(c)    No Loan Party, nor any Person Controlling a Loan Party, is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 5.12    Disclosure. As of the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Borrower represents, as of the Closing Date, that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.13    Solvency. On the Closing Date, after giving effect to the Transactions, the Loan Parties, on a consolidated basis, are Solvent.

Section 5.14    Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws.

(a)    Each Loan Party is in compliance, in all material respects, with applicable Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws. Each Loan Party, either itself of through its direct or indirect Subsidiaries with active business operations, maintains and enforces or is subject to, as the case may be, policies and procedures reasonably designed to promote and achieve compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions by such Loan Party.
(b)    None of the Loan Parties or any of the respective directors, officers, employees or agents of any of the Loan Parties is a Sanctioned Person.
(c)    None of the Loan Parties will use any part of the proceeds of the Loans, directly or knowingly indirectly, (i) in violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws; (ii) to fund, finance or facilitate any activities, dealings or business, with any Sanctioned Person or Sanctioned Country; or (iii) in any manner that would constitute or give rise to a violation of Sanctions by any Person.
Section 5.15    Security Documents. Each Collateral Document delivered pursuant to Section 4.01 and Sections 6.11 and 6.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the necessary offices and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security and Depositary Agreement or the Pledge Agreement, as applicable), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements, possession or control, in each case subject to no Liens other than Permitted Liens.

Section 5.16    No Default. No Default or Event of Default, and no Default (as defined in the TLB Credit Agreement) or Event of Default (as defined in the TLB Credit Agreement), has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.17    Title to Properties. Each Loan Party holds good and legal title to, or interest in, all revenues, properties or assets that it owns, or leases, or holds an easement interest in, and on which it purports to grant Liens pursuant to the Collateral Documents, including all Project assets, and such property is not subject to any Liens other than Permitted Liens.

Section 5.18    Material Project Documents.

(a)    The Borrower is in compliance in all material respects with each Material Project Document.
(b)    To the Borrower’s knowledge, each Material Project Counterparty is in compliance with the Material Project Documents to which it is party, except, in either case, where such failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.19    Pari Passu. The Loan Parties’ obligations under the Loan Documents are secured and unsubordinated obligations and rank at least pari passu in priority of payment with all unsecured obligations of the Loan Parties outstanding at any time except for any obligations of the Loan Parties (including any pension, social security and employment obligations) held by those whose claims are preferred under any bankruptcy or insolvency procedures to the extent required by the terms of any applicable Law.

Section 5.20    Use of Proceeds. The proceeds of the Initial Term Loans received from time to time during the TLA Availability Period shall be used to (i) fund a portion of the Project Costs, (ii) fund the Project Accounts in accordance with the Security and Depositary Agreement and (iii) fund the Transaction Expenses. The proceeds of the Initial Revolving Loans received from time to time during the Revolver Availability Period shall be used to (i) provide credit support in respect to the obligations of the Loan Parties under the Project Documents, (ii) fund the Initial Debt Service Reserve Account, including through the issuance of one or more DSR L/Cs and (iii) provide for working capital and other general corporate purposes.

Section 5.21    Licenses, Permits, Etc.
(a)    All Permits necessary under applicable Law in connection with (i) each Loan Party’s execution, delivery and performance of the Loan Documents and Material Project Documents to which it is a party or (ii) the Borrower’s ownership, construction, operation and maintenance of the Project as necessary for the Borrower to conduct its business and comply with its obligations under this Agreement and the TLA/Revolver Credit Agreement are collectively set forth on Schedule 4.01(p), other than non-material Permits that are of a routine nature and generally obtainable in the ordinary course of business.
(b)    The Permits set forth on Part A of Schedule 4.01(p) constitute all Permits that are required to be or have been obtained as of the date hereof in connection with the current stage of construction, management and/or operation of the Project, except for any non-material Permits that are of a routine nature and generally obtainable in the ordinary course of business, for (i) each Loan Party’s execution and delivery of the Loan Documents and Material Project Documents to which it is a party and (ii) the Borrower’s ownership, construction, operation and maintenance of the Project. With respect to the Permits set forth on Part A of Schedule 4.01(p), (A) such Permits have been obtained, filed or made with the corresponding Governmental Authorities, as applicable, (B) such Permits are in full force and effect, (C) all fixed time periods for any appeal, if any such time periods are expressly set forth in the applicable Law pursuant to which such Permit has been issued, that may allow modification or revocation of such Permits have expired and (D) except as disclosed on Schedule 4.01(p), there are no proceedings pending, or to the Borrower’s knowledge, threatened in writing seeking to rescind, terminate, adversely and materially modify, suspend, revoke or invalidate such Permits.
(c)    The Permits set forth on Part B of Schedule 4.01(p) are required solely in connection with stages of construction, management and/or operation of the Project that will occur after the Closing Date. The Borrower has no reason to believe, on the date this representation is made or deemed to be made, that any such Permit that has not yet been obtained, but which will be required in the future, will not be obtained in the ordinary course, without undue expense and on terms and conditions that are not materially inconsistent with the Borrower’s performance under the Material Project Documents on or prior to the date required under the Material Project Documents and Applicable Law and in a manner that allows for the Conversion Date to be achieved by the Date Certain.
(d)    The Borrower is in compliance with all Permits which have been issued to it as of the date this representation is made or deemed to be made, except where the failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect.
Section 5.22    Real Property. (a) The Project, together with any pipeline systems, natural gas processing plants, compression stations, or terminals situated on, or projected to be situated on, the Project Property Rights granted to the Borrower or any other Loan Party, are situated entirely within the boundaries of such Project Property Rights and (b) such facilities do not encroach upon any adjoining property, except, in the case of (a) or (b), as would not reasonably be expected to result in a Material Adverse Effect. Furthermore, the Material Projects and all related pipeline systems, natural gas processing plants, compression stations, or terminals—whether owned or leased by the Borrower or any other Loan Party—and their operation and maintenance, (i) do not contravene any applicable zoning or building laws, ordinances, or other administrative regulations; and (ii) do not violate any applicable restrictive covenants or governmental rules; except in each case where such contravention or violation would not reasonably be expected to have a Material Adverse Effect.

ARTICLE VI
AFFIRMATIVE COVENANTS
Until Payment in Full, from and after the Closing Date, the Borrower shall (and, solely to the extent applicable to it, the Parent shall):
Section 6.01    Financial Statements.

(a)    Deliver to the Administrative Agent for prompt further distribution to each Lender, within one hundred and twenty (120) days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2025, a balance sheet of the Borrower, as at the end of such fiscal year, and the related statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form, commencing with the fiscal year ending December 31, 2026, the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not contain any qualifications or exceptions as to the scope of such audit or any “going concern” explanatory paragraph or like qualification (other than resulting from (x) the impending maturity of any Indebtedness or (y) any actual or prospective breach of any financial covenant contained in any Indebtedness), together with a customary management discussion and analysis of financial information; and

(b)    Deliver to the Administrative Agent for prompt further distribution to each Lender, within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year, commencing with the fiscal quarter ending March 31, 2026, a balance sheet of the Borrower as at the end of such fiscal quarter and in comparative format, the prior fiscal year-end and the related statements of income or operations for such fiscal quarter and the portion of the fiscal year then ended, setting forth in comparative form, commencing with the quarterly financial statements for the quarter ending March 31, 2027, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current fiscal quarter and statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form, commencing with the quarterly financial statements for the quarter ending March 31, 2027, the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower by furnishing (A) the applicable financial statements of the Borrower (or any Parent Company of the Borrower) or (B) the Borrower’s (or any Parent Company thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to clauses (A) and (B), (i) to the extent such information relates to a parent or parents of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parents), on the one hand, and the information relating to the Borrower on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as permitted in Section 6.01(a), shall not contain any qualifications or exceptions as to the scope of such audit or any “going concern” explanatory paragraph or like qualification (other than resulting from (x) the impending maturity of any Indebtedness or (y) any actual or prospective breach of any financial covenant contained in any Indebtedness).
Documents required to be delivered pursuant to this Section 6.01 and Sections 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any Parent Company of the Borrower) posts such documents, or provides a link thereto on the website on the Internet at the Borrower’s website; or (ii) on which such documents are posted on the Borrower’s behalf on Debtdomain, Roadshow Access (if applicable) or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.02    Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)    no later than five (5) days after the actual delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;
(b)    promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which any Loan Party files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that notwithstanding the foregoing, the obligations in this Section 6.02(b) may be satisfied so long as such information is publicly available on the SEC’s EDGAR website;
(c)    promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of any Loan Party pursuant to the terms of any Indebtedness that is unsecured or secured by a Junior Lien, if any, and any Permitted Refinancing thereof, in each case in a principal amount in excess of the Threshold Amount, and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;
(d)    together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party or confirming that there has been no change in such information since the later of the Closing Date or the delivery of the last annual Compliance Certificate to the Administrative Agent and (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.03(b);
(e)    together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) prior to the Conversion Date, a construction progress report with respect to the Project in form and substance reasonably satisfactory to the Administrative Agent and (ii) after the Conversion Date, an operating report with respect to the Project in form and substance reasonably satisfactory to the Administrative Agent;
(f)    (i) until such time as “Substantial Completion” shall have occurred pursuant to the Compression System Installation Contract, no earlier than 10 Business Days prior to the end of each fiscal quarter and (ii) within 10 Business Days after the date of “Substantial Completion” shall have occurred pursuant to the Compression System Installation Contract, a certificate of the Independent Engineer substantially in the form of Exhibit J;
(g)    concurrently with the delivery of financial statements referred to in Sections 6.01(a), an annual operating budget for the Borrower for the then current fiscal year prepared using the substantially same methodology as the Closing Date Financial Model (it being understood that the foregoing shall be delivered for informational purposes only and in no event shall the annual operating budget require Lender approval or otherwise be subject to any caps or variance limitations); and

(h)    promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debtdomain, Roadshow Access (if applicable) or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). At the request of the Lead Arrangers, the Borrower hereby agrees to make all Borrower Materials that the Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC”. By designating Borrower Materials as “PUBLIC”, the Borrower authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws or is of a type that would be publicly available if the Borrower was a public reporting company (in each case, as reasonably determined by the Borrower). Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC”. The Borrower agrees that (i) any Loan Documents, (ii) any financial statements delivered pursuant to Section 6.01 and (iii) any Compliance Certificates delivered pursuant to Section 6.02(a) and (iv) notices delivered pursuant to Section 6.03(a) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.
Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.
The Platform is provided “as is” and “as available.” The Agent-Related Persons do not warrant the adequacy of the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent-Related Person in connection with the Platform.
Section 6.03    Notices. Promptly after a Responsible Officer of any Loan Party has obtained knowledge thereof, notify the Administrative Agent:

(a)    of the occurrence of any Default;
(b)    of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;
(c)    of the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Loan Party that would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(d)    of any action, suit, litigation or proceedings arising under any Environmental Law against any Loan Party or of any noncompliance by any Loan Party with any Environmental Law or Environmental Permit or any Environmental Liability, in each case, that would reasonably be expected to result in a Material Adverse Effect; and
(e)    of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect.
Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of such Loan Party (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c) or (d) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto.
Section 6.04    Payment of Tax Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, (i) to the extent any such Tax is being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (ii) if such failure to pay or discharge such obligations and liabilities would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 6.05    Preservation of Existence, Etc.
(a)    In the case of each Loan Party, preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; and
(b)    In the case of each Loan Party, take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (b), (i) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Article VII.
Section 6.06    Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

Section 6.07    Bank Accounts. The Borrower shall (a) establish and maintain the Project Accounts in accordance with the Security and Depositary Agreement, (b) deposit or transfer all Project Revenues received by the Borrower to the appropriate Project Account in accordance with the Security and Depositary Agreement (including the establishment and maintenance of the Major Maintenance Reserve Account on the Closing Date in accordance with the Security and Depositary Agreement) and (c) instruct any Material Project Counterparty to any Material Project Document to remit the proceeds of any amounts due to the Borrower to the appropriate Project Account in accordance with the Security and Depositary Agreement. The Borrower shall cause each Local Account and ROW Account and the Permitted Subsidiary Account to be subject to a Control Agreement within 60 days of the Closing Date

(or such longer period as the Administrative Agent may agree in writing) and with respect to Local Accounts or ROW Accounts created after the Closing Date or any replacement Permitted Subsidiary Account permitted hereunder, within 60 days (or such longer period as the Administrative Agent may agree in writing) of the creation of such Local Account, ROW Account or replacement Permitted Subsidiary Account, as applicable.

Section 6.08    Books and Records. In the case of each Loan Party, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the material assets and business of such Loan Party.

Section 6.09    Compliance with Laws. In the case of each Loan Party, comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.10    Inspection Rights. In the case of each Loan Party, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent, the Collateral Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Loan Parties shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes nonfinancial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 6.11    Additional Collateral.

(a)    As promptly as practicable after the reasonable request therefor by the Administrative Agent or the Collateral Agent (at the direction of the Required Lenders), deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts or non-privileged environmental assessment reports, to the extent available and in the possession or control of the Borrower; provided, however, that there shall be no obligation to deliver to the Administrative Agent or Collateral Agent any existing environmental assessment report whose disclosure to the Administrative Agent or Collateral Agent would require the consent of a Person other than the Borrower, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; provided further that, if any assessment reports are withheld due to privilege or inability to obtain the required consent, Borrower shall ensure that any facts or conditions identified in such assessments have been disclosed to Lenders to the extent such facts or conditions relate to any material violation of Environmental Law or an Environmental Liability; and
(b)    (A) Not later than 120 days after (x) the acquisition by any Loan Party of any Material Real Property or (y) any piece of Immaterial Real Property becoming Material Real Property, in each case as determined by the Borrower (acting reasonably and in good faith) (or such longer period as the Administrative Agent may agree in writing in its discretion) cause such Material Real Property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be reasonably requested by the Administrative Agent or the Collateral Agent (at the direction of the Required Lenders) to grant and perfect or record such Lien, in each case to the extent required by, and subject to the applicable limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement; and (B) as promptly as practicable after the reasonable request therefor by the Administrative Agent or the Collateral Agent (at the direction of the Required Lenders), deliver to the Collateral Agent with respect to each such acquired Material Real Property, any existing title reports, abstracts, surveys, appraisals or non-privileged environmental assessment reports, to the extent available and in the possession or control of the Loan Parties; provided, however, that there shall be no obligation to deliver to the Administrative Agent or Collateral Agent any existing environmental assessment report or appraisal whose disclosure to the Administrative Agent or Collateral Agent would require the consent of a Person other than the Borrower where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; provided further that, if any assessment reports are withheld due to privilege or inability to obtain the required consent, Borrower shall ensure that any facts or conditions identified in such assessments have been disclosed to Lenders to the extent such facts or conditions relate to any material violation of Environmental Law or an Environmental Liability.
(c)    To the extent not previously delivered pursuant to clause (h) of the definition of “Collateral and Guarantee Requirements”, with respect to any Material Real Property, within 120 days of the earlier of (x) completion of the construction of the improvements on such Material Real Property and (y) the Conversion Date, deliver to the Administrative Agent and the Collateral Agent (i) Surveys with respect to such Material Real Property, provided, however, that in no event shall any Loan Party be obligated to obtain Surveys with respect to any Immaterial Real Property, and (ii) endorsements to the Mortgage Policies for such Material Real Property that include deletion of area and boundary, T-3 (omitting the general mechanics’ lien exception, if applicable), comprehensive T-19, T-23 and T-30.
(d)    At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied.
(e)    If reasonably requested by the Administrative Agent or Collateral Agent, within thirty (30) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Loan Party acquired after the Closing Date and subject to the Collateral and Guarantee Requirement.

Section 6.12    Further Assurances. In the case of each Loan Party, promptly upon reasonable request by the Administrative Agent or the Collateral Agent (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Intercreditor Agreement or any Collateral Document or other document or instrument relating to any Collateral, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of any Intercreditor Agreement or the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement.

Section 6.13    Equator Principles.

(a)    The Company will satisfy, in all material respects, reasonable Lender requests in order to comply with the requirements of the Equator Principles (to the extent applicable to the Project), except where the Company is contesting any such request pursuant to a Good Faith Contest. Notwithstanding the foregoing, the Company’s obligations to comply with Applicable Law shall be governed solely by Section 6.09 (Compliance with Laws).
(b)    (b) The Company shall (i) provide, on an annual basis for each Financial Year following the Closing Date, a certification in a format reasonably satisfactory to the Administrative Agent that the Company is in material compliance with the Lender requirements in respect of the Equator Principles, (ii) consents to the reporting of the Project name pursuant to Annex B of the Equator Principles, (iii) maintain an Environmental and Social Management Plan in a format reasonably satisfactory to the Administrative Agent (in consultation with the Independent Engineer) and (iv) to the extent occurring during the term of this Agreement, and where applicable and appropriate, decommission the Project’s facilities that are permanently taken out of service in accordance with applicable Law and pursuant to a decommissioning plan reasonably consistent with applicable requirements of the Equator Principles, including in respect of any required decontamination, dismantlement, rehabilitation, landscaping and monitoring.
Section 6.14    Accounting Changes. Continue to use the same fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 6.15    Use of Proceeds. The Borrower will use the proceeds of the Loans only as permitted pursuant to Section 5.14(c) and Section 5.20.

Section 6.16    Post-Closing Deliveries. The Loan Parties hereby agree to deliver, or cause to be delivered, to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, the items described on Schedule 6.16 hereof on or before the dates specified with respect to such items.
Section 6.17    Lender Calls. Solely to the extent requested by the Administrative Agent in writing, commencing with the fiscal year ending December 31, 2026 hold a conference call (at a date and time to be determined by the Borrower in its sole discretion, but, in any event, (x) no earlier than the Business Day following the delivery of annual financial statements pursuant to Section 6.01(a), for such fiscal year and (y) on a Business Day and during customary business hours in New York City) with all Lenders who choose to attend such conference call.

Section 6.18    Change in Nature of Business. Continue to, engage in any material lines of business which are not substantially different from those lines of business conducted by the Borrower on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof (including any geographic expansion of the business).

Section 6.19    Separateness.
The Borrower shall:
(a)    act solely in its name and through its duly Responsible Officers, managers or agents in the conduct of its businesses;
(b)    conduct its business solely in its own name, in a manner not misleading to other Persons as to its identity;
(c)    provide for the payment of its own operating expenses and liabilities from its own funds (and not from the funds of the Parent or any other Affiliate of the Parent, except in the case where such funds were contributed as equity to the Borrower) or as otherwise permitted by the Loan Documents;
(d)    obtain proper authorization from member(s), director(s) and manager(s), as required by its constitutional documents for all of its actions, except as could not reasonably be expected to (i) have a Material Adverse Effect or (ii) materially increase the likelihood of consolidation between such Person and any Affiliate of such Person; and
(e)    comply in all material respects with the terms of its constitutional documents.
Section 6.20    Permits. The Borrower shall, at the time that each such Permit is required under applicable Law in connection with the applicable stages of development, construction, management and/or operation of the Project, obtain and thereafter maintain in full force and effect each Permit listed on Schedule 4.01(p) held in the name of the Borrower and shall comply with all obligations in all material respects (including all mandatory reporting and/or filing requirements) binding on the Borrower under such Permits, except, in each case, to the extent that any failure to do so would not reasonably be expected to result in a Material Adverse Effect. In the event that a Permit that is set forth on Schedule 4.01(p) is obtained, the Borrower shall, promptly after issuance thereof, notify the Administrative Agent regarding the receipt thereof and attaching copies of such Permits.

Section 6.21    Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. Each Loan Party shall comply, in all material respects, with applicable Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws. Each Loan Party shall continue to maintain and enforce or be subject to policies and procedures reasonably designed to promote and achieve compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions by such Loan Party and each of its Subsidiaries.

Section 6.22    Insurance.
(a)    The Borrower will obtain and maintain the insurance and reinsurance coverages described on Schedule 6.22 (the “Insurance Policies”) pursuant to the terms set forth in such Schedule. If at any time any of the Insurance Policies shall no longer be available on commercially reasonable terms, then the Borrower shall after consultation with the Insurance Consultant, replace such policies with what is commercially available.

(b)    To the extent any Mortgaged Property is subject to the provisions of the Flood Insurance Law (i) (x) at least twenty (20) days prior to the delivery of the mortgage in favor of the Collateral Agent in connection therewith, and (y) at any other time if necessary for compliance with applicable Flood Insurance Law, provide the Collateral Agent with a standard flood hazard determination form for such Mortgaged Property, which flood hazard determination form shall be addressed to the Collateral Agent, and otherwise comply with the Flood Insurance Law and (ii) if any such Mortgaged Property is located in an area designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent or the Collateral Agent may from time to time reasonably require, and otherwise to ensure compliance with the Flood Insurance Law. In addition, to the extent the Borrower and the Loan Parties fail to obtain or maintain satisfactory flood insurance required pursuant to the preceding sentence with respect to any Mortgaged Property, the Collateral Agent shall be permitted, in its sole discretion, to obtain forced placed insurance at the Borrower’s expense to ensure compliance with any applicable Flood Insurance Law.
Section 6.23    Interest Rate Hedging. The Borrower shall, no later than forty-five days after the Closing Date, enter into (including by way of amendment, assignment, transfer, novation or conversion of any existing Hedging Agreement), and thereafter maintain in full force and effect at all times on or prior to and including the latest Maturity Date, Hedging Agreements with one or more Hedge Providers for the purpose of converting to a fixed rate a sufficient amount of Senior Secured Credit Facility Loans under the Senior Secured Credit Facilities and Incremental Equivalent Debt, such that at least 75%, (the “Minimum Hedge Requirement”) but not more than 105% (the “Maximum Hedge Requirement”), in each case, of the aggregate notional principal amount projected to be outstanding under, collectively, the Senior Secured Credit Facilities and any Incremental Equivalent Debt during the agreed term and assumed amortization profile, is either at (x) a fixed rate or (y) a floating rate that has been hedged to effectively fix the Borrower’s floating interest rate exposure. The Interest Rate Hedge Agreements entered into with Hedge Providers shall rank pari passu with the Parity Lien Debt in all respects at all times, (including in terms of security, guarantees (other than with respect to Excluded Swap Obligations) and priority of payment), the Hedge Providers shall enter into or accede to the First Lien Intercreditor Agreement and the Hedge Providers will share the benefit of the security as a Secured Party. The Borrower shall partially terminate, on a pro rata basis across all Hedge Providers, a portion of such Interest Rate Hedge Agreements in a proportionate amount equal to any voluntary or mandatory prepayment or other reduction in commitments under the Senior Secured Credit Facilities and any Incremental Equivalent Debt, subject to the Minimum Hedge Requirement and the Maximum Hedge Requirement.

Section 6.24    Protection of Security Interests. The Borrower will, at its own expense, take all actions that are reasonably required to establish, maintain, protect and preserve the Liens created by each Collateral Document, the required priority (to the extent available under applicable Law and, in all cases, subject to Permitted Liens) of such Liens and the effectiveness of the powers of attorney granted pursuant to such Collateral Documents.

ARTICLE VII
NEGATIVE COVENANTS
Until Payment in Full, from and after the Closing Date:

Section 7.01    Liens. The Borrower shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (the following, “Permitted Liens”):

(a)    (i) Liens pursuant to any Loan Document (including, for the avoidance of doubt, Liens securing Incremental Loans) and (ii) Liens securing Indebtedness in respect of Secured Hedging Agreements permitted pursuant to Section 7.03(e);
(b)    (i) Liens existing on the Closing Date and listed on Schedule 7.01(b) and (ii) any modifications, replacements, renewals, refinancings, or extensions of any of the foregoing; provided that (A) the Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (y) proceeds and products thereof, and (B) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;
(c)    Liens for Taxes (i) that are not overdue for a period of more than sixty (60) days or (ii) that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;
(d)    statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or like Liens that secure amounts not overdue for a period of more than sixty (60) days, or if more than sixty (60) days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently conducted;
(e)    (i) pledges, deposits or Liens in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, liability or casualty insurance to the Borrower or any other Loan Party;
(f)    pledges, deposits or Liens to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory or regulatory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law) incurred in the ordinary course of business;
(g)    Liens (i) securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(h) or (ii) securing appeal or other surety bonds related to such judgments;
(h)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and the other Loan Parties, taken as a whole or (ii) secure any Indebtedness;
(i)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;
(j)    Liens (i) on cash advances or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(k)    Liens in favor of the Borrower or any other Loan Party;
(l)    any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any other Loan Party in the ordinary course of business;
(m)    Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Borrower or any other Loan Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or such other Loan Party;
(n)    Liens solely on any cash earnest money deposits made by the Borrower or any other Loan Party in connection with any letter of intent or purchase agreement permitted hereunder;
(o)    Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;
(p)    (i) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and (ii) Liens, pledges or deposits under worker’s compensation, unemployment insurance or other social security legislation (other than ERISA), and other liens, pledges or deposits of a like nature;
(q)    Liens with respect to property or assets of the Borrower or any other Loan Party securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of (x) $100,000,000 and (y) 50% of LTM Adjusted EBITDA, in each case determined as of the date of incurrence; provided, that if such Indebtedness is secured by Liens on the Collateral, the representative of the holders of any such Indebtedness (including any Other Debt Representative) becomes party, in the event that it is not already a party, to (i) if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, the Junior Lien Intercreditor Agreement as a “Senior Representative” (as defined in the Junior Lien Intercreditor Agreement (or such other similarly defined term)), in the event that a Junior Lien Intercreditor Agreement is in effect at such time, and the First Lien Intercreditor Agreement and (ii) if such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens on the Collateral securing the Obligations, the Junior Lien Intercreditor Agreement as a “Second Priority Representative” (as defined in the Junior Lien Intercreditor Agreement (or such other similarly defined term));
(r)    Liens with respect to property or assets of the Borrower securing obligations an amount not to exceed the Available Amount;

(s)    Liens to secure Indebtedness permitted under Section 7.03(n); provided that the representative of the holders of each such Indebtedness becomes party to (i) if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, the Junior Lien Intercreditor Agreement as a “Senior Representative” (as defined in the Junior Lien Intercreditor Agreement (or such other similarly defined term)), in the event that a Junior Lien Intercreditor Agreement is in effect at such time, and the First Lien Intercreditor Agreement and (ii) if such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Obligations, the Junior Lien Intercreditor Agreement as a “Junior Lien Representative” (or similar term, in each case, as defined in the Junior Lien Intercreditor Agreement (or such other similarly defined term));
(t)    Liens on the Collateral securing obligations in respect of (i) Credit Agreement Refinancing Indebtedness constituting Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt (and any Permitted Refinancing of any of the foregoing); provided that the representative of the holders of each such Indebtedness (including any Other Debt Representative) becomes party, in the event that it is not already a party, to (A) if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, the Junior Lien Intercreditor Agreement as a “Senior Representative” (as defined in the Junior Lien Intercreditor Agreement (or such other similarly defined term)), in the event that a Junior Lien Intercreditor Agreement is in effect at such time, and a First Lien Intercreditor Agreement and (B) if such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens on the Collateral securing the Obligations, the Junior Lien Intercreditor Agreement as a “Second Priority Representative” (as defined in the Junior Lien Intercreditor Agreement (or such other similarly defined term)) and (ii) Incremental Term Commitments;
(u)    deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any other Loan Party to secure the performance of the Borrower’s or such other Loan Party’s obligations under the terms of the lease for such premises;
(v)    easements, rights of way, licenses, covenants, restrictions (including zoning restrictions), encroachments, minor imperfections in title and other similar encumbrances incurred in the ordinary course of business and that (i) individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect and (ii) do not individually or in the aggregate materially detract from the value of the Project or materially and adversely impact Project operations;
(w)    Liens on any property or asset securing Indebtedness permitted by Section 7.03(r), but only on the property or asset that is the subject of such Indebtedness or otherwise customarily secured by such Indebtedness;
(x)    Liens with respect to property or assets securing Indebtedness incurred pursuant to Sections 7.03(d) (subject to a subordination agreement as set forth in the definition of “Subordinated Debt”) or Section 7.03(f) (subject to the First Lien Intercreditor Agreement);
(y)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower in the ordinary course of its business;
(z)    Liens that are disclosed in any title commitments, title policies or surveys of real property made available or delivered pursuant to this Agreement to the Administrative Agent prior to the Closing Date and that (i) individually or in the aggregate could not reasonably be expected to have a Material

Adverse Effect and (ii) do not individually or in the aggregate materially detract from the value of the Project or materially and adversely impact Project operations; and
(aa)    Liens on Excluded Assets and Immaterial Real Property securing Indebtedness in an amount not to exceed $10,000,000 in the aggregate.
For purposes of determining compliance with this Section 7.01, (A) Liens need not be incurred solely by reference to one category of Liens permitted by this Section 7.01 but are permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that such Lien (or any portion thereof) meets the criteria of one or more of the categories of Liens permitted by this Section 7.01, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this provision.
Section 7.02    Investments. The Borrower shall not directly or indirectly, make or hold any Investments, except:

(a)    Investments in Cash Equivalents;
(b)    Investments (excluding loans and advances made in lieu of Restricted Payments pursuant to and limited by Section 7.02(i) below) consisting of transactions permitted under Sections 7.01, 7.03 (other than 7.03(c)), 7.04 (other than 7.04(b)), 7.05 (other than 7.05(b) and (d)), and 7.06 (other than 7.06(c) or (e)(iv));
(c)    Investments existing on the Closing Date and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;
(d)    loans or advances to officers, directors, managers and employees of any Loan Party (or any Parent Company thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes or (ii) in connection with such Person’s purchase of Equity Interests of the Parent or any Parent Company thereof directly from such issuing entity (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity);
(e)    Investments in Hedging Agreements permitted under Section 7.03;
(f)    promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;
(g)    [reserved];
(h)    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;
(i)    loans and advances to the Borrower and any other Parent Company of the Borrower not to exceed the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments permitted to be made to such Parent Company by Sections 7.06(e) or (g); provided that payments made pursuant to this clause (i) shall reduce the available baskets in Sections 7.06(e) or (g), as applicable;

(j)    other Investments, which when combined with the aggregate amount of other Investments outstanding pursuant to this clause (j) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof, but giving effect to any positive return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts), does not exceed at the time when any such new Investment is made, the greater of (x) $50,000,000 and (y) 25% of LTM Adjusted EBITDA (after giving effect to such Investment);
(k)    Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of the Parent (or any Parent Company of the Parent);
(l)    Guarantees by the Borrower of obligations that do not constitute Indebtedness entered into in the ordinary course of business;
(m)    advances of payroll payments to employees in the ordinary course of business;
(n)    earnest money deposits required in connection with any Investment;
(o)    Investments that are made in an amount equal to the amount not to exceed the Available Amount;
(p)    other Investments, which when combined with the aggregate amount of other Investments made pursuant to this clause (r) do not exceed 100% of the Available Equity Amount;
(q)    Investments of IP Rights with other Persons entered into in the ordinary course of business;
(r)    any Investment permitted under Section 7.06 (except with respect to Section 7.06(b) and (g)); and
(s)    any Investment in the Permitted Subsidiary permitted under Section 7.13.
Section 7.03    Indebtedness. The Borrower shall not directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except (the following, “Permitted Indebtedness”):

(a)    Indebtedness of any Loan Party under the Loan Documents (including, for the avoidance of doubt, Indebtedness incurred pursuant to Incremental Loans);
(b)    Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof;
(c)    Guarantees by the Borrower in respect of Indebtedness of the Borrower otherwise permitted hereunder; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;
(d)    Subordinated Debt;
(e)    Indebtedness in respect of Hedging Agreements (including Interest Rate Hedge Agreements) designed to hedge against the Borrower’s exposure to interest rates;

(f)    Indebtedness incurred under the TLB Credit Agreement not to exceed $1,050,000,000 at any time;
(g)    Indebtedness incurred by the Borrower in connection with an Investment expressly permitted hereunder or any Disposition, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;
(h)    Indebtedness consisting of obligations of the Borrower under deferred compensation or other similar arrangements incurred by the Borrower in connection with the Transactions and Investments expressly permitted hereunder;
(i)    Indebtedness of the Borrower, in an aggregate principal amount at any time outstanding that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of (x) $50,000,000 and (y) 25% of LTM Adjusted EBITDA at such time, and any Permitted Refinancing thereof;
(j)    Guarantees resulting from endorsement of negotiable instruments in the ordinary course of business;
(k)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(l)    Indebtedness incurred by the Borrower in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business; provided that any reimbursement obligations in respect thereof are reimbursed within thirty (30) days following the incurrence thereof;
(m)    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business;
(n)    Indebtedness of the Borrower in respect of one or more series of senior secured loans or notes (whether issued in a public offering, under Rule 144A of the Securities Act or in another private placement or otherwise) (and including any bridge financings in lieu of such notes), junior secured or unsecured “mezzanine” loans or notes or senior unsecured or subordinated loans or notes, in each case, pursuant to an indenture, interim agreement, loan agreement, note purchase agreement or otherwise and any extensions, renewals, refinancings and replacements thereof, including in the case of any such notes, any Registered Equivalent Notes (the “Incremental Equivalent Debt”); provided that (i) such Incremental Equivalent Debt may not be incurred (or guaranteed) by a non-Loan Party or secured by assets that do not constitute Collateral, (ii) such Incremental Equivalent Debt shall not mature earlier than the Maturity Date of the Initial Term Loans; provided, that the foregoing requirements of this clause (ii) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (ii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchange, (iii) such Incremental Equivalent Debt shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans (without giving effect to any prepayments of the Initial Term Loans prior to the time of incurrence of such Incremental Equivalent Debt that would otherwise shorten the Weighted Average Life to Maturity of the Initial Term Loans); provided, that the foregoing requirements of this clause (iii) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (iii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchange, (iv) any mandatory prepayments of Incremental Equivalent First Lien Debt (as defined below) will be made on a pro rata basis or a less than pro rata basis (but not on a greater than pro rata basis except for prepayments with the proceeds of a Permitted Refinancing) with mandatory prepayments of the Term Loans and any mandatory prepayments of Incremental Equivalent Debt secured by Junior Liens or unsecured Incremental Equivalent Debt may not be made except to the extent that prepayments are offered, to the extent required under the existing Facilities, first pro rata to the Facilities and any Incremental Equivalent First Lien Debt (v) in the case of Incremental Equivalent Debt subject to a Parity Lien (“Incremental Equivalent First Lien Debt”) in the form of syndicated term b loans, such Incremental Equivalent First Lien Debt shall be subject to the MFN Protection as if such Incremental Equivalent First Lien Debt were an Incremental Term Loan (it being understood that no other Incremental Equivalent Debt shall be subject to the MFN Protection), (vi) the aggregate outstanding principal amount of all Incremental Equivalent Debt incurred in accordance with this Section 7.03(n), together with the aggregate principal amount of all Incremental Term Commitments and Incremental Term Loans shall not exceed the Incremental Availability Amount, (vii) the incurrence of any Incremental Equivalent Debt shall be in compliance with Regulation T, U and X promulgated by the FRB, (viii) the security agreements, if applicable, relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (ix) if such Incremental Equivalent Debt is secured, the Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the First Lien Intercreditor Agreement and/or Junior Lien Intercreditor Agreement, as applicable, and (x) subject to clauses (ii) through (v) above, the terms applicable to such Incremental Equivalent Debt shall be determined by the Borrower and the holders of such Incremental Equivalent Debt;
(o)    Indebtedness supported by a letter of credit with respect to which the Borrower has any reimbursement obligations, so long as such reimbursement obligations constitute Indebtedness permitted pursuant to any other clause of this Section 7.03;
(p)    Credit Agreement Refinancing Indebtedness;
(q)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (p) above;
(r)    Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by the Borrower (including Indebtedness for the deferred purchase price of property or services and purchase-money obligations) in an aggregate amount not to exceed the sum of (x) the greater of (x) $20,000,000 and (y) 10% of LTM Adjusted EBITDA determined at the time of incurrence (together with any Permitted Refinancings thereof) at any time outstanding plus (y) the aggregate amount of such Indebtedness existing as of the Closing Date and any Permitted Refinancing of any of the foregoing; and
(s)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business.
For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a)

through (t) above, the Borrower shall, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of Indebtedness or any portion thereof in a manner that complies with this Section 7.03 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses.
Section 7.04    Fundamental Changes. The Borrower shall not merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that the Borrower may change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and if not materially disadvantageous to the Lenders.
Section 7.05    Dispositions. The Borrower shall not directly or indirectly, make any Disposition, except:

(a)    Dispositions of property whether now owned or hereafter acquired, in the ordinary course of business and on a commercial arms-length basis;
(b)    to the extent constituting Dispositions, transactions permitted by Sections 7.01, 7.02 (other than Section 7.02(b)), 7.04 and 7.06;
(c)    issuances of common Equity Interests by the Borrower to the Parent (so long as all such common Equity Interests are subject to the Liens granted under Collateral Documents in accordance with, and to the extent required by, the terms of the Collateral and Guarantee Requirement);
(d)    Dispositions, liquidations or use of Cash Equivalents;
(e)    Dispositions of IP Rights that do not materially and adversely interfere with the business of the Borrower (or that avoid such interference by granting to the Borrower a license or other ownership rights to use such IP Rights), taken as a whole, or are no longer economical to maintain in light of their respective use;
(f)    Dispositions of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise);
(g)    Dispositions of assets whose Fair Market Value in aggregate for all such Dispositions under this Section 7.05(g), as determined at the time of each such Disposition, does not exceed $75,000,000;
(h)    Dispositions of property which is obsolete, worn out, damaged, surplus or not used or useful in the conduct of the business of the Borrower;
(i)    the unwinding of any Hedging Agreement; provided that the Borrower is in compliance with the requirements of Section 6.23;
(j)    leases or subleases of real or personal property, exchanges of real or personal property or the granting of easements, rights-of-way, access rights, permits, licenses, restrictions or the like, in each case, which do not interfere in any material respect with the ordinary course of business of the Borrower;

(k)    the lapse or abandonment in the ordinary course of business of any IP Rights that are no longer used or useful, or not material, to the business of the Borrower;
(l)    leases, subleases, licenses, cross-licenses or sublicenses of IP Rights, in each case in the ordinary course of business, or that will not materially interfere with the business of the Borrower; and
(m)    any sale of property of assets, if the acquisition of such property or assets was financed solely with Cash Flow Available for Distribution made following the Closing Date.
provided that (i) any Disposition of any property pursuant to Section 7.05(g) shall be for no less than the Fair Market Value of such property at the time of such Disposition as determined by the Borrower in good faith and (ii) immediately after giving effect to any such Disposition the Borrower shall be in compliance with Regulations T, U and X promulgated by the FRB. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be automatically released from the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, is authorized to, and at the request of the Borrower will, take any actions deemed appropriate in order to effect the foregoing.
Section 7.06    Restricted Payments. The Borrower shall not declare or make, directly or indirectly, any Restricted Payment, except:
(a)    the Borrower may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;
(b)    Restricted Payments in an amount not to exceed the Available Amount;
(c)    to the extent constituting Restricted Payments, the Borrower may enter into and consummate transactions expressly permitted by any provision of Sections 7.02 (other than Sections 7.02(b)), 7.04 or 7.07 (other than Sections 7.07(c));
(d)    repurchases of Equity Interests in the Borrower (or any Parent Company thereof), with respect to which no cash or other consideration is paid by the Borrower, deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(e)    the Borrower may make Restricted Payments to any Parent Company of the Borrower:
(i)    so long as (x) the Conversion Date has occurred and (y) no Event of Default has occurred and is continuing, with respect to any taxable period or portion thereof during which the Borrower is a passthrough entity (including a partnership or disregarded entity) for U.S. federal income tax purposes, payments or distributions by the Borrower to any member or partner of the Borrower on or prior to each estimated tax payment date as well as each other applicable due date, in an aggregate amount such that each direct or indirect member or partner of the Borrower receives, in the aggregate for such period, payments or distributions made from the Distribution Reserve Account not to exceed such member or partner’s U.S. federal, state, and/or local income taxes (as applicable) attributable to its direct or indirect ownership of the Borrower with respect to such taxable period (assuming that such member or partner is subject to tax at the highest combined marginal U.S. federal, state, and local income tax rates (including any tax rate imposed on “net investment income” by Section 1411 of the Code) applicable to an individual resident or, if higher, a corporation, doing business in New York City (for the avoidance of doubt, regardless of the actual rate applicable to such member or partner), determined by (A) taking into account (1) any U.S. federal, state, and/or local (as applicable) losses allocable to such member or partner attributable to its direct or indirect ownership of the Borrower and its Subsidiaries for prior taxable periods to the extent such loss is of a character that would allow such loss to be available to reduce taxes in the current taxable period (taking into account any limitations on the utilization of such loss to reduce such taxes and to the extent such loss had not already been taken into account for purposes of calculating Permitted Tax Distributions hereunder), (2) the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income, (3) any adjustment to such member’s or partner’s taxable income attributable to its direct or indirect ownership of the Borrower as a result of any tax examination, audit, or adjustment with respect to any period or portion thereof, but (B) not taking into account (1) the deductibility of state and local income taxes for U.S. federal income Tax purposes, (2) the application of Section 199A of the Code, and (3) any basis adjustments under Sections 734 or 743 of the Code attributable to any direct or indirect members or partners of the Borrower) (any such payments or distributions permitted under clause (ii), above, or this clause (iii), a “Permitted Tax Distribution”); and
(ii)    the proceeds of which shall be used by any Parent Company of the Borrower to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by such parent (or any Parent Company thereof) that is directly attributable to the operations of the Borrower;
(f)    the Borrower may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Investment permitted under Section 7.02 ;
(g)    other Restricted Payments not to exceed 100% of the Available Equity Amount;
(h)    Restricted Payments consisting of reimbursements of Drawstop Equity Contributions;
(i)    Restricted Payments from the Permitted Subsidiary to the Borrower; and
(j)    the Transactions and Restricted Payments made in connection with the Transactions.
Notwithstanding the foregoing, (x) at the Closing Date, the Borrower shall be entitled to make a Restricted Payment to the Parent (and the Parent shall be entitled to make such Restricted Payment to the Sponsors) up to an amount of $859,023,126.30, subject to no further conditions (other than those conditions set in Section 4.01) (the “Closing Date Distribution”) and (y) on or within 30 days of the Conversion Date, the Borrower shall be entitled to make to the Parent (and the Parent shall be entitled to make such Restricted Payment to the Sponsors) the True-Up Distribution.
Section 7.07    Transactions with Affiliates. The Borrower shall not, directly or indirectly, enter into any transaction of any kind with any Affiliate, other than (a) on terms substantially as favorable to the Borrower as would be obtainable by the Borrower or at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (b) the Transactions and the payment of Transaction Expenses as part of or in connection with the Transactions, (c) Restricted Payments permitted under Section 7.06, and Investments permitted under Section 7.02, (d) employment and severance arrangements between the Borrower and its officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (e) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower (or any Parent Company of the Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower, (f) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.07 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (g) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Borrower to any Sponsor or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower or any Parent Company thereof and (h) transactions with the Permitted Subsidiary.

Section 7.08    Burdensome Agreements. The Borrower shall not enter into or permit to exist any Contractual Obligation (other than this Agreement, the other Loan Documents, any agreements or documents governing, evidencing and/or securing Credit Agreement Refinancing Indebtedness, Incremental Term Commitments, Incremental Revolving Commitments, Incremental Equivalent Debt, any Pari Lien Debt or Indebtedness secured by a Junior Lien, each as permitted under this Agreement and any requirements of Law that are memorialized as Contractual Obligations) that prohibits any Loan Party to create, incur, assume or suffer to exist Liens on the Collateral of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing shall not apply to Contractual Obligations which (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.08) are listed on Schedule 7.08 hereto and (y) to the extent Contractual Obligations permitted by clause (i)(x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Person at the time such Person merges with or into the Borrower so long as such Contractual Obligations were not entered into solely in contemplation of such Person merging with or into the Borrower, (iii) arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (iv) are customary restrictions on asset sale or similar agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (v) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(i) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Person incurring or guaranteeing such Indebtedness, (vi) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (vii) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (viii) customary restrictions on Liens in Indebtedness permitted hereunder so long as such Indebtedness permits the first-priority Liens of the Secured Parties on the Collateral (subject to Permitted Liens and the Collateral and Guarantee Requirement) or (ix) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit.

Section 7.09    Financial Covenant. The Borrower will not permit the Debt Service Coverage Ratio to be less than 1.10:1.00 as of the last day of any fiscal quarter (commencing with the first full fiscal quarter ended after the Conversion Date).

Section 7.10    [Reserved].

Section 7.11    Change in Nature of Business. The Parent shall not directly operate any material business; provided that, for the avoidance of doubt, the following (and activities incidental thereto) shall not constitute the operation of a business and shall in all cases be permitted to the extent not otherwise restricted under the terms of this Agreement: (i) its direct or indirect ownership of Equity Interests to the extent not otherwise prohibited by the Loan Documents, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Parent Company), (iii) the entering into, and performance of its obligations with respect to, the Loan Documents and any other Indebtedness, the consummation of the Transactions and the consummation of any other transaction otherwise permitted by this Article VII, (iv) participating in tax, accounting and other administrative matters as a member of the consolidated group, including compliance with applicable law and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees, (v) holding any cash and Cash Equivalents, (vi) holding any other property received by it as a distribution from the Borrower and making further distributions with such property, (vii) providing indemnification to officers, managers and directors, (viii) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable law, (ix) filing tax reports and paying taxes and other customary obligations related thereto in the ordinary course (and contesting any taxes), (x) entering into and performance of obligations with respect to contracts and other arrangements in connection with the activities contemplated by this Section 7.11, (xi) the preparation of reports to Governmental Authorities and to its shareholders, (xii) the performance of obligations under and compliance with its organizational documents, any demands or requests from or requirements of a Governmental Authority or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries; and (xiii) any activities incidental to the foregoing or customary for passive holding companies. The Parent shall not incur any Indebtedness (other than Indebtedness under the Loan Documents) (provided that guarantees of Indebtedness of the Borrower permitted to be incurred by Section 7.03 shall not be restricted), and the Parent shall not grant or permit to exist any Liens on Equity Interests of the Borrower other than Liens for the benefit of any Secured Parties, the representatives to any First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement and the creditors represented by such representatives and as permitted by the penultimate paragraph of Section 7.01.

Section 7.12    Bank Accounts. The Borrower will not establish or maintain any bank accounts other than the Project Accounts, Local Accounts, ROW Accounts and the Permitted Subsidiary Account; provided that, no such Local Accounts, ROW Accounts or the Permitted Subsidiary Account shall contain any funds unless subject to a Control Agreement.

Section 7.13    Subsidiaries. The Borrower will not form, own or have any Subsidiaries or otherwise own beneficially an ownership interest in any Person other than the Permitted Subsidiary; provided that as long as the Permitted Subsidiary remain a Subsidiary of the Borrower, it shall (i) be 100% owned by the Borrower, (ii) not incur Indebtedness for borrowed money, (iii) not guarantee any obligations of any other Person, other than pursuant to the Loan Documents, (iv) not grant a Lien over any of its assets, other than pursuant to the Loan Documents, (v) not own any assets that are material to the business of the Borrower and (v) not conduct activities that would reasonably be expected to have a materially adverse effect on the Project or engage in any material lines of business which are substantially different from those lines of business conducted by the Permitted Subsidiary on the Closing Date; provided further that (1) the Permitted Subsidiary may maintain the Permitted Subsidiary Account or any replacement account thereof (provided such account is subject to the same restrictions as the Permitted Subsidiary Account), (2) the Permitted Subsidiary may receive Investments from any Loan Party to make payments under supply contracts or other contracts related to the development of the Project, (3) the Borrower and the Permitted Subsidiary may engage in any transaction with one another in connection with the development of the Project, including transfers or Dispositions of property, as long as such transaction would not result in a Material Adverse Effect and (4) contracts (including Material Project Documents other than the O&M Agreement, the Blackfin Capacity Lease or any TSA) relating to equipment procurement, and any equipment or related assets, may be contributed or distributed into or by Permitted Subsidiary to or from the Borrower.

Section 7.14    Use of Proceeds. None of the Loan Parties shall use any part of the proceeds of the Loans, directly or indirectly, (a) in violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws; (b) to fund, finance or facilitate any activities, dealings or business, with any Sanctioned Person or Sanctioned Country; or (c) in any manner that would constitute or give rise to a violation of Sanctions by any Person.

Section 7.15    Modification of Material Project Documents; Modification of TSAs.

(a)    To the extent within the control of the Borrower, the Borrower shall not consent to, without the prior consent of the Required Lenders (such consent not to be unreasonably withheld, delayed or conditioned), any assignment of, amendment to, modification of, or waiver of timely compliance with, any terms or conditions of the CP2 TSA, unless such consent, amendment, modification, waiver or assignment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(b)    The Borrower shall not consent to, or permit, without the prior consent of the Required Lenders (such consent not to be unreasonably withheld, delayed or conditioned), any assignment of, amendment to, modification of, or waiver of timely compliance with, any terms or conditions of any Material Project Document, unless such consent, amendment, modification, waiver or assignment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided, that the foregoing shall not apply to Section 7.13(4).
(c)    The Borrower shall not fail to enforce, or fail to pursue any remedies available to it with respect to any breach of, any material covenant under any Material Project Document, except where such failure could not reasonably be expected to have a Material Adverse Effect.
(d)    Notwithstanding the foregoing, the Borrower shall not terminate (except as a result of the expiration thereof in accordance with its terms or as a result of performance in full of the parties thereto) the Blackfin Capacity Lease unless:
(i)    such termination is consented to by the Required Lenders (such approval not to be unreasonably withheld, delayed or conditioned); or
(ii)    the Replacement Conditions are satisfied.
(e)    Permitted Subsidiary shall not consent to, or permit any assignment of, amendment to, modification of, or waiver of timely compliance with, any terms or conditions of any Material Project Document except (i) as permitted under Section 7.13(4), (ii) as consented to by the Required Lenders (such consent not to be unreasonably withheld, delayed or conditioned) or (iii) such consent, amendment, modification, waiver or assignment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 7.16    Additional Material Project Documents; Additional TSAs.

(a)    The Borrower will not enter into any Additional Material Project Document, unless such entrance into such Additional Material Project Document could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)    The Borrower will not enter into any Additional TSA, except if after giving effect to such Additional TSA (i) no Default or Event of Default shall have resulted, or could reasonably be expected to result, from such Additional TSA; (ii) the service provided under the Additional TSA will not cause a material breach or default or otherwise violate in any material respect any other TSA; and (iii) the firm capacity proposed to be contracted in such Additional TSA is not otherwise contracted as firm capacity pursuant to another TSA.
Section 7.17    Interest Rate Hedges. The Borrower will not, and will not agree to, enter into any Hedging Agreement other than (a) any Interest Rate Hedge Agreement in accordance with Section 6.23 and (b) subject to Section 6.23, non-speculative Hedging Agreements protecting against the Borrower’s interest exposure under its Permitted Indebtedness.

Section 7.18    Accounting Changes. The Borrower will not make any material change in its accounting or reporting policies, except as required by applicable Law or GAAP.

Section 7.19    No Settlement, Etc. The Company will not agree, authorize or otherwise consent to any proposed settlement, resolution or compromise of any litigation, arbitration or other dispute with any of its Affiliates, unless such action could not reasonably be expected to have a Material Adverse Effect.
Section 7.20    Amendments to Constitutional Documents. The Company will not amend or otherwise modify its constitutional documents in a manner that is materially adverse to the Lenders (in their capacities as such), as determined by the Borrower in good faith.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
Section 8.01    Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or
(b)    Specific Covenants. The Borrower or, in the case of Section 7.11 or Section 7.13, the Parent fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or 6.05(a) or Article VII; provided that a Default as a result of a breach of Section 7.09 is subject to cure pursuant to Section 8.05 and such Default will not become an Event of Default for purposes of exercising remedies under Section 8.02 until such cure is no longer available with respect to such Default; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof by the Administrative Agent to the Borrower; provided that, (i) if such failure does not involve the payment of money to any Person and is not susceptible to cure within such thirty (30) days or (ii) if such Person is proceeding with diligence and good faith to cure such Default and such Default is susceptible to cure and (iii) in the case of each of clauses (i) and (ii), the existence of such failure has not resulted in a Material Adverse Effect, such thirty (30)-day period shall be extended as may be necessary to cure such failure, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30)-day period); or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any certificate required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made provided that, if (i) such Loan Party was not aware that such representation or warranty was incorrect at the time such representation or warranty was made, (ii) the fact, event or circumstance resulting in such incorrect representation or warranty is capable of being cured, corrected or otherwise remedied, and (iii) such fact, event or circumstance resulting in such incorrect representation or warranty shall have been cured, corrected or otherwise remedied within thirty (30) days (or if such incorrect representation or warranty is not susceptible to cure within thirty (30) days, and such Loan Party is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure, such thirty (30)-day cure period shall be extended as may be necessary to cure such incorrect representation or warranty, such extended period not to exceed ninety (90) days in the aggregate (inclusive of the original thirty (30)-day period)) from the date a Responsible Officer of any Loan Party obtains knowledge thereof, such false or incorrect representation or warranty shall not constitute a Default or an Event of Default for purposes of the Loan Documents; or
(e)    Cross-Default; Cross-Acceleration. The Borrower (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness for borrowed money hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, and, in each case, continues beyond the applicable grace period with respect thereto, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or
(f)    Insolvency Proceedings, Etc. Any Loan Party or the Committed Shipper institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or the Committed Shipper admits in writing its inability to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties or the Committed Shipper, in each case taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)    Judgments. There is entered against any Loan Party a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged, stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or
(i)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason, other than as a result of acts or omissions by the Administrative Agent or Collateral Agent or the satisfaction in full of all the Obligations, ceases to be in full force and effect or becomes invalid, illegal or unenforceable; or any Loan Party contests in writing the validity or enforceability of any material provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on any material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of Payment in Full), or purports in writing to revoke or rescind any Loan Document; or
(j)    Change of Control. There occurs any Change of Control; or
(k)    Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or Sections 6.11 or 6.12 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents and the Intercreditor Agreements on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Permitted Liens, except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or any loss thereof results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and ; or
(l)    Event of Abandonment. An Event of Abandonment occurs; or
(m)    Conversion Date. (i) The Conversion Date does not occur on or prior to the Date Certain or (ii) the Committed Shipper does not elect ISD with respect to the first two phases of the Project under the CP2 TSA on or prior to the Date Certain; or
(n)    Total Loss. A Total Loss of the Project occurs; or
(o)    Material Project Documents; TSAs.
(i)    Any breach occurs of the CP2 TSA by any party thereto other than a Loan Party resulting in a default thereunder that is reasonably expected to result in a Material Adverse Effect or termination or alteration, amendment or modification to the CP2 TSA that is reasonably expected to result in a Material Adverse Effect and such default is not remedied or the CP2 TSA is not replaced within the grace period specified therein (or, in the event that no grace period is specified in the CP2 TSA, such breach shall remain unremedied for ninety (90) days; provided that, there shall be no Event of Default under this clause (i) if the Borrower executes and delivers a replacement TSA within one hundred and eighty (180) days after such default; provided, further, that this clause (i) shall be subject to the Replacement Conditions;

(ii)    Any breach occurs of any Material Project Document by any Loan Party resulting in a default thereunder that is reasonably expected to result in a Material Adverse Effect and such default is not remedied within the grace period specified therein; or
(iii)    Any breach occurs of any Material Project Document by the Material Project Counterparty party thereto resulting in a default thereunder that is reasonably expected to result in a Material Adverse Effect or termination or alteration, amendment or modification to such Material Project Document that is reasonably expected to result in a Material Adverse Effect and such default is not remedied or such Material Project Document is not replaced within the grace period specified therein (or, in the event that no grace period is specified in such Material Project Document, such breach shall remain unremedied for ninety (90) days); provided that, there shall be no Event of Default under this clause (iii) if the Borrower executes and delivers a replacement Material Project Document within one hundred and eighty (180) days after such default; provided, further, that this clause (iii) shall be subject to the Replacement Conditions; or
(p)    Permits. Any Permit listed on Schedule 4.01(p) (i) has not been obtained as and when required pursuant to Schedule 4.01(p) and the failure to obtain that Permit by that date (A) results in a Material Adverse Effect or (B) the Project is not reasonably expected to achieve Conversion by the Date Certain, or (ii) having been obtained, ceases to be binding or after issuance thereof, is repudiated, revoked, terminated, modified, cancelled, suspended or becomes illegal or invalid, in each case, so as would reasonably be expected to have a Material Adverse Effect, by the issuing agency or other Governmental Authority having jurisdiction and such circumstance continues unremedied for forty-five (45) days from the date on which a Responsible Officer obtains knowledge thereof or receives notice thereof from the Administrative Agent; provided, that the foregoing shall not constitute an Event of Default under this sub-clause (p) if the Borrower undertakes, within forty-five (45) days after a Responsible Officer obtains knowledge thereof or receives notice thereof from the Administrative Agent, commercially reasonable efforts to obtain a replacement Permit, so long as such circumstance has not resulted, and could not reasonably be expected to result, in an inability of the Borrower to pay the Obligations when due or, if such circumstance arises prior to the Conversion Date, a delay in the Conversion Date beyond the Date Certain; or
(q)    ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and a Material Adverse Effect could reasonably be expected to result.
Section 8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions (subject to any applicable Intercreditor Agreement (including, without limitation, the First Lien Intercreditor Agreement)):

(i)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and the other Loan Parties; and

(ii)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
provided that upon the occurrence of an Event of Default set forth in Section 8.02(f) or (g), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
Notwithstanding anything herein or in any other Loan Document to the contrary, neither the Administrative Agent nor the Required Lenders may take any of the actions described in this Section 8.02 with respect to any Default or Event of Default if such Default or Event of Default resulted from any action or the occurrence of any event reported publicly or otherwise disclosed to the Lenders more than two (2) years prior to the date any actions described in this Section 8.02 are taken.
Notwithstanding anything herein or in any other Loan Document to the contrary, with respect to any Default or Event of Default resulting from the failure of the Borrower to comply with the covenant set forth in Section 7.09 for which the Sponsors are entitled to issue a Designated Equity Contribution, neither any Agent nor any Lender may exercise the foregoing remedies until the date that is the earlier of (i) 10 Business Days after the date on which the Compliance Certificate is required to be delivered hereunder with respect to the period commencing after the beginning of the last fiscal quarter included in such Test Period pursuant to Section 6.02(a) and (ii) the date the Administrative Agent receives notice that there will not be an issuance of a Specified Equity Contribution for such fiscal quarter.
Section 8.03    [Reserved].
Section 8.04    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts or other distributions received on account of the Obligations, including any proceeds of Collateral, shall be applied by the Administrative Agent and the Collateral Agent (as applicable) in the following order (to the fullest extent permitted by mandatory provisions of applicable Law), in each case, subject to any applicable Intercreditor Agreement (including, without limitation, the First Lien Intercreditor Agreement):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit fees owed pursuant to Section 2.19(h), and commitment fees owed pursuant to Sections 2.07(b) and (c)) payable to the Lenders and Issuing Banks (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, accrued and unpaid Letter of Credit fees owed pursuant to Section 2.19(h), accrued and unpaid commitment fees owed pursuant to Sections 2.07(b) and (c), and any fees, premiums or scheduled periodic payments due under Secured Hedging Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, and any breakage, termination or other payments under Secured Hedging Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Sixth held by them;
Fifth, to the payment of all other Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.
Notwithstanding the foregoing, no amounts received from any Loan Party shall be applied to any Excluded Swap Obligations of such Loan Party.
Section 8.05    Borrower’s Right to Cure.
(a)    Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, if the Borrower determines that an Event of Default under the covenant set forth in Section 7.09 has occurred or may occur, during the period commencing after the beginning of the last fiscal quarter included in such Test Period and ending ten (10) Business Days after the date on which the Compliance Certificate is required to be delivered hereunder with respect to such fiscal quarter pursuant to Section 6.02(a), the Sponsors may make a Specified Equity Contribution to the Borrower (or any Parent Company thereof, to the extent contributed to the Borrower) (a “Designated Equity Contribution”), and the amount of the net cash proceeds thereof shall, at the request of the Borrower, be deemed to increase the amount set forth in clause (a) of the definition of “Debt Service Coverage Ratio” with respect to such applicable quarter for the purpose of determining compliance with the covenant set forth in Section 7.09 at the end of such quarter and applicable subsequent periods; provided that such net proceeds (i) are actually received by the Borrower as cash common equity (including through capital contribution of such net cash proceeds to the Borrower) during the period commencing after the beginning of the last fiscal quarter included in such Test Period by the Borrower and ending ten (10) Business Days after the date on which Compliance Certificate is required to be delivered with respect to such fiscal quarter hereunder and (ii) are Not Otherwise Applied. The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.09 and shall not result in any adjustment to any baskets or other amounts other than the amount set forth in clause (a) of the definition of “Debt Service Coverage Ratio” for the purpose of Section 7.09.
(b)    (i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Designated Equity Contribution is made, (ii) no more than five Designated Equity Contributions may be made in the aggregate during the term of this Agreement, (iii) the amount of any Designated Equity Contribution shall be no more than the amount required to cause the Borrower to be in pro forma compliance with the Financial Covenant for any applicable period and (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of any Designated Equity Contribution for determining compliance with the Financial Covenant for the fiscal quarter with respect to which such Designated Equity Contribution was made; provided that, to the extent such net cash proceeds are actually applied to prepay Indebtedness, such reduction may be credited in any subsequent fiscal quarter.

ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS
Section 9.01    Appointment and Authorization of Agents.

(a)    Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparts to Secured Hedging Agreements) hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent and the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)    Each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent, subject to any applicable Intercreditor Agreement (including, without limitation, the First Lien Intercreditor Agreement), to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent or the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.
(c)    Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparts to Secured Hedging Agreements) hereby (i) acknowledges that it has received a copy of the Intercreditor Agreements, (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements to the extent then in effect, and (iii) authorizes and instructs the Collateral Agent to enter into each Intercreditor Agreement as Collateral Agent and on behalf of such Lender.

(d)    Except as provided in Sections 9.09 and 9.11, the provisions of this Article IX are solely for the benefit of the Administrative Agent, the Collateral Agent and the Secured Parties, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.
(e)    Each Lender hereby (i) acknowledges that it has received a copy of the First Lien Intercreditor Agreement, (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the First Lien Intercreditor Agreement and/or subordination agreement pursuant to, or contemplated by, the terms of this Agreement (including with respect to Indebtedness permitted hereunder with respect thereto and, in each case, defined terms referenced therein) to the extent then in effect, and (iii) authorizes and instructs the Collateral Agent to enter into the First Lien Intercreditor Agreement, amendments or other modifications to the First Lien Intercreditor Agreement and/or subordination agreement pursuant to, or contemplated by, the terms of this Agreement (including with respect to Indebtedness permitted hereunder with respect thereto and, in each case, defined terms referenced therein) as Collateral Agent and on behalf of such Lender.
Section 9.02    Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may execute any of its respective duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent or Collateral Agent. The Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of bad faith, gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

Section 9.03    Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own bad faith, gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), (b) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity, (c) be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than that the Administrative Agent shall confirm receipt of items expressly required to be delivered to the Administrative Agent or (d) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, the existence, value or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, any loss or diminution in the value of the Collateral, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. Notwithstanding the foregoing, neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent (as applicable) is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent or Collateral Agent (as applicable) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or Collateral Agent (as applicable) to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

Section 9.04    Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice, direction or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 9.05    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06    Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07    Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken or not taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties and without limiting their obligation to do so. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation or removal of the Administrative Agent or the Collateral Agent, as the case may be.

Section 9.08    Agents in Their Individual Capacities. Each Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though such Agent were not the Administrative Agent or Collateral Agent (as applicable) hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, each Agent or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the

Borrower or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Loans (if any), each Agent and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Collateral Agent and the terms “Lender” and “Lenders” include each Agent in its individual capacity. Any successor to MUFG as the Administrative Agent or SMBC as the Collateral Agent shall also have the rights attributed to MUFG or SMBC, as applicable, under this Section 9.08.

Section 9.09    Successor Agents. Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable, upon thirty (30) days’ notice to the Lenders, the Borrower and each other Agent and if either the Administrative Agent or the Collateral Agent is a Defaulting Lender, the Borrower may remove such Defaulting Lender from such role upon ten (10) days’ notice to the Administrative Agent or Collateral Agent, as applicable, the Lenders and each other Agent. If the Administrative Agent or the Collateral Agent is an Issuing Bank, its resignation as an Issuing Bank shall be effective upon the effectiveness of its resignation or removal as Administrative Agent or Collateral Agent, as applicable. If the Administrative Agent or the Collateral Agent resigns or is removed by the Borrower, the Required Lenders shall appoint a successor agent, which successor agent shall (a) in the case of the Administrative Agent, be selected from among the Lenders and (b) be consented to by the Borrower at all times other than during the existence of Payment or Bankruptcy Default (which consent of the Borrower shall not be unreasonably withheld or delayed); provided that in no event shall any such successor Administrative Agent or Collateral Agent be a Defaulting Lender or a Disqualified Lender. If no successor agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, in the case of a resignation, and the Borrower, in the case of a removal may appoint, after consulting with the Lenders and the Borrower (in the case of a resignation), a successor agent which, in the case of the Administrative Agent, shall be from among the Lenders (subject to the proviso at the end of the immediately preceding sentence). Upon the acceptance of its appointment as successor agent, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent under the Loan Documents and the term “Administrative Agent” or “Collateral Agent” shall mean such successor administrative agent or collateral agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation or removal in accordance herewith as the Administrative Agent or the Collateral Agent, the provisions of this Article IX and the provisions of Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent in respect of the Loan Documents. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or ten (10) days following the Borrower’s notice of removal, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent in accordance herewith by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (x) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (y) otherwise ensure that Section 6.11 is satisfied, the Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or

Collateral Agent under the Loan Documents, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.

Section 9.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.07, 9.07, 10.04 and 10.05) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.07, 10.04 and 10.05.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.11    Collateral and Guaranty Matters. Each Lender (including in its capacity as a counterparty to a Secured Hedging Agreement), Issuing Bank and each other Secured Party by its acceptance of the Collateral Documents irrevocably agrees:

(a)    that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon Payment in Full, (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan

Documents, (iii) subject to Section 10.01 and the provisions of the Intercreditor Agreements, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by the Parent, either upon release of the Parent from its obligations under its Guaranty pursuant to clause (b) below, (v) to the extent (and only for so long as) such property constitutes an “Excluded Asset”, (vi) upon such Collateral no longer required to be perfected under the Collateral and Guarantee Requirement or (vii) if the release of such Lien on such property is permitted under the terms of each applicable Collateral Document and the Intercreditor Agreements;
(b)    that the Parent shall be automatically released from its obligations under the Guaranty (i) upon the Parent no longer being required to the Guarantor under the Collateral and Guarantee Requirement or (ii) subject to Section 10.01 and the provisions of the Intercreditor Agreements, if such release is approved, authorized or ratified in writing by the Required Lenders; and
(c)    the Collateral Agent may, without any further consent of any Lender, enter into (or enter into any supplement or amendment thereto, or an amendment and restatement or replacement thereof) (i) a First Lien Intercreditor Agreement with the applicable Other Debt Representatives with respect to Indebtedness permitted under Section 7.03 where such Indebtedness is secured by Permitted Liens that the Borrower elects to secure on a pari passu basis with the Liens securing the Obligations and/or (ii) a Junior Lien Intercreditor Agreement with the applicable Other Debt Representatives with respect to Indebtedness permitted under Section 7.03 where such Indebtedness is secured by Permitted Liens that the Borrower elects to secure on a junior basis to the Liens securing the Obligations. The Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted. Any First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement (or any supplement or amendment thereto, or amendment and restatement or replacement thereof) entered into by the Collateral Agent in accordance with the terms of this Agreement shall be binding on the Secured Parties.
Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will promptly upon the request of the Borrower (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of any Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11 (and the Administrative Agent and the Collateral Agent may rely conclusively on a certificate of a Responsible Officer of the Borrower to that effect provided to it by any Loan Party upon its reasonable request without further inquiry). Any execution and delivery of documents pursuant to this Section 9.11 shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Section 9.11 shall require the consent of any holder of obligations under any Secured Hedging Agreement.
Section 9.12    Other Agents; Lead Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “bookrunner”, “lead arranger”, “co-manager”, “co-syndication agent” or “co-documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all

Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13    Appointment of Supplemental Agents.

(a)    It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).
(b)    In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.
(c)    Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.
Section 9.14    Withholding Tax Indemnity. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative

Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within ten (10) days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 3.01 and Section 3.04 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.14. The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For purposes of this Section 9.14, the term “Lender” includes any Issuing Bank.

Section 9.15    ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Lead Arrangers and their respective Affiliates, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Revolving Loans, the Letters of Credit or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 8414 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 9623 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Revolving Loans, the Letters of Credit and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Revolving Loans, the Letters of Credit and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Revolving Loans, the Letters of Credit and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Revolving Loans, the Letters of Credit and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates that none of the Administrative Agent, any of the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Revolving Loans, the Letters of Credit and this Agreement (including in connection with the reservation of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 9.16    Erroneous Payments.

(a)    Each Lender hereby acknowledges and agrees that if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender (any of the foregoing, a “Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Recipient (whether or not known to such Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Recipient under this Section shall be conclusive, absent manifest error.
(b)    Without limitation of clause (a) above, each Recipient further acknowledges and agrees that if such Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (i) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (ii) that was not preceded or accompanied by a Payment Notice, or (iii) that such Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.
(c)    Any Payment required to be returned by a Recipient under this Section shall be made in Same Day Funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.
(d)    The Borrower and each other Loan Party hereby agrees that (i) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (ii) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower or any other Loan Party.
(e)    Each party’s obligations, agreements and waivers under this Section 9.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE X
MISCELLANEOUS
Section 10.01    Amendments, Etc. Except as otherwise set forth in this Agreement and subject to any applicable Intercreditor Agreement (including, without limitation, the First Lien Intercreditor Agreement), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (provided, that amendments or waivers of the Loan Documents that affect solely the Revolving Lenders under the Revolving Facility or solely the Term Lenders under the Term Facility, will require only the consent of the Required Revolving Lenders or Required Term Lenders, as applicable), or by the Administrative Agent with the consent of the Required Lenders (provided, that amendments or waivers of the Loan Documents that affect solely the Revolving Lenders under the Revolving Facility or solely the Term Lenders under the Term Facility, will require only the consent of the Required Revolving Lenders or Required Term Lenders, as applicable), and such Loan Party (with an executed copy thereof promptly delivered to the Administrative Agent if not otherwise a party thereto) and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that any amendment or waiver contemplated in clause (h) below, shall only require the consent of such Loan Party and the Required Facility Lenders under the applicable Facility, as applicable; provided, further, that no such amendment, waiver or consent shall:

(a)    extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);
(b)    postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Sections 2.05 or 2.06 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(c)    reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan or to whom such fee or other amount is owed; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(d)    change any provision of Section 8.04 or 10.01 or the definition of “Required Lenders,” “Required Term Lenders,” “Required Revolving Lenders,” “Required Class Lenders,” “Required Facility Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, in each case, without the written consent of each Lender directly and adversely affected thereby;
(e)    other than in connection with a transaction permitted under Sections 7.04 or 7.05 or under Section 9.11, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(f)    other than in connection with a transaction permitted under Sections 7.04 or 7.05 or under Section 9.11, release all or substantially all of the aggregate value of the Guarantees provided by the Guarantors, without the written consent of each Lender;
(g)    amend, waive or otherwise modify the portion of the definition of “Interest Period” that provides for one (1), three (3) or six (6) month intervals to automatically allow intervals in excess of six (6) months, without the written consent of each Lender affected thereby;
(h)    amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.12 (but not the conditions to implementing Incremental Term Loans or Incremental Revolving Commitments pursuant to Section 2.12(d)) with respect to Incremental Term Loans and Incremental Revolving Commitments and, in each case, the rate of interest applicable thereto) which directly affects Lenders of one or more Incremental Term Loans or Incremental Revolving Commitments and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Incremental Term Loans or Incremental Revolving Commitments (and in the case of multiple Facilities which are affected, with respect to any such Facility, such consent shall be effected by the Required Facility Lenders of such Facility); provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, the Collateral Agent or the Issuing Banks, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent, the Collateral Agent or the Issuing Banks, as applicable, under this Agreement or any other Loan Document and (B) the consent of the Required Class Lenders of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments or Collateral hereunder in a manner different than such amendment affects other Classes;
(i)    change any provision of Section 2.10(a), Section 2.11 or the definition of “Pro Rata Share” or any other provision of this Agreement that expressly governs the pro rata sharing of payments or the application of payments of proceeds from Collateral, in each case, in any manner that would alter the pro rata sharing of payments or other amounts or the order of application required hereunder, without the written consent of each Lender directly and adversely affected thereby; provided that modifications of the definition of “Pro Rata Share” in connection with (x) any buy-back of Term Loans by the Parent or the Borrower pursuant to Section 10.07(m) or (y) any Incremental Amendment, in each case, shall only require approval (to the extent any such approval is otherwise required) of the Required Lenders and the Required Class Lenders of any Class of Commitments or Loans with respect to any such amendment that by its terms adversely affects the rights of such Class in respect of payments or Collateral hereunder in a manner different than such amendment affects other Classes; or
(j)    (x) subordinate, or have the effect of subordinating, any of the Obligations in right of payment to any other Indebtedness for borrowed money or (y) subordinate, or have the effect of subordinating, the Lien securing any of the Obligations on all or substantially all of the Collateral to any other Lien securing any other Indebtedness (except as provided in Section 9.11 (without giving effect to any amendment the primary purpose of which is to permit the subordination of the Lien securing any of the Obligations on all or substantially all of the Collateral)), in each case, without the consent of each Lender affected thereby; provided that no such Lender’s consent shall be required pursuant to this Section 10.01(j) with respect to any debtor-in-possession financing.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything to the contrary in this Section 10.01, no Lender consent is required in connection with the execution and delivery by the Collateral Agent of any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement or other Intercreditor Agreement or arrangement permitted under this Agreement (or any supplement or amendment thereto, or an amendment and restatement thereof) that is for the purpose of adding (i) the Other Debt Representative with respect to any Indebtedness permitted under Section 7.03 where such Indebtedness is secured by Permitted Liens that the Borrower elects to secure on a pari passu basis with the Liens securing the Obligations or (ii) the Other Debt Representative with respect to Indebtedness permitted under Section 7.03 where such Indebtedness is secured by Permitted Liens that the Borrower elects to secure on a junior basis to the Liens securing the Obligations (it being understood that the Borrower may make such other changes to the applicable Intercreditor Agreement (including in connection with any supplement or amendment thereto, or amendment and restatement thereof) as, in the good faith determination of the Borrower are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders (as determined by the Borrower)); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.
Notwithstanding anything to the contrary in this Section 10.01, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and/or the Collateral Agent (if applicable) and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (A) to correct or cure ambiguities, errors, omissions or defects, (B) to effect administrative changes of a technical or immaterial nature, (C) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, (D) to implement the “market flex” provisions set forth in the Fee Letters, (E) add any financial covenant or other terms for the benefit of all Lenders or any Class of Lenders pursuant to the conditions imposed on the incurrence of any Indebtedness set forth elsewhere in this Agreement and (F) to implement amendments permitted by the Intercreditor Agreements, this Agreement or the other Collateral Documents that do not by the terms of the Intercreditor Agreements or other Collateral Documents require lender consent, and, in each case of clauses (A), (B) and (C), such amendment shall become effective without any further action or the consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. The Collateral Documents and related documents in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent and/ or the Collateral Agent (if applicable) at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to correct or cure ambiguities, omissions, mistakes or defects or (iii) to cause such Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents and, in each case, such amendment shall become effective without any further action or the consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Administrative Agent may enter into any Incremental Amendment in accordance with Section 2.12 and any Refinancing Amendment in accordance with Section 2.13 and such Incremental Amendments and Refinancing Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document. In addition, upon the initial incurrence of any Loans intended to be secured on a basis junior in right of priority to the Obligations or intended to be unsecured pursuant to any Incremental Amendment or Refinancing Amendment, the Borrower, the Administrative Agent and the Collateral Agent may, without the need to obtain consent of any other Lender, make changes to the Loan Documents reasonably satisfactory to the Borrower, the Administrative Agent and the Collateral Agent that are necessary to reflect the junior Lien status or unsecured status of such Loans, including but not limited to (i) entering into the Junior Lien Intercreditor Agreement by the Collateral Agent on behalf of the holders of such junior lien Loans, (ii) including such Loans in the definition of “Latest Maturity Date” or Weighted Average Life to Maturity limitations but only with respect to future Indebtedness secured on a junior lien basis to the Lien securing the Initial Term Loans and the Initial Revolving Loans or unsecured (or not secured by the Collateral) and (iii) amending the Collateral Documents to exclude unsecured Loans from “Obligations” secured thereby.
Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to all the Lenders of any Facility that would, if and to the extent accepted by any such Lender, (a) change the Applicable Rate and/or fees payable with respect to the Loans and Commitments under such Facility (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and Commitments so modified as a new “Facility” and a new “Class” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under the applicable Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent without its prior written consent.

In connection with any such loan modification, the Borrower and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to Loans and Commitments as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Loans and/or Commitments as a “Facility” or a “Class” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion. Notwithstanding the foregoing, no modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officer’s certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 with respect to the Borrower and the other Loan Parties.
Section 10.02    Notices and Other Communications; Facsimile Copies.
(a)    General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission or electronic mail). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower (or any other Loan Party) or the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02(a) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent or the Collateral Agent.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(d)), when delivered; provided that notices and other communications to the Administrative Agent and the Collateral Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder. Any notice not given during normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)    Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.
(c)    Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties in the absence of bad faith, gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.
(d)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by FpML messaging and Internet or intranet websites pursuant to procedures approved by the Administrative Agent acting reasonably, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by such communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by FpML messaging and Internet or intranet websites pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address of notification that such notice or communication is available and identifying the website address therefor.
Section 10.03    No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Section 10.04    Attorney Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent and the Lead Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs, which shall be limited to one primary counsel for the Administrative Agent, the Collateral Agent and the Lead Arrangers (which shall be Skadden, Arps, Slate, Meagher & Flom LLP for any and all of the foregoing in connection with the Transactions and other matters, including primary syndication, to occur on or prior to or otherwise in connection with the Closing Date)) and one local counsel for the Administrative Agent, the Collateral

Agent and the Lead Arrangers as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders and the Issuing Banks taken as a whole (and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Indemnitees) and (b) from and after the Closing Date, to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Banks and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), and including all respective Attorney Costs which shall be limited to Attorney Costs of one counsel to the Administrative Agent, the Collateral Agent and the Lead Arrangers (and one local counsel to the Administrative Agent, the Collateral Agent and the Lead Arrangers as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders and the Issuing Banks taken as a whole (and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Indemnitees)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments, the repayment of all other Obligations and the resignation or removal of the Administrative Agent and the Collateral Agent. All amounts due under this Section 10.04 shall be paid within thirty (30) days after receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrower and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within three (3) Business Days of the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

For the avoidance of doubt, this Section 10.04 shall not apply to Taxes.
Section 10.05    Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and Issuing Bank and their respective Affiliates and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities (including Environmental Liabilities), obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders and the Issuing Banks, and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant material jurisdiction for all affected Indemnitees that are similarly situated taken as a whole) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by the Borrower or other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates or Controlling Persons or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) arising from a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Affiliates or Controlling Persons or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) arising from any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, a Lead Arranger or any similar role under any Facility and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Debtdomain, Roadshow Access (if applicable) or other similar information transmission systems in connection with this Agreement or any other Loan Document, except to the extent such damages have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates or Controlling Persons or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, nor, to the extent permissible under applicable Law, shall (A) any Indemnitee or (B) any Loan Party, Sponsor or any of their respective Affiliates have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of the preceding clause (B), in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses in each case subject to the indemnification provisions of this Section 10.05); it being agreed that this sentence shall not limit the indemnification obligations of the Borrower or any other Loan Party. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund the amount of any payment to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05.

The agreements in this Section 10.05 shall survive the resignation or removal of the Administrative Agent or Collateral Agent, the replacement of any Lender or Issuing Bank, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.
Section 10.06    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff,

and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Bank Funding Rate from time to time in effect, in the applicable currency of such recovery or payment.

Section 10.07    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and (A) with respect to Term Loans, in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, Section 10.07(k), (B) with respect to Term Loans, in the case of any Assignee that is the Parent or the Borrower, Section 10.07(l), or (C) with respect to Term Loans, in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, Section 10.07(o), (ii) by way of participation in accordance with the provisions of Section 10.07(f), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding anything to the contrary, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender or a Disqualified Lender (so long as the Administrative Agent may make a schedule thereof available to any Lender upon request, in each case, subject to the confidentiality provisions of Section 10.08) (provided that any update to the list of Disqualified Lenders shall not apply retroactively to disqualify any Person that has previously acquired an assignment or participation in any Facility and any failure of the Borrower to respond to any request for consent of assignment shall not cause such Person to cease to constitute a Disqualified Lender), (ii) a Natural Person or (iii) the Borrower (except, with respect to Term Loans, pursuant to Section 10.07(l)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(f) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
Any assignment or participation of a Loan or Commitment by a Lender without the Borrower’s consent (A) to a Disqualified Lender or (B) to the extent the Borrower’s consent is required under this Section 10.07, to any other Person, shall be null and void, and, in the event of any assignment or participation of any Loan or Commitment by a Lender in breach of the foregoing, the Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to any other remedies available to the Borrower at law or in equity. In addition, the Borrower may (i) terminate any Commitment of such Person and prepay any applicable outstanding Loans at a price equal to the lesser of par and the amount such Person paid to acquire such Loans, without premium, penalty, prepayment fee or breakage, and/or (ii) require such person to assign its rights and obligations to one or more Eligible Assignees at the price indicated above (which assignment shall not be subject to any processing and recordation fee) and if such Person does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such assignment within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Person, then such Person shall be deemed to have executed and delivered such Assignment and Assumption without any action on its part. In addition, (a) no such Person shall receive any information or reporting provided by the Borrower, the Administrative Agent, the Collateral Agent or any Lender, (b) for purposes of voting, any Loans or Commitments held by such Person shall be deemed not to be outstanding, and such Person shall have no voting or consent rights with respect to “Required Lender,” “Required Term Lender,” “Required Revolving Lender,” or class votes or consents, (c) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such Person shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected class (giving effect to clause (b) above) so approves and (d) such Person shall not be entitled to any expense reimbursement or indemnification rights and shall be treated in all other respects as a Defaulting Lender; it being understood and agreed that the foregoing provisions shall only apply to the Person specified in clauses (A) or (B) of the first sentence of this paragraph and not to any assignee of such Person that becomes a Lender so long as such assignee is not a Disqualified Lender or an affiliate thereof and becomes an assignee in accordance with the provisions of this Section 10.07. Nothing in this Agreement shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or equity. Each Lender acknowledges and agrees that the Borrower will suffer irreparable harm if such Lender breaches any obligation under this Section 10.07. Additionally, each Lender agrees that the Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this paragraph against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm.
The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (b) have any liability with respect to any assignment or participation of loans, or disclosure of confidential information, to any Disqualified Lender. Notwithstanding anything to the contrary, nothing in the foregoing shall prejudice any right or remedy that the Borrower may have at law or in equity against any Lender who enters into an assignment, participation or other transaction (including the disclosure of confidential information) with a Disqualified Lender in contravention of the terms of this Agreement.
(b)    (i) Subject to Section 10.07(a) and the conditions set forth in paragraph (b)(ii) below, any (x) Term Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement in respect to the Term Facility, including all or a portion of its Term Commitment and Term Loans at the time owing to it and (y) Revolving Lender may assign to one or more Assignees all or a portion of its rights and obligations under this Agreement in respect to the Revolving Facility, including all or a portion of its Revolving Commitment and Revolving Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it, with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:
(A)    the Borrower; provided that no consent of the Borrower shall be required for (i) (a) an assignment of all or any portion of the Term Loans to a Term Lender, an Affiliate of a Term Lender or an Approved Fund or (b) an assignment of all or any portion of the Revolving Loans to a Revolving Lender or an Affiliate of a Revolving Lender, (ii) if an Event of Default has occurred and is continuing or (iii) an assignment of all or a portion of the Term Loans pursuant to Section 10.07(k) or Section 10.07(l); provided, further, that the Borrower shall be deemed to have consented to any such assignment of any Loans unless it shall have objected thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof to a Responsible Officer of the Borrower;
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (i) (a) of all or any portion of a Term Loan to a Term Lender, an Affiliate of a Term Lender or an Approved Fund or (b) of all or any portion of a Revolving Loan to a Revolving Lender or an Affiliate of a Revolving Lender or (ii) all or any portion of the Term Loans pursuant to Section 10.07(k) or Section 10.07(l); and
(C)    in the case of an assignment of rights and obligations under the Revolving Facility, the Issuing Banks (such consent not to be unreasonably withheld, delayed or conditioned) in case of any assignment contemplated by Section 10.07(b)(i)(y).
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (with respect to Term Loans) or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and shall be in increments of $1,000,000 in excess thereof (provided that, with respect to Term Loans, simultaneous assignments to or from two or more Approved Funds shall be aggregated for purposes of determining compliance with this Section 10.07(b)(ii)(A)), unless each of the Borrower and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with respect to Term Loans), if any;
(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and
(C)    other than in the case of assignments pursuant to Section 10.07(l) with respect to Term Loans, the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the Assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable tax forms required pursuant to Section 3.01(d).
This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.
In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(c)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to Sections 10.07(d) and (e), from and after the effective date specified in each Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.07(l) with respect to Term Loans, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(f).
(d)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption, each Affiliated Lender Assignment and Assumption delivered to it, and each notice of cancellation of any Loans delivered by the Borrower to the Administrative Agent pursuant to Section 10.07(l) (with respect to Term Loans) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying Unreimbursed Amounts) and L/C Borrowings owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the

Borrower, any Agent, any Lender with respect to such Lender’s own interest only, any Issuing Bank with respect to the Revolving Facility and any other Person to the extent necessary to establish that such obligations are in registered form under Section 5f.103-1(c) of the Treasury Regulations, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(d) and Section 2.09 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulations (or any other relevant or successor provisions of the Code or of such Treasury Regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders. Upon request by the Administrative Agent, the Borrower shall (i) promptly (and in any case, not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.01) provide to the Administrative Agent, a complete list of all Affiliated Lenders holding Term Loans or Incremental Term Loans at such time and (ii) not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.01, provide to the Administrative Agent, a complete list of all Debt Fund Affiliates holding Term Loans or Incremental Term Loans at such time.
(e)    Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of the assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, if required, and, if required, the Borrower to such assignment and any applicable tax forms required pursuant to Section 3.01(d), the Administrative Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
(f)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (each, a “Participant”), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it (including such Lender’s participations in L/C Obligations)); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso to Section 10.01 that requires the affirmative vote of such Lender, in each case, to the extent the Participant is directly and adversely affected thereby. Subject to Section 10.07(g), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections, including the requirements under Section 3.01(d) (it being understood that the documentation required under Section 3.01(d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section

2.11 as though it were a Lender and Section 3.07 as though it were an Assignee. Each Participant will provide any applicable tax forms required pursuant to Section 3.01(d) solely to the participating Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, L/C Obligations, Letters of Credit or its other obligations under any Loan Document) except to the extent that (x) such disclosure is necessary in connection with an audit or other proceeding to establish that such Commitment, Loan, L/C Obligation, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations and Section 1.163-5(b) of the proposed Treasury Regulations or (y) upon request of the Borrower, to confirm no Participant of Term Loans or Revolving Loans is a Disqualified Lender. The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(g)    A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent referencing this Section 10.07(g), not to be unreasonably withheld or delayed (for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if the participation would result in increased gross-up or indemnification obligations by the Borrower at such time).
(h)    Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(i)    [Reserved].
(j)    [Reserved].
(k)    Any Term Lender may at any time, assign on a non-pro rata basis all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through open market purchases on a pro rata or non-pro rata basis, subject to the following limitations:
(i)    the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit I-1 hereto (an “Affiliated Lender Assignment and Assumption”);
(ii)    Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its

Loans or Commitments required to be delivered to Lenders pursuant to Article II, and shall not be permitted to challenge the Administrative Agent’s or any Lender’s attorney-client privilege;
(iii)    the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed twenty-five percent (25.0%) of the principal amount of all Term Loans at such time outstanding (measured at the time of purchase) (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio; and
(iv)    as a condition to each assignment pursuant to this clause (k), the Administrative Agent shall have been provided an Affiliated Lender Notice in the form of Exhibit I-2 (an “Affiliated Lender Notice”) to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Term Loans against the Administrative Agent, in its capacity as such.
Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit I-2.
(l)    Any Term Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign on a non-pro rata basis all or a portion of its rights and obligations with respect to Term Loans under this Agreement to the Parent or the Borrower through, notwithstanding Sections 2.10 and 2.11 or any other provision in this Agreement, open market purchase on a pro rata or non-pro rata basis; provided, that, in connection with assignments pursuant to clauses (x) and (y) above, (i) if the Parent is the assignee, upon such assignment, transfer or contribution, such Parent shall automatically be deemed to have contributed the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower; or (ii) if the assignee is the Borrower (including through contribution or transfers set forth in clause (i) above), (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (c) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.
(m)    Notwithstanding anything in Section 10.01 or the definition of “Required Lenders,” “Required Term Lenders,” “Required Class Lenders” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders, the Required Term Lenders, the Required Class Lenders (in respect of a Class of Term Loans) or the Required Facility Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom unless the action in question affects any Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders, or subject to Section 10.07(n), any plan of reorganization pursuant to the Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:
(A)    all Term Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, the Required Term Lenders, the Required Class Lenders (in respect of a Class of Term Loans) or the Required Facility Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders; and
(B)    all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.
(n)    Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders.
(o)    Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Debt Fund Affiliates may not account for more than 49.9% (pro rata among such Debt Fund Affiliates) of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.
(p)    Notwithstanding anything to the contrary contained herein, any Issuing Bank may, upon 30 days’ notice to the Borrower and the Lenders, resign as an Issuing Bank. In the event of any such resignation of an Issuing Bank, the Borrower shall be entitled to appoint from among the Revolving Lenders willing to accept such appointment a successor Issuing Bank hereunder; provided that in no event shall any failure by the Borrower to appoint any such successor shall affect the resignation of the relevant Issuing Bank. On or prior to the expiration of the 30 day period with respect to such resignation described in the first sentence of this clause (p), the relevant Issuing Bank shall have identified a successor Issuing Bank reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank; provided that notwithstanding the foregoing, in the event of any Incremental Revolving Facilit that (i) extends the time period during which an Issuing Bank is required to issue Letters of Credit or (ii) results in a new Person becoming a Revolving Lender hereunder and which Revolving Lender is not reasonably acceptable to the Issuing Bank (but only to the extent the Issuing Bank would have a consent right under Section 10.07(b)(i)(C) with respect to such Person becoming a Revolving Lender), any Issuing Bank may upon 30 days’ notice to the Borrower and the Lenders resign as an Issuing Bank without having identified a successor Issuing Bank reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank. If an Issuing Bank resigns as an Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.19).
Section 10.08    Confidentiality. Each of the Agents, the Lenders and the Issuing Banks severally (and not jointly) agrees to maintain the confidentiality of the Information and not to disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender, Issuing Bank or its or their Affiliates); provided that the Administrative Agent or such Lender or Issuing Bank, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (c) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents; (d) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender or Issuing Bank, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (e) to any other party to this Agreement; (f) subject to an agreement containing provisions at least as restrictive as those set forth in this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(h), counterparty to a Hedging Agreement, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement (provided that the disclosure of any such Information to any Lenders, Issuing Bank or Eligible Assignees or Participants shall be made subject to the acknowledgement and acceptance by such Lender, Issuing Bank, Eligible Assignee or Participant that such Information is being disseminated on a confidential basis) (on substantially the terms set forth in this Section 10.08 or as otherwise reasonably acceptable to the Borrower, including, without limitation, as agreed in any Borrower Materials) in accordance with the standard processes of the Administrative Agent or customary market standards for dissemination of such type of Information; (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, any Lead Arranger, any

Lender or Issuing Bank or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or any Sponsor or their respective Affiliates (so long as such source is not known to the Administrative Agent, such Lead Arranger, such Lender or Issuing Bank or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (i) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or Issuing Bank; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties received by it from such Lender or Issuing Bank) or to the CUSIP Service Bureau or any similar organization; (k) in connection with establishing a “due diligence” defense, (l) to any credit insurance provider or (m) to the extent such Information is independently developed by the Administrative Agent, such Lead Arranger, such Lender or Issuing Bank or any of their respective Affiliates; provided that no disclosure shall be made to any Disqualified Lender. In addition, the Agents, the Lenders and the Issuing Banks may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents, the Lenders and the Issuing Banks in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Borrowings. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to the Borrower or its business, other than any such information that is publicly available to any Agent or any Lender or Issuing Bank prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that all information received after the Closing Date from the Borrower shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. For the avoidance of doubt, nothing in this Section 10.08 prohibits any individual from communicating or disclosing Information regarding suspected violations of Laws, rules or regulations to any Governmental Authority, regulatory authority or self-regulatory authority without any notification to any Person; provided that such communication or disclosure shall only include any Information to the extent required by such governmental, regulatory or self-regulatory authority or otherwise reasonably necessary for the individual to disclose the suspected violation.

Section 10.09    Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on their own behalf and on behalf of the Parent) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Borrower and the Parent against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have. No amounts set off from the Parent shall be applied to any Excluded Swap Obligations of the Parent. This Section 10.9 shall be subject to any applicable Intercreditor Agreement (including, without limitation, the First Lien Intercreditor Agreement).

Section 10.10    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11    Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by an original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12    Integration; Termination. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.14    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provision in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15    GOVERNING LAW.

(a)    THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE SITTING IN THE BOROUGH OF MANHATTAN, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE COLLATERAL DOCUMENTS AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY LOAN PARTY IN ANY OTHER FORUM IN ANY JURISDICTION IN WHICH COLLATERAL IS LOCATED.

Section 10.16    WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.17    Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties, the Administrative Agent and the Collateral Agent, and the Administrative Agent shall have been notified by each Lender that each Lender has executed it and thereafter this Agreement shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.18    USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and/or the Beneficial Ownership Regulation and the Administrative Agent and the Collateral Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender, the Administrative Agent or the Collateral Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act and/or the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation and is effective as to the Lenders, the Administrative Agent and the Collateral Agent.

Section 10.19    No Advisory or Fiduciary Responsibility.

(a)    In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties and their respective Affiliates, on the one hand, and the Agents, the Lead Arrangers and the Lenders, on the other hand, and each Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Lead Arrangers (and their respective Affiliates) and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Loan Party or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Lead Arrangers (or their respective Affiliates) or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Agents, the Lead Arrangers (or their respective Affiliates) or the Lenders has any obligation to any Loan Party or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Lead Arrangers (and their respective Affiliates) and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of any Loan Party and its respective Affiliates, and none of the Agents, the Lead Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Lead Arrangers (and their respective Affiliates) and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Lead Arrangers (and their respective Affiliates) and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.
(b)    Each Loan Party acknowledges and agrees that each Lender, each Lead Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any Loan Party, any Sponsor, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, such Lead Arranger or Affiliate thereof were not a Lender, a Lead Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, any other Lead Arranger, any Loan Party, any Sponsor or any Affiliate of the foregoing. Each Lender, each Lead Arranger and any Affiliate thereof may accept fees and other consideration from any Loan Party, any Sponsor or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, any other Lead Arranger, any Loan Party, any Sponsor or any Affiliate of the foregoing. Some or all of the Lenders and the Lead Arrangers may have directly or indirectly acquired certain equity interests (including warrants) in a Loan Party, a Sponsor or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to a Loan Party, a Sponsor or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its Affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, any such Lead Arranger or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender, such Lead Arranger or any Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by a Loan Party, a Sponsor or an Affiliate thereof.
Section 10.20    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 10.21    Appointment of Independent Consultants. In connection with the transactions contemplated by the Loan Documents, each Lender hereby appoints the following independent consultants (collectively, including any replacement consultant appointed by the Borrower in consultation with the Administrative Agent, the “Independent Consultants”): (a) the Independent Engineer, (b) the Insurance Consultant, (c) the Market Consultant and (d) the Commercial Consultant, and authorizes each such Person to exercise such rights, powers, authorities and discretions as are specifically delegated to it (and reasonably incidental thereto) pursuant to its engagement letter and the Loan Documents.

Section 10.22    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures any Lender could purchase the specified currency with such other currency at such Lender’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency such Lender may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to such Lender in the specified currency, such Lender agrees to remit such excess to the Borrower.

Section 10.23    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 10.24    First Lien Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (a) the Liens granted to the Collateral Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the First Lien Intercreditor Agreement, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the First Lien Intercreditor Agreement, on the other hand, the terms and provisions of the First Lien Intercreditor Agreement shall control, and (c) each Lender authorizes the Administrative Agent and/or the Collateral Agent to execute the First Lien Intercreditor Agreement (and/or amend or make other modifications to the First Lien Intercreditor Agreement as reasonably required or desirable in connection with the transactions expressly permitted by this Agreement) on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.

Section 10.25    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
(b)    As used in this Section 9.18, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)
(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature Pages Follow]

MUFG Bank, Ltd., as Administrative Agent
By:	/s/Lawrence Blat
Name: Lawrence Blat
Title: Authorized Signatory

Sumitomo Mitsui Banking Corporation, as Collateral Agent
By:	/s/ Paul Jun
Name: Paul Jun
Title: Managing Director

BLACKFIN PIPELINE, LLC
By:	/s/ Scott Simmons
Name: Scott Simmons
Title: Senior Vice President & Chief Financial Officer

By:	/s/ Leah Woodward
Name: Leah Woodward
Title: Treasurer

BLACKFIN PIPELINE PLEDGOR, LLC
By:	/s/ Scott Simmons
Name: Scott Simmons
Title: Senior Vice President & Chief Financial Officer

By:	/s/ Leah Woodward
Name: Leah Woodward
Title: Treasurer

BLACKFIN SUPPLY, LLC
By:	/s/ Scott Simmons
Name: Scott Simmons
Title: Senior Vice President & Chief Financial Officer

By:	/s/ Leah Woodward
Name: Leah Woodward
Title: Treasurer

MUFG Bank, Ltd., as a Revolving Lender and as a Term Lender
By:	/s/ Chip Lewis
Name: Chip Lewis
Title: Managing Director

MUFG Bank, Ltd., as an Issuing Bank
By:	/s/ Chip Lewis
Name: Chip Lewis
Managing Director

Mizuho Bank, Ltd., as a Revolving Lender and as a Term Lender
By:	/s/ Dominick D’Ascoli
Name: Dominick D’Ascoli
Title: Director

Mizuho Bank, Ltd., as an Issuing Bank
By:	/s/ Dominick D’Ascoli
Name: Dominick D’Ascoli
Title: Director

JPMorgan Chase Bank N.A., as a Revolving Lender and as a Term Lender
By:	/s/ Omar Valdez
Name: Omar Valdez
Title: Executive Director

JPMorgan Chase Bank N.A., as an Issuing Back
By:	/s/ Omar Valdez
Name: Omar Valdez
Title: Executive Director

Sumitomo Mitsui Banking Corporation, as a Revolving Lender and as a Term Lender
By:	/s/ Paul Jun
Name: Paul Jun
Title: Managing Director

Sumitomo Mitsui Banking Corporation, as an Issuing Bank
By:	/s/ Paul Jun
Name: Paul Jun
Title: Managing Director

Schedule 1.01A
Part A: Term/Revolving Commitments

[Omitted]

Schedule 1.01B
Collateral Documents

[Omitted]

Schedule 2.05(a)
Amortization Schedule
[Omitted]

Schedule 4.01(p)
Permits

[Omitted]

Schedule 5.05
Certain Liabilities

[Omitted]

Schedule 6.11(b)
Closing Date Material Real Property

[Omitted]

Schedule 6.16
Post-Closing Deliveries

[Omitted]

Schedule 6.22
Insurance Policies

[Omitted]

Schedule 7.01(b)
Existing Liens

[Omitted]

Schedule 7.03(b)
Existing Indebtedness

[Omitted]

Schedule 7.07
Transactions with Affiliates

[Omitted]

Schedule 7.08
Certain Contractual Obligations

[Omitted]

Schedule 10.02(a)
Administrative Agent’s Office, Certain Addresses for Notices

[Omitted]

EXHIBIT A
[FORM OF]

COMMITTED LOAN NOTICE
[Omitted]

|US-DOCS\164254165.6||

EXHIBIT B-1
[FORM OF]

TERM NOTE
[Omitted]

EXHIBIT B-2
[FORM OF]

REVOLVING NOTE
[Omitted]

EXHIBIT C-1
[FORM OF]

COMPLIANCE CERTIFICATE
[Omitted]

EXHIBIT C-2
[FORM OF]

SOLVENCY CERTIFICATE
of
BLACKFIN PIPELINE, LLC
BLACKFIN PIPELINE PLEDGOR, LLC
BLACKFIN SUPPLY, LLC

[Omitted]

EXHIBIT D
[FORM OF]

ASSIGNMENT AND ASSUMPTION
[Omitted]

EXHIBIT E-1
[FORM OF]

SECURITY AND DEPOSITARY AGREEMENT
[Omitted]

EXHIBIT E-2
[FORM OF]

PLEDGE AGREEMENT
[Omitted]

EXHIBIT F
[FORM OF]

CAPACITY LEASE CONSENT AGREEMENT
[Omitted]

EXHIBIT G
[FORM OF]

FIRST LIEN INTERCREDITOR AGREEMENT
[Omitted]

EXHIBIT H-1
U.S. TAX COMPLIANCE CERTIFICATE
(FOR FOREIGN LENDERS THAT ARE NOT PARTNERSHIPS FOR
U.S. FEDERAL INCOME TAX PURPOSES)
[Omitted]

EXHIBIT H-2
U.S. TAX COMPLIANCE CERTIFICATE
(FOR FOREIGN PARTICIPANTS THAT ARE NOT PARTNERSHIPS
FOR U.S. FEDERAL INCOME TAX PURPOSES)
[Omitted]

EXHIBIT H-3
U.S. TAX COMPLIANCE CERTIFICATE
(FOR FOREIGN PARTICIPANTS THAT ARE PARTNERSHIPS
FOR U.S. FEDERAL INCOME TAX PURPOSES)
[Omitted]

EXHIBIT H-4
U.S. TAX COMPLIANCE CERTIFICATE
(FOR FOREIGN LENDERS THAT ARE PARTNERSHIPS FOR
U.S. FEDERAL INCOME TAX PURPOSES)
[Omitted]

EXHIBIT I-1
FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION
[Omitted]

EXHIBIT I-2
FORM OF AFFILIATED LENDER NOTICE
[Omitted]

EXHIBIT J-1
[FORM OF]
INDEPENDENT ENGINEER CERTIFICATE

[Omitted]

EXHIBIT J-2
[FORM OF]
INDEPENDENT ENGINEER CERTIFICATE

[Omitted]

EXHIBIT K
FORM OF

O&M CONSENT AGREEMENT
[Omitted]